PROSPECTUS	Filed pursuant to Rule 424(b)(3) Registration No. 333-211360

GLOBALINK, LTD.

20,000,000 Shares of Common Stock

$0.25 per Share

Globalink, Ltd. (the “Company,” “we,” “our” and “us”) is offering directly 20,000,000 shares of our common stock (the “Shares”), at a fixed price of $0.25 per share for a total amount of $5,000,000 on a best efforts basis.

Although the gross proceeds of this offering may be up to $5,000,000, this offering is being conducted on a “no minimum” basis, meaning that no aggregate minimum offering amount is required to be raised by us in this offering. As such, the actual public offering amount and proceeds to us, if any, are not presently determinable and net proceeds may be substantially less than the total maximum offering set forth above.

This offering will terminate on April 29, 2017 (270 days after the effective date of the registration statement of which this prospectus forms a part) unless the offering is fully subscribed before that date or we decide to terminate the offering prior to that date. We may conduct multiple closings of the offering until the offering is fully subscribed or terminated. In either event, the offering may be closed without further notice to you. All costs associated with the registration will be borne by us. All net proceeds will be available to us for use as set forth in “Use of Proceeds” herein. Offering proceeds will not be held in escrow and may be utilized by us immediately on a subscription-by-subscription basis upon satisfaction of the closing conditions set forth in the subscription agreement to be entered into between us and the investors in this offering.

This prospectus will permit our officers and directors to offer and sell our securities directly to the public, with no commission or other remuneration payable to them for any Shares sold. In offering the securities on our behalf, our officers and directors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (which we refer to herein as the Exchange Act). Notwithstanding the foregoing, we reserve the right to engage FINRA member broker-dealers as finders in connection with this offering.

Our common stock is currently traded on the OTCQB Marketplace under the symbol “GOBK.” On June 29, 2016, the last reported sales price for our common stock was $0.0373 per share. Quotes on an over-the-counter marketplace may not be indicative of the market price on a national securities exchange.

We are an “emerging growth company” as defined in the SEC rules and we will be subject to reduced public reporting requirements. See “Emerging Growth Company and Smaller Reporting Company Status.”

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

The date of this prospectus is August 2, 2016.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	7
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	30
OUR HISTORY AND CORPORATE STRUCTURE	31
ENFORCEABILITY OF CIVIL LIABILITIES	33
USE OF PROCEEDS	34
DILUTION	35
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	36
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS	39
DESCRIPTION OF OUR BUSINESS	53
LEGAL PROCEEDINGS	75
EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE	78
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	84
PLAN OF DISTRIBUTION	86
DESCRIPTION OF SECURITIES	88
DIVIDEND POLICY	88
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	88
LEGAL MATTERS	88
EXPERTS	88
DISCLOSURE OF COMMISSION’S POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	89
WHERE YOU CAN FIND MORE INFORMATION	89

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Except where the context otherwise indicates and for the purpose of this prospectus only:

•	“China” or “PRC” refers to the People’s Republic of China;
•	“RMB” or “Renminbi” refers to the legal currency of China. “$,” “U.S. dollars,” or “dollars” refers to the legal currency of the United States; “CAD$” or “Canadian dollars” refers to the legal currency of Canada;
•	“we,” “us,” “our Company,” and “our” refer to Globalink Ltd., a Nevada corporation, and its subsidiaries.

Renminbi amounts shown in this prospectus are accompanied by translations into U.S. dollars solely for the convenience of the reader. In addition, certain PRC economic and market data shown in U.S. dollars in this prospectus have been translated from Renminbi amounts. Unless otherwise noted, all such translations from Renminbi to U.S. dollars in this prospectus were made at RMB6.48 to US$1.00, the noon buying rate for December 31, 2015 set forth in the H.10 statistical release of the Federal Reserve Board. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The PRC government restricts the conversion of Renminbi into foreign currency and foreign currency into Renminbi for certain types of transactions. On July 8, 2016, the noon buying rate set forth in the H.10 statistical release of the Federal Reserve Board was RMB 6.6878 to US$1.00. On July 8, 2016, the noon buying rate set forth in the H.10 statistical release of the Federal Reserve Board was CAD1.3072 to US$1.00.

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PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully and you should carefully consider, among other things, our financial statements and the related notes and the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

Our Company

We operate in the hotel booking industry through our wholly owned subsidiary OneWorld Hotel Destination Service Inc. (“OneWorld”) and in the agricultural industry through our wholly owned subsidiaries Globalink (Xuzhou) Bio-Technology Co., Ltd. (“Globalink Xuzhou”) and Globalink (Zhejiang) Bio-Technology Co. Ltd. (“Globalink Zhejiang” and, together with Globalink Xuzhou, our “PRC Subsidiaries”), which are incorporated in the PRC. Globalink Xuzhou was organized as a Sino-foreign equity joint venture company with an unrelated party; however our joint venture partner has not invested any funds in that company; consequently, we own all of its registered capital as of the date of this prospectus and exercise control over the company.

Hotel Booking Business

We operate a hotel booking service for travel agents located in Canada. We enter into agreements with hotel chains and individual hotels in Canada and the United States that agree to make rooms available to us at discounted prices. We currently have relationships with five hotel chains and over two hundred individual hotels. We also enter into agreements with travel agents throughout Canada who view room selection on our web site and contact us directly to book rooms. Travel agents typically book blocks of rooms for leisure and business travelers. Currently, all room booking is completed manually and no credit card or other personal data is transmitted electronically or retained by us. We generate revenue for our services based on the difference between the total amount the travel agent pays for the room and the negotiated net rate plus estimated taxes that the hotel charges for the room. We recognize revenue when customers check into their rooms.

We believe that we have the opportunity to expand our booking business by (i) offering our products directly to consumers, and (ii) targeting travelers from China to North America. Official China tourism statistics indicate that the number of outbound tourists was 107 million in 2014, an increase of almost 20% over the previous year. International travel from China has grown as a result of increased disposable income, relaxed restrictions within China with respect to travel and a concurrent easing of visa arrangements for visitors from China by many countries, including the U.S. and Canada, where our hotels rooms are located. In order to take advantage of these trends, we would need to both rebuild our booking platform making it more robust and accessible to businesses and consumers and commence marketing initiatives directly to Chinese travel agencies and consumers. We are in the process of evaluating the costs and other resources required to take advantage of this potentially significant opportunity.

Gingko Biloba Plantation

We intend to allocate all of the proceeds from this offering, if any, to the development of a ginkgo biloba, or ginkgo, tree farm that we launched in 2015 in Pizhou City, People’s Republic of China with our joint venture partner Shizhen Biotech Co., Ltd. (“Shizhen Biotech”) pursuant to the terms of a joint venture agreement we signed in April 2014 (the “JV Agreement”). Our strategy is to develop a vertically integrated ginkgo tree plantation, which we refer to as our Plantation, at which we will cultivate ginkgo trees and harvest and process ginkgo leaves. We will dry and sell gingko leaves to manufacturers of ginkgo biloba extract, or GBE, for use in herbal remedies and other healthcare supplements and products. We also will sell gingko trees which are prized in China and used extensively throughout the world for ornamental purposes. Assuming we sell all of the Shares, over the next five years we expect to develop a gingko plantation that comprises approximately 1,553 acres, that will be capable of producing up to 5,600 tons of dried gingko leaves per year. At this size, we believe that our farm will be among the largest independent producers of dried ginkgo leaves in China.

Under the JV Agreement with Shizhen Biotech, the parties agreed to organize and operate Globalink Xuzhou as a PRC Sino-foreign joint venture company to engage in (i) the cultivation and sale of ginkgo leaves, (ii) research and development with respect to the cultivation of ginkgo, and (iii) the development of products manufactured from ginkgo. Globalink Xuzhou was organized with total registered capital of RMB 60 million (approximately $10 million), of which, pursuant to the JV Agreement, we have the right to own 80% upon a total investment of $8 million and Shizhen Biotech has the right to own 20% upon a total investment of $2 million. As of the date of this prospectus, we have invested $800,000 in Globalink Xuzhou and Shizhen Biotech has not invested any funds into Globalink Xuzhou, accordingly, we own all of the outstanding capital of Globalink Xuzhou as of the date of this prospectus.

Ginkgo is a fundamental ingredient in traditional Chinese medicine, or TCM, and is administered both as a tea and by way of tablets comprised of the active chemical constituents that have been extracted from dried leaves and concentrated. TCM posits that Ginkgo is imbued with healing qualities and is prescribed by TCM healers to address a wide range of ailments. Over the last several decades, tablets or pills manufactured from the extract of ginkgo leaves have proliferated across Europe and North America where ginkgo is becoming widely accepted as an herbal remedy for a variety of health conditions, principally memory loss and dementia.

During the fall of 2015, we entered into leases with local residents comprising 100 acres of prime ginkgo farmland and immediately began preparing the land for planting, as well as acquiring equipment and hiring and training laborers. We completed planting ginkgo seeds during March 2016. We selected our land and seeds in consultation with professors at the Nanjing Forestry University with which we work closely in all aspects of our agricultural operations. We are purchasing equipment, constructing necessary buildings and taking all of the steps necessary for a fall 2016 harvest of leaves.

Our Plantation will deploy the latest scientific and technical practices available to us throughout the growth and processing cycle to maximize output of high quality dried ginkgo leaves. We will incorporate European style good agricultural practices throughout all phases of the growth, processing and distribution process and will seek to integrate our customer’s good manufacturing practices, or GMPs, into our processes and procedures so that buyers will have confidence that the product they purchase from us satisfies their standards. For example, we will provide to our clients reference data that we gather from the soil in which we grow the trees and the leaves we harvest, including information relating to the content of the active ingredients in ginkgo and the indicators of heavy metal, pesticide residues, moisture and microbes on the leaves in that batch, among other information. We believe that we will be among the only independent ginkgo growers in China to employ these practices in our operations.

Initially, we will sell dried leaves to Chinese companies that manufacture GBE utilized in TCM and that primarily sell their products in China. We expect to quickly expand sales of dried leaves to European manufacturers of GBE tablets, where we believe that there is demand for high quality ginkgo leaves with a demonstrable lineage. In addition, when our gingko trees reach six years of age and the chemical content of the active beneficial ingredients in the ginkgo leaves declines, we will sell trees to local consumers.

Assuming that we have the capital necessary to develop our Plantation as described in this prospectus, we expect sales of ginkgo products to be our principal source of revenues within the next three years.

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Ginkgo Industry

We believe that ginkgo cultivation represents a favorable opportunity for our Company because (i) ginkgo is a key ingredient in TCM and is widely used in the PRC, (ii) the ginkgo growing industry is fragmented among large number of small producers who continue to utilize archaic farming techniques and a small number of agribusinesses that are subsidiaries of or otherwise connected with ginkgo extract manufacturers and (iii) ginkgo and other TCM ingredients enjoy increasing usage among consumers worldwide and are currently accepted under U.S. and EU regulations with only minimal government intervention.

TCM is widely practiced among PRC residents and is considered to be an integral part of the health care system. China’s National Bureau of Statistics estimates that the TCM market in China totaled more than RMB5 15 billion in 2012, accounting for 31.24% of China’s total medicine industry. We believe that ginkgo will continue to be a staple of TCM and that there will be an active market for our output.

In China, TCM products are regulated by the China FDA and typically are produced by pharmaceutical companies. In many instances, these companies grow the preponderance of the raw materials, such as ginkgo, that they use in their products at company-operated farms. Those PRC companies that do not control their own production, as well as international manufacturers of herbal supplements and other related products, must purchase TCM raw materials from independent farmers. Our internal investigation and research demonstrates that ginkgo continues to be grown by a diverse group of small farmers that rely on antiquated agricultural practices. Our Plantation will incorporate modern GAP practices to maximize output and ensure the highest content of the active ingredients in our leaves. Leaves will be packaged in parcels to which we will affix pertinent information, such as the growth records of the specific product and the flavone and lactone content of the leaves, as a means of exhibiting our transparency and to assure customers that our product meets their quality specifications. We believe these features will distinguish us from other independent growers of ginkgo and attract domestic and international customers.

China’s National Bureau of Statistics estimates that the worldwide TCM market is increasing by between 10% to 20% each year. Over the last several decades, the usage of ginkgo-based products has proliferated across Europe and North America where ginkgo is becoming widely accepted as an herbal remedy for a variety of health conditions, principally memory loss and dementia. Sales of ginkgo-based products are difficult to estimate but in 2012 worldwide sales were believed to be worth approximately $500 million. In Europe and the United States, products incorporating ginkgo are among the five top-selling herbal supplements. In 2002, ginkgo was the number one selling herbal supplement in the United States. We believe that the market for TCM products will continue to grow as Western consumers, particularly an aging population, look for products that they believe to be safe and inexpensive alternatives to modern pharmaceutical preparations, as a treatment to mitigate the effects of cognitive decline, such as dementia, which is one of the principal uses for ginkgo.

Risks and Uncertainties

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties summarized below, the risks described under “Risk Factors” beginning on page 7 of, and the other information contained in, this prospectus before you decide whether to purchase our common stock:

With respect to our hotel booking business:

•	Our ability to maintain and expand our relationships with hotels and travel agents;
•	Global economic conditions that impact the travel industry;
•	Declines or disruptions in the travel industry; and
•	Our ability to expand our business, implement our strategy and effectively manage our growth.

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With respect to our Plantation:

•	Our Plantation represents a new business that is subject to all of the risks and uncertainties of start-up entities;
•	If we fail to manage our growth and our growth strategies effectively, our business, financial condition, results of operations and prospects may suffer;
•	Industry-wide market factors and regulatory and other developments affecting our operations;
•	The continued preferential tax treatment for the sale of ginkgo leaves;
•	Our Plantation will operate in a competitive environment and competing producers could harm our business, financial condition, results of operations and prospects;
•	Any changes in government policies or the failure to comply with applicable regulations that result in penalties, additional compliance costs or other adverse consequences;
•	Changes in the rate of exchange of the Chinese Renminbi, or RMB, to the U.S. dollar, which could affect currency translations of our results of operations, which are earned in RMB but reported in dollars;
•	Changes in PRC laws and regulations that adversely impact our business; and
•	Our holding company structure may restrict our ability to receive dividends or other payments from our PRC subsidiaries, which could restrict our ability to act in response to changing market conditions and to satisfy our liquidity requirements.

History

We were incorporated in the State of Nevada in February 2006. In February 2007, our registration statement on Form SB-2 was declared effective by the U.S. Securities and Exchange Commission in which we registered 10 million shares of common stock for sale by the Company and 1,250,000 shares on behalf of selling shareholders, each share was offered at a price of $0.50. We terminated this offering prior to selling any shares as a result of the ongoing global recession.

On October 31, 2008, we entered into a Share Exchange Agreement under which we acquired all of the outstanding shares of capital stock of OneWorld Hotel Destination Service, Inc. in consideration of the issuance of 2,000,000 shares of common stock and the payment of $150,000. OneWorld continues to be the subsidiary through which we operate our hotel booking business.

Since our inception, we have been funding our operations from a combination of shareholder advances as needed and, commencing in 2008, revenues from operations generated by our hotel booking business.

In August and October, 2015, we organized two wholly owned PRC subsidiaries, Globalink Xuzhou Bio-technology Co., Ltd. (“Globalink Xuzhou”) and Globalink Zhejiang Bio-technology Co., Ltd. (“Globalink Zhejiang”) to engage in the development of a ginkgo plantation and the research and development of cultivation, extraction, and application of gingko trees and other economic plants, respectively.

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During 2014 and 2015, we raised $1,170,000 from our PRC directors to fund the development of our ginkgo plantation, including preparing a detailed plan of development and operation over the next five years.

To date, we have expended approximately $800,000 toward the development of our Plantation. During the fall of 2015, we took the first steps toward developing our Plantation.

We maintain our corporate offices at 385 Boundary Road, Vancouver, BC, V5K 4S1, where our telephone number is (604) 828-8822. We maintain a corporate website at http://globalinkworld.com/. The information contained on our website does not constitute a part of this prospectus.

Emerging Growth Company and Smaller Reporting Company Status

Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of all of these exemptions.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, and delay compliance with new or revised accounting standards until those standards are applicable to private companies. We have elected to take advantage of the benefits of this extended transition period.

We could be an emerging growth company until the last day of the first fiscal year following the fifth anniversary of our first common equity offering, although circumstances could cause us to lose that status earlier if our annual revenues exceed $1.0 billion, if we issue more than $1.0 billion in non-convertible debt in any three-year period or if we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act.

Smaller Reporting Company

We also qualify as a “smaller reporting company” under Rule 12b-2 of the Exchange Act, which is defined as a company with a public equity float of less than $75 million. To the extent that we remain a smaller reporting company at such time as we are no longer an emerging growth company, we will still have reduced disclosure requirements for our public filings some of which are similar to those of an emerging growth company, including having to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

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Summary of the Offering

Common stock outstanding before the Offering:	45,585,000 shares
Common stock offered by the Company:	20,000,000 Shares
Common stock to be outstanding after the Offering:	65,585,000 shares
OTCQB Marketplace Symbol:	Our common stock currently trades on the OTCQB Marketplace under the symbol “GOBK.”
Offering price per Share:	We will sell the Shares at a price of $0.25 per share upon effectiveness of the registration statement of which this prospectus is a part on a direct primary “self-underwritten” basis. There is no minimum number of Shares required to be purchased, and subscriptions, once received and accepted, are irrevocable. Our transfer agent, Island Stock Transfer, will issue common stock subscribed for in this offering promptly after we accept subscriptions from investors. Shares purchased by investors in this offering will remain outstanding upon its termination regardless of the number of Shares subscribed for.
No Minimum Offering:	There is no minimum amount required for us to close the offering and we may raise substantially less than the $5,000,000 in Shares offered hereby. Because there is no minimum offering amount required as a condition to closing in the offering, the actual public offering amount and proceeds to us, if any, are not presently determinable and may be substantially less than all of the Shares offered hereby.
Duration of Offering	The offering will close on April 29, 2017, 270 days after the effectiveness of the registration statement of which this prospectus is a part, unless all the securities are sold before that date or we otherwise decide to close the offering early or cancel it, in each case in our sole discretion.
Use of proceeds	We intend to use the proceeds of this offering to (i) continue developing and expanding our Plantation in China, (ii) marketing, (iii) for general working capital. See “Use of Proceeds.”
Risk factors	Investment in the Shares involves substantial risk. You should read the “Risk Factors” section of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in the Shares.
Termination of the Offering	The offering will conclude upon the earlier of (i) the date on which all of the Shares have been sold, (ii) 270 days after the date on which the registration statement of which this prospectus forms a part is declared effective by the SEC or (iii) at such time as management deems appropriate, which will not be more than 270 days after date on which the registration statement of which this prospectus is a part is declared effective by the SEC

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RISK FACTORS

Investing in the Shares involves a high degree of risk. You should carefully consider the risks described below, as well as other information provided to you in this prospectus, including information in the section of this prospectus entitled “Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently believes are immaterial may also impair the Company’s business operations. If any of the following risks actually occur, the Company’s business, financial condition or results of operations could be materially adversely affected, the value of the Shares could decline, and you may lose all or part of your investment.

Risks Related to Our Operating History and Financial Condition

Though we have been generating revenues from our hotel booking business over the last several years, we currently are developing a ginkgo plantation in China from which expect to generate the preponderance of our revenues over the next few years. Our plantation operations represent a new business for us subject to all of the risks encountered by early stage companies.

Between 2012 and 2015, we have generated all of our revenues from our hotel booking business. In 2014, we accepted investments from Chinese nationals and commenced the planning of a ginkgo plantation in China. Over the last year, we developed and began implementing our Plantation business plan. We expect that over the next few years, a majority of our expenses will be incurred in connection with and a preponderance of our revenue will be generated from our ginkgo plantation. Our ginkgo plantation will be subject to all of the risks and uncertainties frequently encountered by early stage companies in competitive and evolving markets, including:

•	risks that we may not have sufficient capital to complete the development of our ginkgo plantation;
•	risks of doing business in the PRC, including political; regulatory, financial, currency and tax risks;
•	natural and commercial risks associated with the agriculture and forestry industries, including natural disasters, climate change and the impact of market forces;
•	risks related to the herbal supplement industry;
•	risks that our growth strategy might not be successful;
•	the effects of competition on our business; and
•	global and PRC economic cycles and their impact on credit and equity markets

These risks are described in more detail below. Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business would be significantly harmed.

We require substantial additional capital to fund the development of our ginkgo plantation and if we are unable to obtain required additional financing when needed, we may grow our business more slowly than we have planned.

We will need to obtain additional debt or equity financing to fund future capital expenditures associated with the development and expansion of our Plantation. Any additional equity financing may result in dilution to the holders of our outstanding shares of capital stock. Additional debt financing may put us in situations that would restrict our freedom to operate our business, such as situations that:

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•	limit our ability to pay dividends or require us to seek consent for the payment of dividends;
•	increase our vulnerability to general adverse economic and industry conditions;
•	require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and
•	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

If we are unable to obtain additional financing to further develop and expand our operations, we may be required to grow our business more slowly than we have planned.

We cannot guaranty that we will be able to obtain additional financing on terms that are acceptable to us, or that we will obtain any financing at all.

If we are unable to successfully develop and execute our strategic growth initiatives, or if we do not adequately address the challenges or opportunities we face, our business, financial condition and prospects may be adversely affected.

Our success is dependent in part on our ability to execute our strategic development plan to develop a ginkgo plantation that will enable us to achieve sustainable growth. The implementation of our strategic initiatives is subject to both the risks affecting our business generally and the inherent risks associated with implementing new strategies. These strategic initiatives may not be successful in generating revenues or improving operating profit and, if they are, it may take longer than anticipated. As a result, and depending on evolving conditions and opportunities, we may need to adjust our strategic initiatives and such changes could be substantial, including modifying or terminating one or more of such initiatives. Termination of such initiatives may require us to write down or write off the value of our investments in them. Transition and changes in our strategic initiatives may also create uncertainty in our employees, customers and partners that could adversely affect our business and revenues. In addition, we may incur higher than expected or unanticipated costs in implementing our strategic initiatives, attempting to attract revenue opportunities or changing our strategies. There is no assurance that the implementation of any strategic growth initiative will be successful, and we may not realize anticipated benefits at levels we project or at all, which would adversely affect our business, financial condition and prospects.

Our growth could strain our personnel and infrastructure resources, and if we are unable to implement appropriate controls and procedures to manage our growth, we may not be able to successfully implement our business plan.

We expect our operations to grow rapidly in the near future as we expand our ginkgo plantation. Our success will depend in part upon management’s ability to manage growth. To do so, we must continue to hire, train and manage new employees as needed. If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be harmed. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. The additional headcount and capital investments we are adding will increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls by offsetting expense reductions in the short term. If we fail to successfully manage our growth, we will be unable to execute our business plan.

Our management will also be required to maintain and expand our relationships with customers, suppliers and third parties as well as attract new customers and suppliers. We expect that our sales and marketing costs will increase as we grow our product lines and as we increase our sales efforts in new and existing markets. Our current and planned operations, personnel, systems and internal procedures and controls may not be adequate to support our future growth.

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Our minimal annual revenues and ongoing expenses raise substantial doubt about our ability to continue as a going concern.

The report of our independent auditor and Note 2 to the financial statements filed with this registration statement indicate that as of December 31, 2015, the Company has an accumulated deficit of $567,356 since inception and its minimal annual revenues and ongoing expenses raise substantial doubt about the Company’s ability to continue as a going concern. For these reasons, our financial statements have been prepared assuming the Company will continue as a going concern, which assumes we will develop profitable operations and raise adequate financing. If we are unable to achieve these ends, we cannot assure you that we will be able to generate revenue to support our operations and continue operations.

Risks Related to our Hotel Booking Business and Industry

Our booking business depends on our relationships with hotels and travel agents. Adverse changes in these relationships or our inability to enter into new relationships could negatively affect our access to travel offerings and reduce our revenue.

We rely significantly on our relationships with hotels and travel agents. We enter into agreements with these hotels and travel agents at varying times and of varying duration. As a result, at any given point in time, one or more of these agreements may be approaching expiration or renewal. Moreover, in order to enhance the competitiveness of our offerings, we are constantly seeking to add new hotels and travel agents. Adverse changes in any of these relationships (whether upon expiration of an agreement or otherwise) or the inability to enter into new relationships could negatively impact the availability and competitiveness of the rooms we offer on our website and therefore could adversely affect our revenue. If any of our major hotels or travel agents significantly reduces their business with us for a sustained period of time or completely withdraws from doing business with us, in favor of one of our competitors or to require consumers to purchase services directly from them, it could have a material adverse effect on our business and ability to retain customers.

The hotels with which we partner continue to look for ways to decrease their overall distribution costs, which could significantly reduce the net revenue we earn from booking their rooms. As a result, the revenue we earn in the form of mark-ups from our hotel partners may be negatively impacted over the long term as contracts with the hotels with which we partner are extended or renegotiated or as we add new suppliers.

Declines or disruptions in the travel industry could adversely affect our business and financial performance.

Our business and financial performance are affected by the health of the Canadian as well as the worldwide travel industry, including changes in the supply and pricing of hotel rooms. Events specific to the travel industry that could negatively affect our business include continued fare increases, travel-related strikes or labor unrest, fuel price volatility and bankruptcies or liquidations of our suppliers.

Additionally, our business is sensitive to safety concerns, and our business may decline after incidents of actual or threatened terrorism, during periods of political instability or conflict or during other periods in which travelers become concerned about safety issues, including as a result of natural disasters or when travel might involve health-related risks. Such concerns are outside our control and could result in a significant decrease in demand for our booking services. Any such decrease in demand, depending on its scope and duration, together with any other issues affecting travel safety, could significantly and adversely affect our business and financial performance over the short and long term. If there is a prolonged substantial decrease in travel volumes, particularly air travel and hotel stays, for these or any other reasons, our business, financial condition and results of operations would be adversely affected.

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Our business and results of operations could be adversely affected by global economic conditions.

Consumer purchases of discretionary items generally decline during recessionary periods and other periods in which disposable income is adversely affected. As a substantial portion of travel expenditure, for both business and leisure, is discretionary, the travel industry tends to experience weak or reduced demand during economic downturns.

Unfavorable changes in the above factors or in other business and economic conditions affecting our customers could result in fewer reservations made through our websites and/or lower our net revenue margins, and have a material adverse effect on our financial condition and results of operations.

As an intermediary in the travel industry, a significant portion of our revenue is affected by fares and tariffs charged by our suppliers as well as volumes of sales made by us. During periods of poor economic conditions, hotels tend to reduce rates or offer discounted sales to stimulate demand, thereby reducing our commission-based income. A slowdown in economic conditions may also result in a decrease in transaction volumes and adversely affect our revenue. It is difficult to predict the effects of the uncertainty in global economic conditions. If economic conditions worsen globally or in India, our growth plans, business, financial condition and results of operations could be adversely impacted.

Our business experiences seasonal fluctuations and quarter-to-quarter comparisons of our results may not be meaningful.

Our business experiences seasonal fluctuations. We tend to experience higher revenue from our hotel booking business in the third calendar quarters of each year, which coincide with the summer holiday travel season. As a result, quarter-to-quarter comparisons of our results may not be meaningful.

The travel industry is highly competitive, and we may not be able to effectively compete in the future.

We operate in the highly competitive travel industry. Our success depends upon our ability to compete effectively against numerous established and emerging competitors, including other online travel companies, or OTCs, traditional offline travel companies, suppliers, travel research companies, search engines and meta-search companies, which may have significantly greater financial, marketing, personnel and other resources than we have. Factors affecting our competitive success include price, availability of hotel rooms, brand recognition, customer service and customer care, fees charged to customers, ease of use, accessibility, reliability and innovation. If we are not able to compete effectively against our competitors, our business and results of operations may be adversely affected.

There can be no assurance that we will be able to compete successfully against any current and future competitors or on emerging platforms, or provide differentiated products and services to our customer base. Increasing competition from current and emerging competitors, the introduction of new technologies and the continued expansion of existing technologies, such as meta-search and other search engine technologies, may force us to make changes to our business models, which could affect our financial performance and liquidity. Increased competition has resulted in and may continue to result in reduced margins, as well as loss of customer, transactions and brand recognition.

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Our business and financial performance could be negatively impacted by adverse tax events.

New sales, use, occupancy or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time. Such enactments could adversely affect our domestic and international business operations and our business and financial performance. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. These events could require us to pay additional tax amounts on a prospective or retroactive basis, as well as require us to pay fees, penalties and/or interest for past amounts deemed to be due. In addition, our revenue may decline because we may have to charge more for our services.

New, changed, modified or newly interpreted or applied tax laws could also increase our compliance, operating and other costs, as well as the costs of our products or services. Further, these events could decrease the capital we have available to operate our business. Any or all of these events could adversely impact our business and financial performance.

Our businesses are regulated and any failure to comply with applicable regulations or any changes in those regulations could adversely affect us.

We operate in a regulated industry both in Canada and internationally. Our business, financial condition and results of operations could be adversely affected by unfavorable changes in or the enactment of new laws, rules and regulations applicable to us, which could decrease demand for our products and services, increase costs or subject us to additional liabilities. Moreover, regulatory authorities have relatively broad discretion to grant, renew and revoke licenses, including our travel agency license, and to implement regulations. Accordingly, these regulatory authorities could prevent or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us if our practices were found not to comply with the then current regulatory or licensing requirements or any interpretation of such requirements by the regulatory authority. Our failure to comply with any of these requirements or interpretations could have a material adverse effect on our operations. In addition, the various regulatory regimes to which we are subject may conflict so that compliance with the regulatory requirements in one jurisdiction may create regulatory issues in another.

Risks Related to our Ginkgo Growing Operations and the Ginkgo Industry.

Because growing cycles are highly seasonal, our revenue, cash flows from our ginkgo plantation operations and operating results are likely to fluctuate on a seasonal and quarterly basis.

Our ginkgo plantation business will be highly seasonal. We expect that the seasonal nature of our plantation operations will result in significant fluctuations in our working capital during the growing and selling cycles. As a result, operating activities during the second and third quarters use significant amounts of cash. In contrast, operating activities for the fourth quarter typically generate cash as we harvest and sell ginkgo leaves during that part of the year. We expect to experience significant variability in net sales, operating cash flows and net income on a quarterly basis.

Our earnings may be sensitive to fluctuations in market prices.

Market prices for our ginkgo leaves can be impacted by factors such as the quality of the leaves and the available supply, including whether lower quality leaves are available. Growing conditions, particularly weather conditions such as windstorms, floods, droughts and freezing conditinos, as well as diseases and pests, are primary factors influencing the quality and quantity of ginkgo leaves and, therefore, the market price at which we can sell our ginkgo leaves to our customers. A decrease in the prices received for our products could have a material adverse effect on our business, results of operations and financial condition.

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Our financial and operating performance may be negatively affected by adverse weather conditions, diseases, insect infestation, epidemics, natural and man-made disasters and other catastrophes.

Our business may be adversely affected by factors beyond our control, such as water shortages, floods, typhoons, fires, earthquakes, power shortages, medical epidemics, acts of terrorism, acts of war and other natural or man-made disasters or events that result in business interruptions, for which we are self-insured. Though ginkgos are known as hearty trees, disease, insect infestation, severe weather conditions and other adverse environmental conditions and natural disasters may adversely affect our output or the quality of leaves, reduce our sales volumes, increase our production costs and the price that we may obtain for our ginkgo leaves, or prevent or impair our ability to ship products as planned. Because a portion of our costs are fixed and contracted in advance of each operating year (land leases), volume declines due to production interruptions or other factors could result in increases in production costs, which, if not offset by higher prices for our ginkgo leaves, which we cannot assure that we could obtain, could result in substantial losses and weaken our financial condition. Severe weather conditions may occur with higher frequency or may be less predictable in the future due to the effects of climate change. An occurrence of such an event might result in material disruptions to our operations or to the operations of our suppliers resulting in a decline in the agriculture industry and seriously harm our operations and financial condition and increase our costs and expenses. There can be no assurance that our plantation or our ability to cultivate and sell ginkgo leaves will not be affected by any such occurrence in the future, which occurrence may lead to adverse conditions to our operations and financial results. Our operations at a single location in Jiangsu Province further concentrate this risk. A significant reduction in the quantity or quality of ginkgo leaves harvested resulting from adverse weather conditions, diseases to the trees or other factors could result in increased processing costs and decreased production, with adverse financial consequences to us.

Epidemics, such as avian influenza, severe acute respiratory syndrome and swine flu, which have occurred in China over the last few decades, or other adverse public health developments in the PRC could materially and adversely affect our operations. These health epidemics could result in severe travel restrictions and closures that would restrict our ability to ship our products or receive materials from suppliers. Potential outbreaks could also lead to temporary closure of our production facilities and those of our suppliers and customers, leading to reduced production, delayed or cancelled orders, and decrease in demand for our products, any of which could have a material adverse effect on our business and results of operations. In addition, China has experienced earthquakes and typhoons over the last several decades, which could have a negative impact on our business.

Losses caused by adverse weather conditions, natural disasters, epidemics and other catastrophes could adversely affect our financial and operating performance.

Concerns regarding the herbal supplements industry generally or ginkgo specifically could adversely affect our reputation and reduce demand for our products.

Our success depends on our ability to maintain the safety, purity and quality of our products. Events that adversely affect consumers’ confidence in the safety, purity or quality of herbal supplements generally or ginkgo-based products specifically could negatively impact our business, even if our practices and procedures are not implicated. As a result we may elect or be required to incur additional costs aimed at increasing consumer confidence in the safety, purity and quality of our products. Product safety, purity or quality issues, real or imagined, or allegations of product contamination, even if false or unfounded, could tarnish our image and may cause consumers to choose other products or turn away from ginkgo-based products all together.

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Over the last several decades, the herbal supplement industry has been impacted negatively by a number of events that called into question the purity of these products generally, including instances where herbal supplements have been adulterated with other ingredients or where they have been contaminated with inorganic or foreign substances. As demand for herbal supplements rose in the early part of this century and prices for the botanicals from which herbal supplements are produced increased, some manufacturers of herbal supplements substituted less expensive ingredients in place of the herbal ingredient identified on the label. Products marketed and labeled to contain one supplement may have contained only a limited amount of the herbal ingredient or none at all. For example, products that were labeled to contain ginkgo extract have been adulterated with other ingredients in part or entirely, such as powdered rice, beans, wheat, citrus and other materials. Some of these products were sold to Western companies, such as General Nutrition Corporation, or GNC, and Bayer AG, and marketed as containing the formulation of ginkgo extract standardized in the industry. Other herbal products, such as ginseng, saw palmetto and St. John’s wort, have experienced similar ingredient substitution issues. In response to these events, regulatory and other government agencies took various actions against the industry. For example, China Food and Drug Administration, or CFDA, has taken action against major producers of ginkgo extract requiring that they recall approximately 220 million tablets made from adulterated ginkgo extract that were sold throughout the PRC. In 2014, New York Attorney General Eric Schneiderman completed an investigation which concluded that up to 80% of the herbal products his office obtained from GNC, Target, Walgreens and Walmart did not contain any of the herbs listed on their labels. In February 2015, Mr. Schneiderman ordered these retailers to discontinue selling certain store-brand herbal supplements. Mr. Schneiderman was joined by the attorneys general of thirteen other states in his actions against these retailers. In addition, litigation has been commenced in a number of courts across the United States against a wide array of national retailers and brands with respect to a variety of herbal remedies alleging that the products were mislabeled in that they did not contain the identified ingredients.

Since the 1990’s, reports have circulated which demonstrate that botanicals grown in China and the herbal supplements made from them contain unsafe levels of heavy metals such as arsenic, cadmium, chromium, lead and mercury. In addition, a high percentage of botanicals grown in China that are used in herbal supplements were found to contain high levels of pesticide residues. Though a 2010 report prepared by the United States Government Accountability Office indicated that the levels of heavy metals in the herbal supplements manufactured in China that it tested did not exceed thresholds considered dangerous in the United States, the findings were widely available and could reflect negatively on the industry.

Adulterated or mislabeled herbal supplements, reports regarding herbal supplements contaminated with inorganic materials such heavy metals and pesticides and negative legal decisions against the industry generally or ginkgo specifically could cause a loss of consumer confidence in herbal supplements or our product which could result in declining sales and prices which could have a material adverse effect on the herbal supplement industry and on our sales and results of operations.

Findings regarding the safety or purity of herbal supplements could result in changes in laws that may adversely affect the herbal industry and our business.

Herbal supplements have enjoyed favorable treatment by the governing and regulatory bodies of many countries. For example, in China, herbal supplements and remedies are regulated as drugs by the China Food and Drug Administration, or CFDA, and are required to be evaluated for safety and efficacy and to be produced according to good manufacturing practices standards. In Europe, under the Traditional Herbal Medicines Product Directive (2004), “traditional herbal medicinal products” which meet certain criteria, including ginkgo-based products, may be manufactured and sold within European Union, or EU, member states without authorization or registration. (However, finished herbal supplement products of any kind may not be imported into EU member states unless such products have been registered and approved for sale.) In the United States, herbal supplements are not regulated as drugs, which, if they were, would subject them to the rigorous safety and efficacy standards mandated by the United States Food and Drug Administration, or FDA.

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Rather, herbal supplements are regulated as a category of food known as “dietary supplements” under the Dietary Supplement Health and Education Act of 1994, or DSHEA, along with vitamins, minerals and other nutritional products and homeopathic remedies, and are considered safe until proven otherwise. Moreover, there are no regulations specific to the manufacturing of individual dietary supplements, though there are general safety rules on manufacturing, packaging, labeling, and storage. Herbal and dietary supplements may be sold without regulation, provided that they do not make health claims on their labels or in advertising.

If one or more herbal supplements is found to pose a health risk to consumers, regulatory bodies around the world could enact more stringent laws and regulations governing the testing, manufacture, sale or labeling of herbal supplements, including ginkgo-based products, which could have an adverse effect on the herbal supplements industry generally and on our business and results of operations. For example, the adoption of regulations that require that existing or future ginkgo-based supplements be subjected to rigorous clinical testing, manufacturing and labeling standards in order to permit their public sale, could significantly reduce or eliminate the production, sale and use of such products because, among other things:

•	the manufacturers of these products may not possess or otherwise wish to expend the financial and other resources required to obtain the necessary regulatory approvals;
•	regulatory approvals would likely take many years to receive, if such approvals ever were granted; and
•	the biological properties and mechanisms of action of the botanicals are not well understood and may not satisfy the regulatory requirements for approval as to efficacy.

The adoption of regulations that establish higher standards for the sale of herbal supplements generally or ginkgo-based products specifically or that otherwise restrict or curtail their use could reduce or even eliminate the demand for ginkgo leaves, which would materially and adversely affect our business, financial condition and results of operations.

If we are unable to lease additional lands to bring under cultivation from the government or farmers, we may not be able to expand our operations as widely or as quickly as our business model anticipates, which would adversely affect our growth and results of operations.

Our business model contemplates that we will expand our operations by leasing land from the local government and, eventually, from individual farmers. If we are unable to acquire additional lands to bring into production or the price at which we can lease additional land is materially higher than we have anticipated, we may not be able to grow our operations as quickly as we had hoped or our costs could be increased significantly. In all events, if these conditions exist, our business and results of operations would be adversely affected.

If we cannot cultivate ginkgo leaves efficiently and economically and sell them at prices that are competitive with other growers, our commercial opportunities will be reduced or eliminated.

We are seeking to develop a gingko plantation that comprises 9,300 mu, or approximately 1,553 acres, that will be capable of producing up to 5,600 tons of dried gingko leaves per year. However, our management has never been involved in the cultivation and sale of ginkgo leaves on such a wide scale or utilizing the modern agricultural practices we are employing. Our farming methods may prove to be ineffective, too expensive or we may not cultivate sufficient quantities of ginkgo leaves to be competitive with other growers or support our operations. Other producers may develop techniques to cultivate and harvest larger quantities of ginkgo leaves at lower prices than we can. If we cannot compete effectively and generate a sufficient return on our investment and operations, we may be forced to curtail our operations, resulting in a loss to investors.

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We face intense competition, and our inability to compete effectively for any reason could adversely affect our business.

The market for ginkgo leaves is highly fragmented and includes numerous individual farmers and small leaf growing companies. In addition, many PRC based ginkgo extract manufacturers and pharmaceutical companies that incorporate ginkgo extract into their products operate their own ginkgo plantations. We expect to compete primarily on the basis of consistency of product quality and traits, product availability and customer service. Many of our competitors are, or are affiliated with, large diversified companies that have substantially greater marketing and financial resources than we have. These resources give our competitors greater operating flexibility that, in certain cases, may permit them to respond better or more quickly to changes in the industry with greater marketing support. Increased competition could result in lower profit margins, substantial pricing pressure, reduced market share and lower operating cash flows. Price competition, together with other forms of competition, could have a material adverse effect on our business, financial position, results of operations and operating cash flows.

We may fail to maintain the permits we currently hold or to obtain those we require for our future operations, which could subject us to fines and other penalties or prevent us from conducting all of the operations we propose, which could materially and adversely affect our business and results of operations.

We are required to hold and will be required to obtain numerous permits and licenses to conduct and expand our business in the PRC. The approvals, permits or licenses required by governmental agencies may change without substantial advance notice, and we could fail to obtain or maintain the approvals, permits or licenses required to expand our business. If we do not possess a permit or license required, we fail to obtain or to maintain such permits or licenses, or if renewals are granted with onerous conditions, we could be subject to fines and other penalties and our production could be limited or curtailed. As a result, our business, results of operations and financial condition could be materially and adversely affected.

Governmental regulation may adversely impact our ability to execute our growth plan or otherwise adversely affect our business, financial condition and results of operations.

Our ginkgo plantation business is subject to a wide range of national, provincial and local regulations, including regulations relating to land use, the environment, agriculture, labor and other regulations. For example, we face a potential for environmental liability by virtue of our operation of real property. If hazardous substances (including herbicides and pesticides used by us or by any persons who may grow for us in the future) are discovered to be emanating from any of our lands and the release of such substances presents a threat of harm to the public health or the environment, we may be held strictly liable for the cost of remediation of these hazardous substances. Further, our ginkgo plantation and the leaves we will sell are also subject to regulation by health, sanitation, food and occupational safety and other agencies. We may encounter material difficulties or fail to obtain necessary licenses, approvals or permits for our operations, which could impact the cost of doing business and our sales.

The impact of current laws and regulations, the effect of future changes in laws or regulations that impose additional requirements or our inability to respond effectively to significant regulatory or public policy issues, could increase our compliance and other costs of doing business and, therefore, have an adverse effect on our results of operations. Failure to comply with the laws and regulatory requirements of national, provincial and local authorities could result in, among other things, revocation of required licenses, fines and civil and criminal liability. Compliance with applicable laws and regulations can be costly and can increase our exposure to litigation or governmental investigations or proceedings, which could have a material adverse effect on our business, financial condition and results of operation.

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Climate change, or legal, regulatory, or market measures to address climate change, may negatively affect our business and operations.

There is growing concern that carbon dioxide and other greenhouse gases in the atmosphere may have an adverse impact on global temperatures, weather patterns, and the frequency and severity of extreme weather and natural disasters. In the event that such climate change has a negative effect on the productivity of our ginkgo plantation, it could have an adverse impact on our business and results of operations. The increasing concern over climate change also may result in more national, regional and/or global legal and regulatory requirements to reduce or mitigate the effects of greenhouse gases. In the event that such regulation is enacted, we may experience significant increases in our costs of operations. As a result, climate change could negatively affect our business and operations.

We may experience major accidents in the course of our operations, which may cause significant property damage and personal injury.

We may experience major accidents in the course of our operations, which may cause significant property damage and personal injuries. Significant industry-related accidents and natural disasters may cause interruptions to various parts of our operations, or could result in property or environmental damage, an increase in operating expenses or a loss of revenue. We do not currently maintain insurance policies to cover the occurrence of such accidents. Losses or payments incurred may have a material adverse effect on our operating performance because such losses are not insured.

Risks Related to Doing Business in the PRC

Adverse changes in political, economic and other policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could materially and adversely affect the growth of our business and our competitive position.

Whether or not we receive any proceeds from the offering being made by this prospectus, we expect that by the end of 2016, a majority of our operations will be conducted in and revenues will be generated from sales of ginkgo leaves by our PRC subsidiaries. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including:

•	the degree of government involvement;
•	the level of development;
•	the growth rate;
•	the control of foreign exchange;
•	the allocation of resources;
•	an evolving regulatory system; and
•	a lack of sufficient transparency in the regulatory process.

While the Chinese economy has experienced significant growth over the past 30 years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese economy has also experienced certain adverse effects due to the recent global financial crisis. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments that are applicable to us.

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The Chinese economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China is still owned by the Chinese government. The continued control of these assets and other aspects of the national economy by the Chinese government could materially and adversely affect our business. The Chinese government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

Any adverse change in the economic conditions or government policies in China could have a material adverse effect on overall economic growth, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our businesses.

National, provincial and local governments have established many regulations governing our business operations.

Our operations in China will be subject to numerous national, provincial and local governmental regulations, including corporate, banking, financial, environmental, labor, waste management, health and safety matters and product specifications, many of which are changing rapidly. These laws and regulations may require substantial resources for compliance. These regulations can limit our ability to react to market pressures in a timely or effective way, thus causing us to lose business or miss opportunities to expand our business. Our failure to abide by these laws and regulations could result in a temporary or permanent restriction by the PRC of our operations. Further, if we do not effectively and efficiently manage and respond to rapidly changing laws and policies, our business could be materially and adversely impacted.

If the PRC government were to change its presently favorable policy toward TCM and the agriculture industry, we would no longer enjoy our present tax exempt status, which would materially and adversely impact our sales performance, margins and net profit, and our cost structure.

In an effort to support rural development and encourage agribusiness, including forestry and growing Chinese medicinal herbs, the PRC Ministry of Commerce has adopted regulations entitling agricultural producers to certain tax and other benefits. In view of our involvement in these activities, our PRC Subsidiary that manages our plantation is presently exempt from income tax on revenues it may generate from the sale of ginkgo leaves or trees. If the PRC government were to change its presently favorable policy toward the agriculture industry, we may no longer enjoy our present tax-exempt status, which would materially and adversely impact our sales performance, margins, and net profit and our costs structure.

We lease all of the land that we cultivate. If laws change with respect to land leases that affect our right to cultivate this land or we otherwise lose the right to lease our land, we would have no operational capabilities or ability to conduct our Plantation business.

We lease all of the land that currently comprises our Plantation and land we expect to add to cultivation in the future from individuals who are granted the right to use the land by local authorities, including the local collective. Laws governing the usage of land, including leasing are promulgated by the central government and local government. If any laws that currently permit the individuals to lease their land are changed in ways that restrict such ability or otherwise impair our ability to use the land for our Plantation, our business would be materially and adversely affected.

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PRC economic cycles may negatively impact our operating results.

China experienced a long period of economic growth that peaked in 2007 when the economy began to decelerate. We believe that a number of factors have contributed to this deceleration, including appreciation of the RMB, which has adversely affected China’s exports, and excess production capacity. In addition, we believe the deceleration has been exacerbated by the global crisis in the financial services and credit markets, which has resulted in significant volatility and dislocation in the global capital markets, as well as a general economic slowdown in the countries that purchase Chinese exports. It is uncertain how long the global crisis in the financial services and credit markets will continue and the significance of the adverse impact it may have on the global economy in general or the PRC economy in particular. Slowing economic growth in the PRC could result in weakening growth and demand for our products which could reduce our revenues and income. In the event of a recovery in the PRC, renewed high growth levels may lead to inflation. The government’s attempts to control inflation may adversely affect the business climate and growth of private enterprise. In addition, our profitability may be adversely affected if prices for our products rise at a rate that is insufficient to compensate for the rise in inflation.

Fluctuations in the value of the Renminbi could result in foreign currency exchange losses.

The value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. The conversion of Renminbi into foreign currencies, including U.S. dollars, has been based on exchange rates set by the People’s Bank of China, or PBOC. In July 2005, the PRC government changed its long-standing policy of pegging the value of the Renminbi solely to the U.S. dollar. Under this revised policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Since July 2008, however, the Renminbi has traded within a narrow range against the U.S. dollar. As a consequence, the Renminbi has fluctuated significantly since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. In June 2010, the PBOC announced that the PRC government would further reform the Renminbi exchange rate regime and increase the flexibility of the exchange rate. It is difficult to predict how this new policy may impact the Renminbi exchange rate.

We expect that over the next few years, a substantial portion of our revenues and operating expenses will be denominated in Renminbi and that all of the proceeds from this offering will be allocated to continue developing our ginkgo plantation in China, while the net proceeds from this offering will be denominated in U.S. dollars. Consequently, fluctuations in exchange rates, primarily those involving the U.S. dollar, may affect the relative purchasing power of these proceeds and our balance sheet and earnings per share in U.S. dollars following this offering. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business, financial condition or results of operations. The Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the long term, depending on the fluctuation of the basket of currencies against which it is currently valued, or it may be permitted to enter into a full float, which may also result in a significant appreciation or depreciation of the Renminbi against the U.S. dollar.

Hedging options available in China to reduce our exposure to exchange rate fluctuations are limited and we have not entered and do not expect to enter into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to hedge our exposure adequately or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

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Governmental control of currency conversion may limit our ability to utilize our revenues and financing proceeds effectively.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Over the next few years, we expect that a substantial portion of our revenues and operating expenses will be denominated in Renminbi. The Renminbi is currently convertible under “current account” transactions, which includes dividend payment, trade and service-related foreign exchange transactions, but not under “capital account” transactions, which includes capital injection and loans. Our PRC subsidiaries may also retain foreign exchange in its current accounts, subject to a ceiling approved by the State Administration of Foreign Exchange, or the SAFE, to satisfy foreign exchange liabilities or to pay dividends. See “Regulation — Regulations Relating to Foreign Currency Exchange.” However, the relevant PRC regulatory authorities may limit or eliminate our ability to purchase and retain foreign currencies for current account transactions in the future. Since a significant amount of our future revenues will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenues generated in Renminbi to fund our business activities outside of the PRC that are denominated in foreign currencies.

Foreign exchange transactions under the capital account are still subject to limitations and require approvals from, or registration with, the SAFE or its local branches and other relevant PRC regulatory authorities. In particular, if we finance our PRC subsidiaries by foreign currency loans, those loans cannot exceed certain statutory limits and must be registered with the SAFE or its local branches. If we finance our PRC subsidiaries by capital contributions using, for instance, proceeds from this offering, those capital contributions must be approved by the Ministry of Commerce, or the MOFCOM, or its local branches. In addition, because of the regulatory restrictions related to foreign currency loans to, and non-ownership arrangement in, domestic PRC enterprises, we may not be able to finance our affiliated PRC entities and its subsidiaries’ operations by loans or capital contributions. We cannot assure you that we can obtain these governmental registrations or approvals on a timely basis, if at all. These limitations could affect the ability of these entities to obtain foreign exchange through debt or equity financing, and could adversely affect our business and financial conditions.

Capital outflow policies in the PRC may restrict our ability to remit income to the United States, which could restrict our ability to act in response to changing market conditions and to satisfy our liquidity requirements.

Since we expect to generate a material portion of revenues from the operations of our PRC subsidiaries, we may rely on dividends and other distributions on equity to be paid to us by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur outside of China. Under PRC laws and regulations, our PRC subsidiaries, as foreign-invested enterprises in the PRC, may pay dividends only out of their respective accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. At its discretion, it may allocate a portion of its after-tax profits based on PRC accounting standards to an enterprise expansion fund and a staff welfare and bonus fund. These enterprise expansion reserve and staff welfare and bonus funds are not distributable as cash dividends. As of April 30, 2016, neither of our PRC subsidiaries had a statutory reserve fund that reached 50% of their respective registered capital. Therefore, our PRC subsidiaries must allocate at least 10% of their respective after-tax profits to the statutory reserve fund until the aggregate amount of such a fund reaches the 50% threshold.

Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. See “— Under the PRC Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China, and such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders.”

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Under the PRC Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China, and such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the Enterprise Income Tax Law, or the EIT Law, an enterprise organized outside of the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise,” meaning that it can be treated in a manner similar to PRC enterprises for enterprise income tax purposes. The EIT Law Implementation Regulations define the term “de facto management body” as a management body that exercises full or substantial control and management authority over the production, operation, personnel, accounts and assets of an enterprise. However, it is unclear how tax authorities will determine tax residency based on the facts of each case. If the PRC tax authorities determine that our U.S. parent is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to enterprise income tax at the rate of 25% on our worldwide taxable income (which would not include income we generate from sales of ginkgo leaves or trees, given that agricultural products are exempt from taxation) as well as PRC enterprise income tax reporting obligations. Second, under the EIT Law and its implementing rules dividends paid to holding companies outside of China which are “resident enterprises” will be subject to a 10% withholding tax. Any such tax may reduce the returns on your investment in the Shares.

If we are treated as a PRC “resident enterprise,” we may be required to withhold PRC income tax on the dividends we pay you (if any), and any gain you realize on the transfer of shares of our common stock may be subject to PRC tax.

Pursuant to the EIT Law, we may be treated as a PRC resident enterprise for PRC tax purposes. See the previous risk factor. If we are so treated by the PRC tax authorities, we may be obligated to withhold PRC income tax on payments of dividends on shares of our common stock, if any, to investors that are non-resident enterprises of the PRC because the dividends payable on shares of our common stock may be regarded as being derived from sources within the PRC. The withholding tax rate would generally be 10% on dividends paid to non-resident enterprises unless such non-resident enterprise is entitled to a lower rate under a tax treaty if such non-resident enterprise is considered a beneficial owner as defined under the Circular on How to Interpret and Recognize the “Beneficial Owner” in Tax Treaties issued by the SAT in October 2009. In addition, if we are treated as a PRC tax resident enterprise, any gain realized by investors who are non-resident enterprises of the PRC from the transfer of shares of our common stock may be regarded as being derived from sources within the PRC and be subject to a 10% tax. See “PRC Government Regulation – Regulations Relating to Taxation – Enterprise Income Tax.”

Moreover, if we are treated as a PRC resident enterprise, it is possible that a non-resident individual investor would be subject to PRC individual income tax at a rate of 20% (unless such investor is entitled to a lower rate under a tax treaty) under the PRC Individual Income Tax Law, or IITL, on dividends paid to such investor and any capital gains realized from the transfer of shares of our common stock if such dividends and gains are deemed income derived from sources within the PRC. Under the PRC-U.S. tax treaty, a 10% rate will apply to dividends, provided certain conditions are met. A non-resident individual is an individual who is not domiciled in the PRC and does not reside within the PRC or has resided within the PRC for less than one year. Pursuant to the IITL and its implementation rules, for purposes of the PRC capital gains tax, the taxable income will be based on the total income obtained from the transfer of shares of our common stock minus all the costs and expenses that are permitted under PRC tax laws to be deducted from the income. The foregoing PRC tax may reduce your investment return on shares of our common stock and may also affect the price of shares of our common stock.

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Failure to comply with PRC regulations regarding the registration requirements for employee stock ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, the SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies, or the Stock Option Rules. Under the Stock Option Rules and other relevant rules and regulations, PRC residents who participate in stock incentive plans in an overseas publicly-listed company are required to register with the SAFE or its local branches and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of such overseas publicly listed company or another qualified institution selected by such PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of its participants. Such participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of stock options, the purchase and sale of corresponding stocks or interests and fund transfers. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or the overseas entrusted institution or other material changes. We and our PRC employees who have been granted stock options will be subject to these regulations upon the completion of this offering. Failure of our PRC stock option holders to complete their SAFE registrations may subject these PRC residents to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute dividends to us, or otherwise materially adversely affect our business.

Uncertainties presented by the PRC legal system could limit the legal protections available to us and subject us to legal risks, which could have a material adverse effect on our business, financial condition and results of operations.

Our operations in China are subject to applicable PRC laws, rules and regulations. The PRC legal system is largely a civil law legal system based on written statutes. Unlike the common law system, court decisions in China may be cited for reference but have limited precedential value. Although the overall effect of legislation over the past 30 years has significantly enhanced the protections afforded to various forms of foreign investment in China, the PRC has not developed a fully integrated legal system and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities. In particular, because these laws, rules and regulations are relatively new, and because of the limited volume of published judicial decisions and their non-binding nature, the interpretation and enforcement of these laws, rules and regulations involve substantial uncertainties. Such uncertainties may limit the legal protections available to us.

In addition, the PRC legal system is based in part on government policies and certain internal rules, some of which are not published on a timely basis or at all and which may have a retroactive effect. As a result, we may not be aware of a violation of these policies and internal rules until sometime after the violation. Also, any administrative or court proceedings may be protracted, resulting in substantial costs and diversion of resources and management attention if we seek to enforce our legal rights through administrative or judicial proceedings. Moreover, compared to more developed legal systems, the PRC administrative and judicial authorities have significantly wider discretion in interpreting and implementing statutory and contractual provisions. As a result, it may be more difficult to evaluate the outcomes of the administrative and judicial proceedings as well as the level of available legal protection to which we are entitled. These uncertainties may impede our ability to enforce our contracts, which could in turn materially and adversely affect our business and operations.

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Because PRC law governs almost all of our material agreements, we may not be able to enforce our legal rights within the PRC or elsewhere, which could result in a significant loss of business, business opportunities, or capital.

PRC law governs almost all of our material agreements. We cannot assure you that we will be able to enforce any of our material agreements or that remedies will be available outside of the PRC. The system of laws and the enforcement of existing laws in the PRC may not be as certain in implementation and interpretation as in the United States. Our inability to enforce or obtain a remedy under any of our current or future agreements could result in a significant loss of business, business opportunities or capital. It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in the PRC.

Substantially all of our assets are and will be located in the PRC and a majority of our directors and officers reside in the PRC. As a result, as to those directors and officers who reside in the PRC, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under federal securities laws. Moreover, we have been advised that the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement of criminal penalties of the federal securities laws. See “ENFORCEABILITY OF CIVIL LIABILITIES.”

Your ability to bring an action against us or against our directors and officer, or to enforce a judgment against us or them, will be limited because we conduct all of our operations in the PRC and because all of our directors and the majority of our officers reside outside of the United States.

Though we are a Nevada company, all of our assets are located outside of the United States. A significant portion of our current operations are conducted in the PRC. In addition, a majority of our directors and officers are nationals and residents of the PRC and a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts’ judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Courts in the PRC may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. The PRC does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest. Therefore, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

Because we expect that a significant portion of our cash and cash equivalents will be held in banks which do not provide capital guarantee insurance, the failure of any PRC bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. We expect that a significant portion of our assets will be in the form of cash deposited with banks in the PRC, and in the event of bank failure, we may not have access to, or may lose entirely, our funds on deposit. Depending upon the amount of cash we maintain in a bank that fails, our inability to have access to such cash deposits could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

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We must comply with the Foreign Corrupt Practices Act and Chinese anticorruption laws.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. The PRC also strictly prohibits bribery of government officials. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we cannot assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anticorruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties and we expect to make a majority of our sales in China. The PRC also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by our employees, consultants, sales agents or distributors and their affiliate, even though they may not always be subject to our control. Although we inform our personnel that such practices are illegal, we cannot assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. Violations of the FCPA or Chinese anticorruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has been deficient in Western-style management and financial reporting concepts and practices, as well as in modern banking and other control systems. We may have difficulty in hiring and retaining a sufficient number of locally-qualified employees to work in the PRC who are capable of satisfying the obligations of a U.S. public reporting company. As a result of these factors, we may experience difficulty in establishing adequate management, legal and financial controls (including internal controls over financial reporting), collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices in the PRC that meet U.S. standards as in effect from time to time.

Labor laws in the PRC may adversely affect our results of operations.

The New Labor Contract Law, effective on January 1, 2008 and subsequently amended in December 2012, imposes greater liabilities on employers and significantly affects the cost of an employer’s decision to reduce its workforce. Further, it requires that certain terminations be based upon seniority and not merit. In the event we decide to significantly change or decrease our workforce, the New Labor Contract Law could adversely affect our ability to effect such changes in a manner that is most advantageous to our business or in a timely and cost-effective manner, thus materially and adversely affecting our financial condition and results of operations.

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Our failure to fully comply with the requirement of making employee housing fund contribution may be subject us to fines and other costs.

The “Housing Fund Management Regulation” issued by the State Council of the PRC in April 1999 and subsequently amended in March 2002, and other relevant regulations, for corporate employers in the PRC, requires that both the employers and their employees make contributions to a government administered housing fund. Currently we have not fully paid the employee housing funds and hence may be required to make up the unpaid amount and be subject to administrative penalties up to RMB 50,000 in addition to the unpaid contribution of approximately RMB 50,000.

Risks Relating to our Organization, this Offering and our Common Stock

We have established a subsidiary that operates our Plantation in a joint venture with a Chinese company that has the right to acquire up to 20% of the registered capital of that entity. To the extent that our joint venture partner contributes capital to the JV Company, our percentage of the profits generated by that company will be reduced by a corresponding amount up to 20%.

As of the date of this prospectus, we own all of the outstanding capital of Globalink Xuzhou, our PRC joint venture subsidiary that is developing our Plantation, equal to RMB 5,099,000 ($800,000) of Globalink Xuzhou’s total registered capital of RMB 60 million. We are party to a joint venture agreement (the “JV Agreement”) with Shizhen Biotech which provides that we have the right to own 80% of Globalink Xuzhou’s registered capital for a total investment of RMB 48 million ($8 million) and Shizhen Biotech has the right to own 20% of Globalink Xuzhou’s registered capital for a total investment of RMB 12 million ($2 million). As of the date of this prospectus, Shizhen Biotech has not invested any funds into Globalink Xuzhou and does not own any of that company’s registered capital. To date, we have taken all responsibility for establishing, funding and operating Globalink Xuzhou. To the extent that Shizhen Biotech makes its investment in Globalink Xuzhou, our percentage of the profits of that company will be reduced by a corresponding amount up to 20%, which would negatively and materially affect our revenues and financial condition.

Our officers and directors apportion their time to other businesses which may cause conflicts of interest in their determination as to how much time to devote to our affairs. These conflicts of interest could have a negative impact on our ability to achieve our business goals and operate successfully.

Our officers and directors engage in other businesses and are not required to devote their full time or any specific number of hours to our affairs, which could create a conflict of interest when allocating their time between our operations and their other commitments. Since the date of our organization, Hin Kwok Sheung, our Chief Executive Officer, President and a member of our board of directors, has been devoting approximately 40% of his business time per week to our operations, Andrea Yuan, our CFO and a member of our board of directors, has been devoting approximately 30% of her business time per week to our operations and Robin Young, our Secretary and a member of our board of directors, has been devoting approximately 30% of his business time per week to our operations. While we expect that our officers and directors will devote the time necessary to effectively manage our business, if our officers’ other business affairs require them to devote more substantial additional time to such affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to achieve our business goals and operate successfully.

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Our management and four significant stockholders collectively own a substantial majority of our common stock.

Collectively, our officers, our directors and five significant stockholders will own or exercise voting and investment control of approximately 68% of our outstanding common stock immediately after this offering, assuming all of the Shares offered are sold. These stockholders, if they act together, will continue, following this offering, to be able to exert significant influence on our management and affairs and all matters requiring stockholder approval, including:

•	the composition of our Board of Directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers;
•	any determinations with respect to mergers or other business combinations;
•	our acquisition or disposition of assets; and
•	our corporate financing activities.

Furthermore, this concentration of voting power could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our stockholders. This significant concentration of share ownership may also adversely affect the trading price for our common stock because investors may perceive disadvantages in owning stock in a company that is controlled by a small number of stockholders.

We are conducting a direct primary offering with no minimum amount required to be raised and as a result we can accept your investment funds at any time without any other investment funds being raised and may not raise sufficient funds which would negatively impact our ability to grow our business as planned.

There is no minimum offering amount that must be raised and as result we may close on significantly less than the maximum offering amount. Investment funds will not be placed in an escrow account pending the attainment of a minimum amount of proceeds and will be transmitted directly to the Company for its immediate use. Thus, you may be one of only a few investors in this offering. In the event that we close on less than the maximum offering amount, we may not have sufficient capital to execute on our business strategy the way we have intended. Our ability to obtain additional financing thereafter may have a materially adverse effect on our ability to execute our overall plan and your investment may be lost.

If you purchase the Shares, you will experience immediate dilution.

If you purchase the Shares sold in this offering, you will experience immediate dilution because the price that you pay for our common stock will be greater than the net tangible book value per share of our shares of common stock.

The price of the Shares offered has been arbitrarily established by us.

The price of the Shares was arbitrarily established considering such matters as the state of our business development and the general condition of the industry in which we operate. The offering price bears little relationship to the assets, net worth, or any other objective criteria of value applicable to us.

We do not expect to pay dividends in the future; any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as our Board of Directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to the development of our business and to increase our working capital. There can be no assurance that we will ever have sufficient earnings to declare and pay cash dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our Board. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

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Shares eligible for future sale under Rule 144 may adversely affect the market value of our common stock.

From time to time, certain of our stockholders who hold restricted securities may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. Any substantial sales by holders of our common stock in the future pursuant to Rule 144 may have a material adverse effect on the market price of our securities.

Issuance of stock to fund our operations may dilute your investment and reduce your equity interest.

We may need to raise capital in the future to fund the growth of our Company. Any equity financing may have significant dilutive effect to stockholders and a material decrease in our stockholders’ equity interest in us. Equity financing, if obtained, could result in substantial dilution to our existing stockholders. At its sole discretion, our board of directors may issue additional securities without seeking stockholder approval, and we do not know when we will need additional capital or, if we do, whether it will be available to us.

If we lose key personnel or are unable to attract and retain additional qualified personnel we may not be able to successfully manage our business and achieve our objectives.

We believe our future success will depend upon our ability to retain our management, including Hin Kwok Sheung, our President, Andrea Yuan, our CFO, Robin Young, our Secretary and Yan Zhuang, the general manager of our PRC Subsidiaries, are integral to the implementation of our business plan. Should any of these individuals leave our Company, it may be difficult to replace them. We may not be successful in attracting, assimilating and retaining our employees in the future.

Our future success and our ability to expand our operations will also depend in large part on our ability to attract and retain additional qualified agricultural, sales and marketing and senior management personnel. Competition for these types of employees is intense due to the high demand for them. Failure to attract, assimilate and retain personnel, particularly tech and sales and marketing personnel, would have a material adverse effect on our business and potential growth.

We have no independent audit committee. Our full board of directors functions as our audit committee and none of our directors is considered independent. This may hinder our board of directors’ effectiveness in fulfilling the functions of the audit committee.

We are not required to have an audit committee and have not established one. Our full board of directors functions as our audit committee and is comprised of our directors, neither of whom is considered to be “independent” in accordance with the requirements of Rule 10A-3 under the Exchange Act. An independent audit committee plays a crucial role in the corporate governance process, assessing a company’s processes relating to its risks and control environment, overseeing financial reporting and evaluating internal and independent audit processes. The lack of an independent audit committee may prevent our board of directors from being independent from management in its judgments and decisions and its ability to pursue the committee’s responsibilities without undue influence. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified, independent directors, the management of our business could be compromised.

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We cannot assure you that our common stock will become liquid or that it will be listed on a national securities exchange. In addition, there may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

Currently, our common stock trades on the OTCQB venture stage marketplace for early stage and developing U.S. and international companies. Investors may find it difficult to obtain accurate quotations as to the market value of our common stock. In addition, there is currently only a limited public market for our common stock and there can be no assurance that a trading market will develop further or be maintained in the future.

We have incurred and will continue to incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, the listing requirements of the OTCQB venture stage marketplace and other applicable securities rules and regulations. Compliance with these rules and regulations has increased and will continue to increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results. Further, there are significant corporate governance and executive compensation related provisions in the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in 2010, that require the SEC to adopt additional rules and regulations in these areas such as “say on pay” and proxy access. Recent legislation permits smaller “emerging growth companies” to implement many of these requirements over a longer period. We intend to take advantage of this new legislation but cannot guarantee that we will not be required to implement these requirements sooner than budgeted or planned and thereby incur unexpected expenses. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

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If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors’ views of us.

We will be required to comply with Section 404 of the Sarbanes-Oxley Act which requires public companies to conduct an annual review and evaluation of their internal controls and attestations of the effectiveness of internal controls by independent auditors. Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. Our failure to maintain the effectiveness of our internal controls in accordance with the requirements of the Sarbanes-Oxley Act could have a material adverse effect on our business. We could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on the price of our common stock. In addition, if our efforts to comply with new or changed laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Our common stock is considered “penny stock”.

The SEC has adopted regulations, which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is currently less than $5.00 per share and therefore may be a “penny stock.” Brokers and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell the common stock and may affect your ability to sell shares.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock stocks in any market that develops for our common stock in the future, which may limit the ability to buy and sell our stock and which will have an adverse effect on any market that develops for our shares.

The price of the Company’s common stock may fluctuate significantly, which could negatively affect the Company and holders of its common stock.

The market price of the Company’s common stock may fluctuate significantly from time to time as a result of many factors, including:

•	fluctuations in quarterly operating results associated with the seasonality of our business lines;
•	the progress we make with respect to developing our ginkgo plantation;
•	investors’ perceptions of the Company’s and its prospects;
•	investors’ perceptions of the Company’s and/or the industry’s risk and return characteristics relative to other investment alternatives;
•	differences between actual financial and operating results and those expected by investors and analysts;
•	our inability to commence production, obtain permits or otherwise fail to reach Company objectives;
•	volatility in the equity securities market; and
•	sales, or anticipated sales, of large blocks of the Company’s common stock.

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Limitations on liability and indemnification matters.

As permitted by the corporate laws of the State of Nevada, we have included in our articles of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we will be required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. If we are required to indemnify, both for the costs of their defense in any action or to pay monetary damages upon a finding of a court or in any settlement, our business and financial condition could be materially and adversely affected.

As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
•	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency”; and
•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 102 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our shares of common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

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Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We are a smaller reporting company, and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

We are currently a “smaller reporting company,” meaning that we are not an investment company, an asset- backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company” at such time we cease being an “emerging growth company,” we will be required to provide additional disclosure in our SEC filings. However, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports and in a registration statement under the Exchange Act on Form 10. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “positioned,” “potential,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including risks described in the section titled “Risk Factors” and elsewhere in this prospectus, regarding, among other things:

With respect to our hotel booking business:

•	our ability to maintain and expand our relationships with hotels and travel agents;
•	global economic conditions that impact the travel industry;
•	declines or disruptions in the travel industry; and
•	our ability to expand our business, implement our strategy and effectively manage our growth.

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With respect to our Plantation:

•	our anticipated growth strategies, including our plan to develop a ginkgo tree plantation;
•	our future business development, results of operations and financial condition;
•	our ability to become one of the largest independent growers and suppliers of ginkgo leaves in China;
•	expected changes in our revenues and certain cost or expense items;
•	competition from agribusinesses, pharmaceutical company and others;
•	our ability to manage our growth;
•	trends and competition in the market for ginkgo leaves, ginkgo biloba extract and traditional Chinese medicine;
•	the PRC government policies relating to traditional Chinese medicines and agricultural industry;
•	policies of Western countries with respect to traditional Chinese medicines and other products, such as herbal supplements, that contain herbal ingredients;
•	general economic and business conditions in China and other countries or regions in which we operate.

These risks are not exhaustive. Other sections of this prospectus may include additional factors that could harm our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

OUR HISTORY AND CORPORATE STRUCTURE

History

We were incorporated in the State of Nevada in February 2006. In February 2007, our registration statement on Form SB-2 was declared effective by the U.S. Securities and Exchange Commission in which we registered 10 million of shares of common stock for sale by the Company and 1,250,000 shares on behalf of selling shareholders, each share was offered at a price of $0.50. We terminated this offering prior to selling any shares as a result of the ongoing global recession.

In June 2008, we affected a 1:5 forward stock split on the outstanding shares of common stock and amended our articles of incorporation to increase the number of shares of common stock we are authorized to issue from 100 million shares to 500 million shares.

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On October 31, 2008, we entered into a Share Exchange Agreement under which we acquired all of the outstanding shares of capital stock of OneWorld Hotel Destination Service, Inc. in consideration of the issuance of 2,000,000 shares of common stock and the payment of $150,000. OneWorld continues to be the subsidiary through which we operate our hotel booking business.

Since our inception, we have been funding our operations from a combination of shareholder advances as needed and, commencing in 2008, revenues from operations generated by our hotel booking business.

In February 2014, we added two new directors to our board in anticipation of developing our ginkgo plantation and ginkgo products business.

In April 2014, we entered into a joint venture agreement (the “JV Agreement”) with Shizhen Biotech Co., Ltd. (“Shizhen Biotech”) relating to the organization and operation of Globalink Xuzhou as a Sino-foreign joint venture company to engage in (i) the cultivation and sale of ginkgo leaves, (ii) research and development with respect to the cultivation of ginkgo, and (iii) the development of products manufactured from ginkgo. Globalink Xuzhou was organized with total registered capital of RMB 60 million, of which, pursuant to the JV Agreement, we have the right to own 80% upon a total investment of $8 million and Shizhen Biotech has the right to own 20% upon a total investment of $2 million. We have the right to appoint a majority of the directors of the company, as well as the chairman of the board and general manager. As of the date of this prospectus, we have invested $800,000 in Globalink Xuzhou and Shizhen Biotech has not invested any funds into the company, accordingly, we own all of the outstanding capital of Globalink Xuzhou as of the date of this prospectus. A more detailed discussion of the JV Agreement is provided under the heading “BUSINESS-Ginkgo Biloba Plantation.”

In October, 2015, we organized Globalink Zhejiang Bio-technology Co., Ltd. to engage in the research and development of cultivation, extraction, and application of gingko trees and other economic plants. We own all of the registered capital of Globalink Zhejiang.

In September 2015, we expanded our board of directors to five members and appointed Mr. Yan Zhuang, who is the General Manger of Chinese subsidiaries, to fill the vacancies created by the expansion, and integrally engaged in the development of our PRC Subsidiaries. During 2014 and 2015, we raised $ 1,170,000 from our PRC directors to fund the development of our ginkgo plantation, including preparing a detailed plan of development and operation over the next five years.

To date, we have expended approximately $800,000 toward the development of our Plantation. During the fall of 2015, we took the first steps toward developing our Plantation.

Corporate Structure

We operate through our three wholly owned subsidiaries, OneWorld Hotel Destination Service Inc., a Canadian corporation (“OneWorld”), Globalink (Xuzhou) Bio-Technology Co., Ltd. (“Globalink Xuzhou”) and Globalink (Zhejiang) Bio-Technology Co. Ltd. (“Globalink Zhejiang” and, together with Globalink Xuzhou, our “PRC Subsidiaries”), which are incorporated in the PRC. As PRC entities, our PRC Subsidiaries are subject to all of the laws and regulations of the PRC.

The broad rules governing the nature of foreign investment in the PRC are set forth in the Foreign Investment Guidance Catalogue, or Catalogue, promulgated by the Ministry of Commerce (“MOFCOM”). The Catalogue is the central policy of the Chinese government that regulates the inflow of foreign investments in various Chinese industries. It classifies foreign direct investments as “encouraged,” “restricted,” “permitted,” or “prohibited” and imposes restrictions on foreign investment forms and shareholdings on certain key industrial sectors. Under the Catalogue in effect as of April 2015, farming is deemed to be an “encouraged” foreign investment industry, within which specific reference is made to planting and cultivating traditional Chinese medicines. As an encouraged industry, we are subject to more relaxed administrative requirements and our income derived from our Plantation is exempt from both income taxation and the Value Added Tax, or VAT.

Currently, our board of directors comprises five members, of whom three are PRC residents.

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ENFORCEABILITY OF CIVIL LIABILITIES

We expect that over the next five years, the majority of our operations will be conducted and substantially all of our assets will be located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

There is uncertainty as to whether the courts of China would:

•	recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the federal securities laws of the United States or any state in the United States; or
•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other agreements with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States. In addition, although U.S. shareholders may be able to originate actions against us in China in accordance with PRC laws, it may be difficult for U.S. shareholders to do so because since we a re U.S. corporation it will difficult for U.S. shareholders, by virtue only of holding our common stock to establish a connection to the PRC for a PRC court to have subject matter jurisdiction as required by the PRC Civil Procedures Law.

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USE OF PROCEEDS

We estimate that our proceeds from this offering, assuming all of the Shares we are offering by this prospectus are sold, will be $5,000,000 (based on an assumed offering price of $0.25 per share). The following table sets forth the uses of proceeds assuming the sale of 25%, 50%, 75%, and 100%, respectively, of the securities offered for sale by us.

	If 25% of Shares Sold	If 50% of Shares Sold	If 75% of Shares Sold	If 100% of Shares Sold
Net Proceeds	$1,250,000	$2,500,000	$3,750,000	$5,000,000
Development of Ginkgo Plantation	$1,000,000	$2,150,000	$3,150,000	$4,200,000
Advertising and Marketing	$0	$100,000	$250,000	$350,000
General Working Capital	$250,000	$250,000	$350,000	$450,000
TOTAL	$1,250,000	$2,500,000	$3,750,000	$5,000,000

In using the proceeds of this offering, as an offshore holding company, under PRC laws and regulations, we are permitted to provide funding to our PRC Subsidiaries only through loans or capital contributions. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiaries or make additional capital contributions to our PRC Subsidiaries to fund their capital expenditures or working capital. We intend to invest the proceeds of this offering into our PRC subsidiaries and thereafter convert such proceeds into Renminbi promptly upon completion of relevant PRC government registration or receipt of the relevant approval. If we provide funding to our PRC subsidiaries through capital contributions or loans, we will need to increase our PRC subsidiaries’ approved registered capital and total investment amount, which requires approval from the Ministry of Commerce, or MOFCOM, or its local branches. This approval process typically takes 30 to 90 days, and sometimes longer, from the time the MOFCOM or its local branches receive all the required application documents. If we provide funding to a PRC subsidiary through loans, we will also need to register such loans with the State Administration of Foreign Exchange or its local branches, which usually requires no more than 20 working days from the date of receipt of all the required application documents by the SAFE or its local branches. We cannot assure you that we will be able to complete these government registrations or obtain the relevant approvals on a timely basis, if at all. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using our net proceeds from this offering to make loans or additional capital contributions to our PRC operating subsidiaries.”

Pending use of the net proceeds, we intend to invest our net proceeds in short-term, interest-bearing debt instruments or bank deposits.

The foregoing represents our current intentions with respect of the use and allocation of the net proceeds to us from this offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds of this offering. The occurrence of unforeseen events or changed business conditions may result in application of our proceeds from this offering in a manner other than as described in this prospectus.

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DETERMINATION OF OFFERING PRICE

The offering price for the Shares in this offering was arbitrarily determined. In determining the initial public offering price of the Shares, we considered several factors including the following:

•	our business structure and operations;
•	prevailing market conditions, including the history and prospects for our industry;
•	our future prospects and the experience of our management; and
•	our capital structure.

Therefore, the public offering price of the Shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share after the offering. Dilution results from the fact that the per share offering price is substantially in excess of the book value per share attributable to the existing shareholders for our presently outstanding shares of common stock. Dilution arises mainly as a result of our arbitrary determination of the offering price of the Shares being offered. Dilution of the value of the Shares you purchase is also a result of the lower book value of the Shares held by our existing stockholders.

Our historical net tangible book value (deficit) at December 31, 2015 was $1,081,763, or $0.02 per share of common stock. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.

The following tables compare the differences of your investment in our Shares with the investment of our existing stockholders based on the percentage of Shares sold of the 20,000,000 Shares available to be purchased:

Dilution to New Stockholders	25%	50%	75%	100%
Per share offering price	$0.25	$0.25	$0.25	$0.25
Net tangible book value per share before Offering (1)	$0.02	$0.02	$0.02	$0.02
Net tangible book value per share after Offering (2)	$0.05	$0.06	$0.08	$0.09
Decrease in investment to new stockholders	$1,250,000	$2,500,000	$3,750,000	$5,000,000
Dilution to new stockholders	9.88%	17.99%	24.76%	30.49%

(1)	Before Offering:

	25%	50%	75%	100%
Pro Forma Stockholders’ Equity	$1,081,763	$1,081,763	$1,081,763	$1,081,763
Divided by:
Shares outstanding before Offering	45,585,000	45,585,000	45,585,000	45,585,000
Equals:
Net tangible book value per share	$0.02	$0.02	$0.02	$0.02

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(2)	After Offering:

	25%	50%	75%	100%
Pro Forma Stockholders’ Equity	$2,331,763	$3,581,763	$4,831,763	$6,081,763
Divided by:
Shares outstanding before Offering	45,585,000	45,585,000	45,585,000	45,585,000
Shares issued in Offering	5,000,000	10,000,000	15,000,000	20,000,000
Total shares outstanding after Offering	50,585,000	55,585,000	60,585,000	65,585,000
Equals:
Net tangible book value per share	$0.05	$0.06	$0.08	$0.09

The following tables show a comparison between the cash contributions of common stockholders and the public contribution under this Offering:

	Shares Purchased – 25%		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing Stockholders	45,585,000	90.12%	$1,081,763	46.39%	$0.02
New Investors	5,000,000	9.88%	$1,250,000	53.61%	$0.25
Total:	50,585,000	100%	$2,331,763	100%
	Shares Purchased – 50%		Total Consideration
Existing Stockholders	45,585,000	82.01%	$1,081,763	30.20%	$0.02
New Investors	10,000,000	17.99%	$2,500,000	69.80%	$0.25
Total:	55,585,000	100%	$3,581,763	100%

	Shares Purchased – 75%		Total Consideration
Existing Stockholders	45,585,000	75.24%	$1,081,763	22.39%	$0.02
New Investors	15,000,000	24.76%	$3,750,000	77.61%	$0.25
Total:	60,585,000	100%	$4,831,763	100%

	Shares Purchased – 100%		Total Consideration
Existing Stockholders	45,585,000	69.51%	$1,081,763	17.79%	$0.02
New Investors	20,000,000	30.49%	$5,000,000	82.21%	$0.25
Total:	65,585,000	100%	$6,081,763	100%

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTCQB venture stage marketplace under the symbol “GOBK.” Historically, trading in our stock has been very limited and the trades that have occurred cannot be characterized as amounting to an established public trading market. Trading in stocks quoted on the OTCQB is often thin and is characterized by wide fluctuations in trading prices due to many factors that may be unrelated to a company’s operations or business prospects. As a result, the trading prices of our common stock may not reflect the price that would result if our stock was actively traded. There is no assurance that a regular trading market in our common stock will develop, or if developed, that it will be sustained. Therefore, stockholders may be unable to resell their shares of our common stock.

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The following are high and low bid prices quoted on the OTCQB during the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

	High	Low

Fiscal Year Ended December 31, 2014:
First quarter ended March 31, 2014	$0.032	$0.025
Second quarter ended June 30, 2014	$0.032	$0.032
Third quarter ended September 30, 2014	$0.0999	$0.032
Fourth quarter Ended December 31, 2014	$0.0365	$0.035

Fiscal Year Ended December 31, 2015:
First quarter ended March 31, 2015	$0.035	$0.035
Second quarter ended June 30, 2015	$0.04	$0.035
Third quarter ended September 30, 2015	$0.05	$0.035
Fourth quarter Ended December 31, 2015	$0.06	$0.04

Subsequent Interim Period:
May 11, 2016	$0.035	$0.035

On June 29, 2016, the last reported sales price for our common stock was $0.0373 per share.

Holders of Our Common Stock

As of July 12, 2016, 45,585,000 shares of our common stock were outstanding, held by 53 stockholders of record at our transfer agent, with others holding our shares in street name.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Island Stock Transfer, Suite 301, Clearwater, FL 33760, where its telephone number is (727) 289-0010

Financial Statements

Our financial statements are included in this prospectus, beginning on page 88.

Securities Authorized for Issuance under Equity Compensation Plans

The following table indicates shares of common stock authorized for issuance under our 2015 Stock Awards Plan (the “Plan”) as of December 31, 2015:

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance
Equity compensation plans not approved by security holders	6,000,000	$0.075	-0-

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SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict what effect, if any, market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

Assuming that all 20,000,000 Shares are sold, we will have 65,585,000 shares of common stock outstanding. Of the outstanding shares, the Shares sold in this offering as well as any shares of common stock previously sold pursuant to Rule 144 (described below) will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our “affiliates”, as that term is defined under Rule 144, may be sold only in compliance with the limitations described below. In addition, as of July 12, 2016 there were 6,000,000 shares issuable upon the exercise of stock options with a weighted average exercise price of $0.075 per share. The resale of such shares, following the exercise of such options by the holders thereof, will be registered under the Securities Act, as described below. The remaining outstanding shares of common stock will be deemed “restricted securities” as that term is defined under Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration, including the exemptions under Rule 144, which we summarize below. The restricted shares held by our affiliates will be available for sale in the public market at various times after the date of this prospectus pursuant to Rule 144.

Rules 144

In general, under Rule 144, as currently in effect, persons who are not one of our affiliates at any time during the three months preceding a sale may sell shares of our common stock beneficially held upon the earlier of (1) the expiration of a six-month holding period, if we have been subject to the reporting requirements of the Exchange Act and have filed all required reports for at least 90 days prior to the date of the sale, or (2) a one-year holding period.

At the expiration of the six-month holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available, and a person who was one of our affiliates at any time during the three months preceding a sale would be entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding which will equal to approximately shares immediately after this offering; and
•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year including the holding period of any prior owner except an affiliate of The Joint, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

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Form S-8 Registration Statement

Following the closing of this offering, we will file a registration statement on Form S-8 registering the 6,000,000 shares of our common stock issuable pursuant to stock options granted under our 2015 Stock Awards Plan. Shares registered under such registration statement will be available for sale in the open market upon the effectiveness of the registration, subject to Rule 144 volume limitations applicable to affiliates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

The following discussion and analysis should be read in conjunction with our audited consolidated financial statements and accompanying notes thereto included elsewhere herein.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. See “Special Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results may differ materially from those contained in any forward-looking statements.

Our financial statements are prepared in U.S. Dollars and in accordance with accounting principles generally accepted in the United States. See “Critical Accounting Policies and Estimates — Foreign currency translation” below for information concerning the exchanges rates at which Renminbi were translated into U.S. Dollars at various pertinent dates and for pertinent periods.

Business Overview

Globalink, Ltd. conducts business through its three wholly owned subsidiaries OneWorld Hotel Destination Service Inc., a Canadian corporation (“OneWorld”), Globalink (Xuzhou) Bio-Technology Co., Ltd. (“Globalink Xuzhou”) and Globalink (Zhejiang) Bio-Technology Co. Ltd. (“Globalink Zhejiang” and, together with Globalink Xuzhou, our “PRC Subsidiaries”), which are incorporated in the PRC. Our business is divided into two segments:

•	online business to business hotel booking; and
•	agriculture, which includes (i) the development and operation of a ginkgo tree plantation in the PRC, the business of which is the cultivation and sale of dried ginkgo leaves to manufacturers of ginkgo extract, the principal ingredient of ginkgo-based herbal supplement products that have gained popularity around the world, and (ii) research and development, cultivation, extraction, and application of gingko trees and other economic plants.

As of the date of this prospectus, we own all of the outstanding capital of Globalink Xuzhou, our PRC subsidiary that is developing our Plantation, equal to RMB 5,099,00 ($800,000) of Globalink Xuzhou’s total registered capital of RMB 60 million. Globalink Xuzhou was organized pursuant to a joint venture agreement (the “JV Agreement”) with Shizhen Bio-Technology Co., Ltd. (“Shizhen Biotech”) which provides, among other things, that we have the right to own 80% of Globalink Xuzhou’s registered capital for a total investment of RMB 48 million ($8 million) and Shizhen Biotech has the right to own 20% of Globalink Xuzhou’s registered capital for a total investment of RMB 12 million ($2 million). As of the date of this prospectus, Shizhen Biotech has not invested any funds into Globalink Xuzhou and does not own any of that company’s registered capital. To the extent that Shizhen Biotech makes its investment in Globalink Xuzhou, our percentage of the profits of that company will be reduced by a corresponding amount up to 20%.

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We operate a hotel booking service for travel agents located in Canada. We enter into agreements with hotel chains and individual hotels in Canada that agree to make rooms available to us at discounted prices. We currently have relationships with five hotel chains and over two hundred individual hotels. We also enter into agreements with travel agents throughout Canada who view room selection on our web site and contact us directly to book rooms. Travel agents typically book blocks of rooms for their leisure and business traveler clients. Currently, all room booking is completed manually and no credit card or other personal data is transmitted electronically or retained by us. We generate revenue for our services based on the difference between the total amount the customer pays for the room and the negotiated net rate plus estimated taxes that the hotel charges for the room. We recognize revenue when rooms are booked and remit payment to the hotel promptly.

We are developing a ginkgo tree plantation (“Plantation”) through our Globalink Xuzhou subsidiary that will comprise approximately 1,553 acres over the next five years. As of April 30, 2016, our Plantation had 100 acres of land under cultivation that it leased from local farmers pursuant to land leases that extend through 2027. Since we proposed the project in 2015, we have developed a comprehensive business plan that projects approximate costs, output and revenues over the next five years. As of the date of this prospectus, we have invested a total of $800,000 in Globalink Xuzhou, comprising $500,000 invested in August 2015, and $300,000 invested in October 2015. During January 2016, Hin Kwok Sheung, our principal stockholder and the president and chief executive officer and a director of the Company, loaned the sum of $250,000 (RMB1,500,000) to Globalink Xuzhou. The loan bears no interest and has no fixed term of repayment.

During the winter of 2015, we began purchasing equipment and other materials required to commence agricultural operations. We are planting our first crop of seeds this spring and, assuming typical growing conditions, we expect to harvest approximately 60 tons of dried ginkgo leaves for sale during the fall of 2016. Our Plantation brings modern scientific and technical practices to China’s archaic agricultural industry and we expect to become one of the largest independent producers of ginkgo leaves in the PRC.

We expect to sell our output of ginkgo leaves to ginkgo extract manufacturers that will use the finished product in a variety of health and herbal supplement products. Initially, we expect to sell our entire output in China and eventually expand our marketing efforts to Europe and North America. Sales are recorded on a per kilo or per ton of dried leaf basis. In addition, as our trees reach six years of age and the content of the active beneficial ingredients in the ginkgo leaves declines, rendering the leaves of no value to extract manufacturers, we will seek to sell trees to local consumers who use them for ornamental or landscaping purposes. To the extent we are able to sell trees, the price typically is based upon the circumference of the trunk.

Globalink Zhejiang engages in research and development, cultivation, extraction, and application of gingko trees and other economic plants. In January 2016, Globalink Zhejiang entered into a Technology Development Service Agreement with Zhejiang Pharmaceutical College, or the College, under which the College has agreed to perform research with respect to accelerating the development of the active ingredients within the ginkgo tree and optimizing the processes of extracting flavone and lactone in order to enhance yield. We expect to receive a summary of the research project by the end of 2016, which may lead to a conclusion as to whether we can apply the technology to commercial production of gingko trees in a controlled laboratory environment.

We currently derive all of our revenues from our online hotel booking business; however, we expect that over the next three years, sales of ginkgo leaves by our Plantation operations will become our principal source of revenue. For the foreseeable future, we expect to reinvest any net profits into the development of our Plantation.

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Growth Strategies and Outlook

Though we expect to focus our immediate efforts of the development of our Plantation, we have identified several growth strategies for our online hotel booking business.

We believe that we have the opportunity to expand our booking business by (i) offering our products directly to consumers, and (ii) targeting travelers from China to North America. Official China tourism statistics indicate that the number of outbound tourists was 107 million in 2014, an increase of almost 20% over the previous year. International travel from China has grown as a result of increased disposable income, relaxed restrictions within China with respect to travel and a concurrent easing of visa arrangements for visitors from China by many countries, including the U.S. and Canada, where our hotels rooms are located. In order to take advantage of these trends, we would need to both build a more robust booking platform that is accessible to businesses and consumers and commence marketing initiatives directly to Chinese travel agencies and consumers. We are in the process of evaluating the costs and other resources required to take advantage of this potentially significant opportunity.

The business plan we have prepared for our Plantation contemplates that we will have over 1,500 acres under cultivation over the next five years. After the first year, we expect to increase our land under cultivation by leasing additional lands from individual farmers on terms that we believe will be comparable to those currently in place. In our second, third, fourth and fifth years of operations, we expect to have approximately 600 acres, 750 acres, and 800 acres, respectively, of land under cultivation and that by the fifth year of operations we could be producing up to 5,500 metric tons of dried ginkgo leaves that conform to GAP standards and that contain the optimum levels of the active ingredients. We believe that from a cost and operations perspective, as we add lands and the labor, equipment, management, utilities and other input required to produce the output of leaves we project, our project scales up proportionately. We expect to harvest ginkgo leaves at the end of our first season, the fall of 2016, and that output production will increase in each of our first five years as we add additional lands under cultivation and our trees continue to grow to maturity. We currently are marketing our anticipated product to ginkgo extract manufacturers and expect to have the entire output pre-sold prior to the harvest. As of the fall of 2015, high quality dried ginkgo leaves were being sold to pharmaceutical companies at prices ranging from RMB 18 – RMB 22 ($3 - $3.60) per kilogram. We believe that we have an experienced and deep team to execute our business plan, however, agricultural operations are subject to significant risks beyond our control. Moreover, our Plantation will be subject to all of the risks of doing business in the PRC.

We believe that ginkgo cultivation represents a favorable opportunity for our Company both because (i) ginkgo is a key ingredient in TCM and is widely used in the PRC, (ii) the ginkgo growing industry is fragmented among large number of small producers who continue to utilize archaic farming techniques and a small number of agribusinesses that are subsidiaries of or otherwise connected with ginkgo extract manufacturers and (iii) ginkgo and other TCM ingredients enjoy increasing usage among consumers worldwide and are currently accepted under U.S. and EU regulations with only minimal government intervention.

TCM is widely practiced among PRC residents and is considered to be an integral part of the health care system. Ginkgo is a fundamental ingredient in TCM which posits that ginkgo is imbued with healing qualities and is prescribed by TCM practitioners to address a wide range of ailments. China’s National Bureau of Statistics estimates that the TCM market in China totaled more than RMB515 billion in 2012, accounting for 31.24% of China’s total medicine industry. We believe that ginkgo will continue to be a staple of TCM and that there will be an active market for our output.

In China, TCM products are regulated by the China FDA and typically are produced by pharmaceutical companies. In many instances, these companies grow the preponderance of the raw materials, such as ginkgo, that they use in their products at company-operated farms. Those PRC companies that do not control their own production, as well as international manufacturers

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of herbal supplements and other related products, must purchase TCM raw materials from independent farmers. Our internal investigation and research demonstrates that ginkgo continues to be grown by a diverse group of small farmers that rely on antiquated agricultural practices. Our Plantation will incorporate modern GAP practices to maximize output and ensure the highest content of the active ingredients in our leaves. Leaves will be packaged in parcels to which we will affix pertinent information, such as the growth records of the specific product and the flavone and lactone content of the leaves, as a means of exhibiting our transparency and to assure customers that our product meets their quality specifications. We believe these features will distinguish us from other independent growers of ginkgo and attract domestic and international customers.

China’s National Bureau of Statistics estimates that the worldwide TCM market is increasing by between 10% to 20% each year. Over the last several decades, the usage of ginkgo-based products have proliferated across Europe and North America where ginkgo is becoming widely accepted as an herbal remedy for a variety of health conditions, principally memory loss and dementia. Sales of ginkgo-based products are difficult to estimate but in 2012 worldwide sales were believed to be worth approximately $500 million. In Europe and the United States, products incorporating ginkgo are among the five top-selling herbal supplements. In 2002, ginkgo was the number one selling herbal supplement in the United States. We believe that the market for TCM products will continue to grow as Western consumers, particularly an aging population, look for products that they believe to be safe and inexpensive alternatives to modern pharmaceutical preparations, as a treatment to mitigate the effects of cognitive decline, such as dementia, which is one of the principal uses for ginkgo.

Government regulation of ginkgo-based products in North America and the EU has been relatively benign. In the U.S. gingko is regulated as a category of food known as “dietary supplements” under the Dietary Supplement Health and Education Act of 1994 and not as a drug. Ginkgo and other herbal supplements may be sold in the U.S. without regulation, provided that manufacturers do not make health claims on the labels or in advertising. Moreover, there are no regulations specific to the manufacturing of individual dietary supplements, though there are general safety rules on manufacturing, packaging, labeling, and storage. In the EU, “traditional herbal medicinal products” which meet certain criteria, including ginkgo-based products, may be manufactured and sold within European Union, or EU, member states without authorization or registration. In view of these conditions, we believe that Western markets represent a receptive and growing market for our product.

We believe that we have developed a business plan that presents a reasonable and rational path to success and that our current management possesses the skills and experience to achieve all of the goals we have set over the next five years and beyond.

Critical Accounting Policies and Use of Estimates

Accounting policies are an integral part of our financial statements. A thorough understanding of these accounting policies is essential when reviewing our reported results of operations and our financial position. Management believes that the critical accounting policies and estimates discussed below involve the most difficult management judgments, due to the sensitivity of the methods and assumptions used. Our significant accounting policies are described in Note 1 to our consolidated financial statements included elsewhere in this report.

While our significant accounting policies are fully described in Note 2 to our audited consolidated financial statements for the year ended December 31, 2015, we believe the following accounting policies and estimates are the most critical to aid you in fully understanding and evaluating this management’s discussion and analysis. Some of them involve significant judgments and uncertainties and could potentially result in materially different results under different assumptions and conditions.

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Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States, or GAAP, requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amount of assets, liabilities and provisions, income and expenses and the disclosure of contingent assets and liabilities at the date of these financial statements. Estimates are used for, but not limited to, the selection of the useful lives of fixed assets, allowance for doubtful debt associated with accounts receivable, fair values, revenue recognition, and taxes. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent. Actual results may differ from these estimates.

Growing crops

Gingko trees are valued at historical cost, which include all cultivation costs incurred for planting, growing and maintaining the gingko trees during a year other than the harvest season that lasts about two months. The cultivation costs include costs of land lease, equipment lease, equipment amortization, labor, consulting, fertilizer, materials and supplies, and other direct growing costs.

At the end of each reporting period, the Company reviews the carrying amounts of the growing crops to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). A reliable market price is usually available for mature gingko trees in China. Under certain circumstances, when a reliable market price is not available, the fair value of the growing crops is measured using the discounted expected future cash flow method. Under this method, expected future revenues less costs to complete and harvest is discounted to present value.

The growing crops will be amortized using the straight-line method over an estimated useful life of 5 years. The Company intends to sell all of the gingko trees after 5 years and replant seedlings in order to optimize the effective ingredients in leaves harvested from younger trees.

Inventories

Inventory is valued at the lower of cost (determined on a weighted average basis) and market value. Inventories as of December 31, 2015 mainly consist of gingko seeds to be planted during the first quarter of 2016. The Company reviews its inventories regularly for possible obsolete goods and establishes reserves when determined necessary.

Revenue recognition

The Company recognizes revenue from its hotel booking services once the service is rendered and all the significant risks and rewards of the service have been transferred to the customer. As a result, revenue from hotel booking services are recognized when customers check in to the hotels. Amounts received from customers for services not yet rendered are included in other current liabilities as unearned revenue.

In accordance with the ASC 605 “Revenue Recognition”, the Company reports its revenue as an agent, on the net amount retained, which is the amount billed to a customer less the amount paid to a hotel.

Stock-based compensation

The Company accounts for stock compensation with employees in accordance with ASC 718 “Compensation – Stock Compensation”, which recognizes awards at fair value on the date of grant and recognition of compensation over the service period for awards expected to vest. The fair value of stock options is determined using the Black-Scholes Option Pricing Model.

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The Company accounts for stock compensation arrangements with non-employees in accordance with ASC 505-50 “Stock-Based Transactions with Nonemployees””, which requires that such equity instruments are recorded at their fair value on the measurement date. The measurement of share-based compensation is subject to periodic adjustment as the underlying instruments vest. The fair value of stock options is estimated using the Black-Scholes Option Pricing Model and the compensation charges are amortized over the vesting period.

Accounts receivable

Trade receivables are carried at original invoice amount. Accounts receivable are written off to bad debt expense using the direct write-off method. Receivables past due for more than 120 days are considered delinquent. Management determines uncollectible accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions and by using historical experience applied to an aging of accounts. Recoveries of trade receivables previously written off are recorded when received.

Foreign currency translation

Functional and presentation currency

Items included in the financial statements of the Company’s PRC Subsidiaries are measured using the currency of the primary economic environment in which the subsidiary operates (“the functional currency”), which is the Chinese Renminbi for Globalink Xuzhou and Globalink Zhejiang, and the Canadian dollar for OneWorld. The consolidated financial statements are presented in United States dollar, which is the functional currency of the parent company. The operating subsidiaries’ financial statements are prepared in its respective functional currencies before translating to the presentation currency which is the USD. The Company translates items in the statement of loss and comprehensive loss using the average exchange rate for the year. Assets and liabilities are translated at the year-end rate. All resulting exchange differences are reported as a separate component of other comprehensive income (loss).

Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuations where items are re-measured. Foreign exchange gains and losses resulting from settlement of such transactions and from the translation at period end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the profit or loss in “foreign exchange (gain) loss”.

Impairment reviews for long-lived assets

Long-lived assets such as property, equipment and goodwill are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable. When required impairment losses on assets to be held and used are recognized based on the fair value of the asset. The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required. If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets. The Company did not recognize any impairment losses for any periods presented.

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Results of Operations

Comparison of Operating Results for the Three Months Ended March 31, 2016 and March 31, 2015

Our operating results for the three months ended March 31, 2016 and 2015 are compared below:

	For the Three Months Ended March 31,
	2016	2015	Increase / (Decrease)
	($)	($)	($)
Statement of Operations Data:
Revenue	$33,096	71,921	$(39,825)

General and administrative expenses
Salaries and benefits	87,026	52,342	34,684
Directors and management fees	15,000	15,000	—
Research and development	8,796	—	8,796
Stock based compensation	51,873	—	51,873
Foreign exchange loss (gain)	(7,136)	(594)	(6,542)
Professional fees	800	574	(226
Rent	9,093	5,209	3,884
Travel	10,747	7,140	3,607
Investor Relations	12,000	—	12,000
Miscellaneous operating expenses	15,263	4,198	10,892
Total	(218,928)	(99,754)	119,174

Net loss	$(185,832)	(27,833)	157,999

Revenues

For the three months ended March 31, 2016 and March 31, 2015, all of our revenues were generated from our hotel booking operations. Revenues for the three months ended March 31, 2016 revenues decreased by $39,825, or 53.98%, compared to the three months ended March 31, 2015. The primary reasons for the decrease in revenues were reduced profit margin due to fierce completion and a weaker Canadian dollar against US dollars, as revenue earned in OneWorld is in Canadian dollars and translated and presented in US dollars in the financial statements.

General and administrative expenses

Total general and administrative expenses for the three months ended March 31, 2016 increased by $119,174, or 119.46%, over the three months ended March 31, 2015. The primary reason for the increase was the incurrence of additional expenses in connection with the commencement of our Plantation in the PRC, while in the three months ended March 31, 2015, the business in China was not started.

Set forth below is a discussion of the individual components of general administrative expenses:

Salaries and Benefits increased by $34,684, or 66.26%, in 2016 compared to 2015. The increase is attributable to hiring new employees by our PRC subsidiaries.

Directors and Management Fees are paid to directors in Canada, and remained the same through both periods.

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Research and Development increased by $8,796, or 100%, in 2016 compared to 2015. The increase is attributable to the payment for research and development services conducted by Zhejiang Pharmaceutical College pursuant to the agreement between the parties.

Stock Based Compensation increased by $51,873, or 100%, in 2016 compared to 2015. The increase is attributable to 2,000,000 shares of common stock issued to a public relations firm during the period for services rendered and to be rendered and to the vesting of 900,000 options previously granted by our board of directors under the 2015 Stock Awards Plan.

Foreign Exchange Gain increased by $6,542, considering a gain of $7,136 in 2016 compared to a gain of $594 in 2015. The increase is attributable to fluctuations in foreign exchange rates between US dollars, Canadian dollars and Chinese RMB.

Professional Fees increased by $226, from $574 for the three month period ended March 31, 2015 compared to $800 for the 2016 period. The decrease is attributable to the foreign exchange fluctuation when audit fees paid in Canadian dollars are converted into US dollars due to the increase of US dollars against Canadian dollars

Rent increased by $3,884, or 74.56%, in 2016 compared to 2015. The increase is attributable to a new office leases in China.

Travel increased by $3,607, or 50.51%, in 2016 compared to 2015. The increase is attributable to additional travel to and from the PRC as we commenced Plantation operations.

Miscellaneous Operating Expenses comprises telephone, office supplies, meals and entertainment, insurance, repairs, leasehold improvements, among other things. These expenses increased by $10,892, from $2,328 for the three month period ended March 31, 2015 to $13,220 for the same period in 2016. The increase is attributable to expenses incurred in connection with the commencement of our Plantation in China.

Net Loss

Net loss for the three months ended March 31, 2016 increased by $158,407, or 606%, compared to the three months ended March 31, 2015. The principal reason for the increase was the commencement of our Plantation business in China and the allocation of resources to that project.

Liquidity and Capital Resources

At March 31, 2016 we had working capital of $335,634 compared with working capital of $582,647 at December 31, 2015. Our working capital has decreased primarily due net cash expenses attributable to our Plantation without corresponding increases in revenue or cash investment in the Company. At March 31, 2016, we had approximately $677,221 in cash and $157,926 of accounts receivable, $466,220 of accounts payable and accrued liabilities, $237,530 in amounts due to related parties (including $232,530 in a non-interest bearing loan with no fixed repayment terms).

Cash Flows Used in Operating Activities

Cash flows used in operating activities for the quarter ended March 31, 2016, during which we incurred a net loss of $185,832, totaled approximately $129,161. This amount comprises an increase in amortization of $734, an increase in stock-based compensation of $51,873, and an increase in shares issued for investor relations fees of $12,000. In addition, the Company recorded the following changes in non-cash working capital items: we had an increase in accounts receivable of $55,790, an increase in other current assets of $74,006, an increase in accounts payable and accrued liabilities of $108,015 and amounts due to related parties of $5,000, and an increase in other current liabilities of $8,845.

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Cash flows used in operating activities for the quarter ended March 31, 2015, during which we incurred a net loss of $27,833, totaled $127,542. This amount comprises changes in the following non-cash working capital items: a decrease in accounts receivable of $193,595, a decrease in other current assets of $4,003, an increase in accounts payable and accrued liabilities of $81,555, and an increase in other current liabilities of $8,328.

Cash Flows from Investing Activities

For the quarter ended March 31, 2016, we used total cash in investing activities of $198,593, comprising $2,961 for the acquisition of fixed assets, $996 for inventories, $69,495 for construction in progress, and $125,411 in connection with growing crops, all allocated to the development of our business in China. For the quarter ended March 31, 2015, there were no significant cash sources or uses from investing activities.

Cash Flow from Financing Activities

For the quarter ended March 31, 2016, the Company received a loan in the principal amount of $232,530 from a related party. The loan is non-interest bearing and has no fixed repayment terms. For the quarter ended March 31, 2015, there were no significant cash sources or uses from financing activities.

Off Balance Sheet Arrangements

As of March 31, 2016 and December 31, 2015, the Company has no off balance sheet financing arrangements.

Comparison of Operating Results for the years ended December 31, 2015 and 2014

Our operating results for the years ended December 31, 2015 and 2014 are compared below:

	Fiscal Year ended December 31,
	2015	2014	Increase / (Decrease)
	($)	($)	($)
Statement of Operations Data:
Revenue	$305,651	346,784	$(41,133)

General and administrative expenses
Salaries and benefits	249,384	243,299	6,085
Directors and management fees	60,000	43,974	16,026
Research and development	2,885	—	2,885
Stock based compensation	90,932	—	90,932
Foreign exchange loss (gain)	(9,357)	17,226	26,583
Professional fees	51,442	55,467	(4,025)
Rent	26,106	19,340	6,766
Travel	33,346	10,671	22,675
Miscellaneous operating expenses	79,203	71,049	8,154

Net loss	$(278,290)	(114,242)

* Less than 1%.

Revenues

Revenues for the year ended December 31, 2015 decreased by $41,133, or 11.86%, compared to the year ended December 31, 2014. The primary reasons for the decrease in revenues were fluctuation of exchange between US dollars and Canadian dollars, as revenue earned in OneWorld is in Canadian dollars and translated and presented in US dollars in the financial statements.

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General and administrative expenses

Total general and administrative expenses for the year ended December 31, 2015 increased by $122,915, or 26.66%, over the year ended December 31, 2014. The primary reason for the increase was the commencement of our Plantation in PRC.

Set forth below is a discussion of the individual components of general administrative expenses:

Salaries and Benefits increased by $6,085, or 2.50%, in 2015 compared to 2014. The increase is attributable to hiring new employees by our PRC subsidiaries.

Directors and Management Fees increased by $16,026, or 36.44%, in 2015 compared to 2014. The increase is attributable to net effect of appointment of new CFO in January 2015 and resignation of two former directors and officers in December 2014.

Research and Development increased by $2,885, or 100%, in 2015 compared to 2014. The increase is attributable to the payment for research and development services conducted pursuant to the Company’s contract with Zhejiang Pharmaceutical College.

Stock Based Compensation increased by $90,932, or 100%, in 2015 compared to 2014. The increase is attributable to our board of director’s adoption of the 2015 Stock Awards Plan and the grant of options thereunder.

Foreign Exchange Loss decreased by $26,583, considering a gain of $9,357 in 2015 compared to a loss of $17,226 in 2014. The decrease is attributable to fluctuations in foreign exchange rates between US dollars, Canadian dollars and Chinese RMB.

Professional Fees decreased by $4,025, or 7.26%, in 2015 compared to 2014. The decrease is attributable to the foreign exchange fluctuation when audit fees paid in Canadian dollars are converted into US dollars due to the increase of US dollars against Canadian dollars

Rent increased by $6,766, or 34.98%, in 2015 compared to 2014. The increase is attributable to a new office lease in China.

Travel increased by $22,675, or 212.49%, in 2015 compared to 2014. The increase is attributable to additional travel to and from the PRC as we commenced Plantation operations.

Miscellaneous Operating Expenses comprises telephone, office supplies, meals and entertainment, insurance, repairs, leasehold improvements, among other things. These expenses increased by $8,154, or 11.48%, in 2015 compared to 2014. The increase is attributable to expenses incurred in connection with the commencement of our Plantation in China.

Net Loss

Net loss for the year ended December 31, 2015 increased by $164,048, or 143.60%, over the year ended December 31, 2014. The primary reason for the increase was the commencement of our Plantation business in China and the allocation of resources to that project.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity include funds generated by operations, the availability of credit facilities, levels of accounts receivable and accounts payable, and capital expenditures.

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As of December 31, 2015, we had working capital of $582,647, compared with working capital of $893,463 as of December 31, 2014. The decrease in our working capital is attributable to:

•	increased expenses incurred in connection with the commencement of the development of our Plantation;
•	lower revenue which we attribute to a weak Canadian dollar compared to the US dollar; and
•	a reduction in sales of equity to investors.

Since our inception, we have financed our operations through the sale of equity securities, by short term loans from stockholders and from internally generated revenue from operations.

Since 2008, we have been operating our online hotel booking business with profits generated from sales and we expect to continue to generate sufficient revenue from sales to support such operations for the foreseeable future. At such time as we seek to implement our expansion plans, we will require additional capital to build a more robust booking platform to accommodate individual consumers and to initiate wider scale marketing efforts.

We believe that we will require significant additional capital to achieve our short and medium-term objectives of developing our Plantation. We have developed a detailed business plan for our Plantation covering the period 2016 through 2020 that sets forth expected costs, expenses and sales under normal growing conditions and in the current business and regulatory climate. The table below provides information with respect to our annual capital requirements:

Year	Plantation Capital Requirements[1]
2016	$1,800,000
2017	$1,800,000
2018	$1,400,000
2019	$0
2020	$0
Total:	$5,000,000
1. After giving effect to the reinvestment of profits from the sale of ginkgo leaves into the business.

We intend to allocate all of the net proceeds from the offering of the Shares made by this prospectus, if any, to the development of our Plantation. If we sell less than all of the Shares and receive less than all of the proceeds from the offering of the Shares, we will not be able to develop our Plantation as quickly as our business plan anticipates, in which case, we will not meet the production and sale expectations set out in our business plan. Under such circumstances, we may seek to obtain loans in China, though we expect that any such loans would be at a high cost to us. To date, our PRC stockholders have funded the development of our Plantation through loans to the Company and may continue to loan money to the Company in the future, though they are under no obligation to do so.

During our first five years of operation we expect that our principal costs and expenses will include rent, costs in connection with the acquisition of new leasehold interests in land, labor for agricultural and packaging processes, agricultural supplies (seeds, fertilizer and pesticides), farming and laboratory equipment, facilities construction, utilities, fees for technical consulting services and general administrative expenses, including rent, management salaries, implementation and maintenance of agricultural GAP infrastructure and attestation, marketing and internal controls monitoring.

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We expect to generate revenues after our first harvest during the fall of 2016. We expect that all net revenue generated from the sale of ginkgo leaves will be reinvested into the Plantation for the foreseeable future.

The proceeds we may receive from the sale of all Shares offered by this prospectus will allow us to complete the development of our Plantation over five years and expand to 1,553 acres of land under cultivation. If we do not sell all of the Shares offered hereby, we may seek to raise the additional required funds by way of equity or debt financings. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which might make it more difficult for us to obtain additional capital and to pursue business opportunities. We might not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to develop our Plantation as quickly as anticipated, or at all, and to respond to business challenges could be significantly limited.

Our business segments, encompassing online hotel booking and the development and operation of a ginkgo tree Plantation, entail numerous risks, many of which are beyond our control. Please see the section titled “Risk Factors” for a discussion of the risks we may encounter in connection with these operations.

Cash Flows:

The following table presents summary cash flow information for the periods indicated.

	Year
	2015	2014
Net cash provided by (used in)
Operating activities	$(293,791))	$(159,752)
Investing activities	(235,503)	(145)
Financing activities	110,000	987,703

Net (decrease) increase in cash	$(419,294)	$827,806

Operating Activities

In 2015, net cash used in operating activities increased by $134,039 compared to 2014. This was due primarily to commencement of our Plantation business in China.

Investing Activities

In 2015, net cash used in investing activities increased by $235,358 compared to 2014. The increase is attributable to additional expenses incurred in connection with the acquisition of fixed assets ($58,273), inventories ($26,244), construction in progress related to our Plantation ($13,411), and agricultural activities ($137,575), all incurred in connection with our Plantation operations; whereas, during 2014, we expended $145 for the acquisition of fixed assets.

Financing Activities

In 2015, net cash provided by financing activities decreased by $877,703 compared to 2014. The decrease was due principally to reduced stock sales to investors during 2015 compared to 2014 and the repayment of loans to shareholders during 2014 in the amount of $62,297.

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Contractual Commitments

The Company has contractual obligations and commercial commitments including long-term debt and lease obligations. The table below presents our future contractual obligations:

	Total	Less than 1 Year	1–3 Years	3–5 Years	More than 5 Years
Long-term debt	$0	0	0	0	0
Interest payments	0	0	0	0	0
Land lease	1,482,000	114,000	228,000	228,000	912,000
Operating leases	0	0	0	0	0
Research and development contract	46,200	15,400	30,800	0	0

Total contractual obligations	$1,528,400	129,400	258,800	228,00	912,000

Off-Balance Sheet and Other Arrangements. At December 31, 2015 and 2014, we did not have any off-balance sheet or similar arrangements.

Seasonality and Inflation

Seasonal nature of operations

Both of the sectors in which we operate are seasonal in nature. Our online hotel booking business parallels the travel industry generally in that more people travel in the summer months and our results of operations reflect a slight increase in revenue from this segment of our business during the third quarter which gives effect to increased hotel bookings during the summer. Our agricultural operations are seasonal and we expect that the majority of our sales and will be concentrated during the months from November through March, corresponding to the harvest of ginkgo leaves, which begins in October when the leaves mature.

Inflation

Management does not believe that inflation has had a material effect on income during the years ended December 31, 2014 and 2015.

Known Trends and Uncertainties

We believe that the outlook for the travel industry generally and in China specifically is favorable; however, there remain uncertainties that make it difficult to predict the future of our industry and business. The travel industry is subject to a number of economic factors beyond our control that could result in a decline in the frequency of travel and have a negative adverse effect on our business, including:

•	increases in the cost of travel for any reason, such as an increase in the price of jet fuel, which have been volatile over the last year, or reductions of disposable income;
•	safety concerns surrounding terrorism or the threat of terrorism;
•	natural disasters such as earthquakes or health concerns, such as the avian flu; and
•	governmental regulations that restrict or make it more expensive to travel could also impact the number of rooms we book; specifically, our proposed future marketing efforts to attract Chinese travelers could be hindered by the adoption of regulations by the PRC that restrict travel.

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Our agricultural operations also are subject to a number of risk and uncertainties that are beyond our control that could adversely affect our business, including:

•	our failure to raise sufficient funds in this offering to fully develop our Plantation;
•	a downturn in the PRC economy or general economic conditions in the countries in which we expect to sell our output;
•	fluctuations in the market prices of ginkgo based on the quality of the leaves and the available supply, which can be affected by growing conditions, particularly weather conditions and diseases and pests;
•	changes in government regulations, including changes in business, currency control, land use or tax regulations in the PRC;
•	the adoption of regulation that restricts the usage of herbal remedies and supplements;
•	changes in consumer preferences away from ginkgo-based products that reduce the demand for ginkgo extract and the supply of ginkgo leaves from which it manufactured; and
•	currency fluctuations.

The foregoing are representative of the risks and uncertainties that could affect our business and qualified in their entirety by the more detailed and comprehensive risk factors relating to the Company’s business set forth under the heading “RISK FACTORS.”

Recent Accounting Pronouncements

Emerging Growth Company Critical Accounting Policy Disclosure: We qualify as an "emerging growth company" under the 2012 JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. As an emerging growth company, we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued a comprehensive new revenue recognition standard for contracts with customers that will supersede most current revenue recognition guidance, including industry-specific guidance. The core principle of this standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this core principle, the standard provides a five-step analysis of transactions to determine when and how revenue is recognized. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. This guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The new standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. Early adoption is prohibited. The standard permits the use of either the retrospective or cumulative effect transition method. This guidance will be applicable to the Company at the beginning of its first quarter of fiscal year 2017. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

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In August 2014, the FASB issued Accounting Standards Update 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance on determining when and how reporting entities must disclose going-concern uncertainties in their financial statements. The new standard requires management to perform interim and annual assessment of an entity’s ability to continue as a going concern within one year of the date of issuance of the entity’s financial statements (or within one year after the date on which the financial statements are available to be issued, when applicable). Further, an entity must provide certain disclosures if there is substantial doubt about the entity’s ability to continue as a going concern. The requirement is effective for annual periods ending after December 15, 2016, and interim periods thereafter. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

DESCRIPTION OF OUR BUSINESS

Hotel Booking Business

Operations

We operate a hotel booking service for travel agents located in Canada. We enter into agreements with hotel chains and individual hotels in Canada and the United States that agree to make rooms available to us at discounted prices. We currently have relationships with five hotel chains and over two hundred individual hotels, including Pan Pacific Vancouver, Fairmont Pacific Rim, Westin Bayshore Vancouver and Marriott Vancouver. We also enter into agreements with travel agents throughout Canada who view room selection on our web site and contact us directly to book rooms. As of April 30, 2016, approximately 500 travel agents were party to agreements with us. Our agreements with hotels and travel agents typically extend for one year, after which the agreements automatically renew.

Travel agents typically book blocks of rooms for their business and leisure traveler clients. Currently, all room booking is completed manually and no credit card or other personal data is transmitted electronically or retained by us. We generate revenue for our services based on the difference between the total amount the travel agent pays for the room and the negotiated net rate plus estimated taxes that the hotel charges for the room. We recognize revenue when rooms are booked and remit payment to the hotel promptly.

We believe that we have the opportunity to expand our booking business by (i) offering our products directly to consumers, and (ii) targeting travelers from China to North America. Official China tourism statistics indicate that the number of outbound tourists was 107 million in 2014, an increase of almost 20% over the previous year. International travel from China has grown as a result of increased disposable income, relaxed restrictions within China with respect to travel and a concurrent easing of visa arrangements for visitors from China by many countries, including the U.S. and Canada, where our hotels rooms are located. In order to take advantage of these trends, we would need to both rebuild our booking platform making it more robust and accessible to businesses and consumers and commence marketing initiatives directly to Chinese travel agencies and consumers. We are in the process of evaluating the costs and other resources required to take advantage of this potentially significant opportunity.

Regulation

Our business is subject to laws and regulations relating to our revenue generating and marketing activities, including those prohibiting unfair and deceptive advertising or practices, consumer protection and data privacy. Our travel services are subject to regulation and laws governing the offer of travel products and services, including laws requiring us to register as a “seller of travel” in Canada and to comply with certain disclosure requirements. See RISK FACTORS - Our businesses are regulated and any failure to comply with applicable regulations or any changes in those regulations could adversely affect us.”

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Competition

The general market for travel products and services is highly competitive, and the competitive intensity is increasing as the market rapidly evolves. The online travel industry generally has low barriers to entry and competitors can launch new websites at a relatively low cost. Our competition includes: online and offline travel companies; travel suppliers, such as airline, hotel and rental car companies, many of which have their own branded websites and call centers and bundle travel services; travel research companies; search engines; and meta-search websites.

The travel agents that utilize our service are constantly seeking the best rates and may search a multitude of suppliers. Our competition may offer more favorable terms and/or improved interfaces to suppliers and travelers. Travel suppliers have increasingly focused on distributing their products through their own websites, or through joint efforts, in lieu of using third parties such as OTCs. Suppliers who sell their products on their own websites often offer advantages such as their own bonus miles or loyalty points not available on our sites, which may make their offerings more attractive than our offerings to some consumers. Travel research companies, search engines and meta-search websites are capable of sending customers to the websites of suppliers and other competitors.

Factors affecting our competitive success include price, availability of travel products, ability to package travel products across multiple suppliers, brand recognition, customer service and customer care, fees charged to customers, ease of use, accessibility, reliability and innovation such as offering our own custom loyalty programs.

Seasonality

Our booking business experiences slight seasonal fluctuations in the demand for the products and services we offer. Bookings are generally highest in the third quarter as customers plan and book their summer vacations. Our seasonality may also be affected by fluctuations in the travel products our suppliers make available to us for booking, the growth of our international operations or a change in our product mix.

Gingko Biloba Plantation

Our PRC joint venture subsidiary, Globalink Xuzhou, is developing a vertically integrated ginkgo biloba, or ginkgo, tree plantation, which we refer to as our Plantation, at which we cultivate ginkgo trees for their leaves which we will harvest, dry and sell. We intend to allocate all of the proceeds from this offering, if any, to the development of the Plantation that we launched in late 2015 in Pizhou City, People’s Republic of China. We will sell dried gingko leaves to companies that manufacture ginkgo extract which is used in herbal remedies and supplements. Once our ginkgo trees reach six or seven years of age, we will sell them to public institutions and private individuals for ornamental purposes. Assuming we sell all of the Shares, over the next five years we expect that our Plantation will comprise 9,300 mu (a mu is a measurement of land that equals approximately 0.167 acres), or approximately 1,553 acres, that will be capable of producing up to 5,600 tons of dried gingko leaves per year. At this size, we believe that our Plantation will be among the largest independent producers of dried ginkgo leaves in China.

Ginkgo is a fundamental ingredient in traditional Chinese medicine, or TCM, and is administered both as a tea and by way of tablets comprised of the active chemical constituents that have been extracted from dried leaves and concentrated. TCM posits that ginkgo is imbued with healing qualities and is prescribed by physicians and TCM healers to address a wide range of ailments. Over the last several decades, tablets or pills manufactured from the extract of ginkgo leaves have proliferated across Europe and North America where ginkgo is becoming widely accepted as an herbal remedy for a variety of health conditions, including memory loss and dementia.

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Our ginkgo tree plantation will deploy the latest scientific and technical practices available to us throughout the growth cycle and the processing and distribution processes to maximize our output of high- quality dried ginkgo leaves. We will incorporate European-style good agricultural practices, or GAP, into our operations and will seek to integrate our customer’s agricultural and other practices into our processes and procedures so that buyers will have confidence that the product they purchase from us satisfies their standards. For example, we will provide to our clients reference data that we gather from the soil in which we grow the trees and the leaves we harvest, including information relating to the content of the active ingredients in ginkgo and the indicators of heavy metal, pesticide residues, moisture and microbes on the leaves in that batch, among other information. We believe that we will be among the only independent ginkgo growers in China to employ these practices in our operations and that customers will value our transparency as they seek to satisfy stringent requirements with respect to the quality of the products they sell in their home countries.

We currently lease approximately 100 acres of land from the local landholders. We commence preparing these lands for cultivation last fall and planted our first seeds this spring. We expect to harvest ginkgo leaves from this grove in October for sale in November.

Over the next fiver years, we will seek to lease additional lands by entering into land use agreements with local landholders. We will train our work force to farm under GAP and to integrate the other practices we implement. We believe that this model will provide us with flexibility to secure significant additional parcels of quality acreage as our Plantation grows.

Initially, we will sell dried leaves to Chinese companies that manufacture ginkgo biloba extract, or GBE, utilized in TCM and that primarily sell their products in China. We expect to quickly expand sales of dried leaves to European manufacturers of GBE tablets and other herbal supplements, where we believe that there is demand for high quality ginkgo leaves with a demonstrable lineage.

In furtherance of our efforts to maximize growth of the highest quality ginkgo, our Globalink Zhejiang subsidiary has entered into in an agreement with Zhejiang Pharmaceutical College to undertake research and development with respect to accelerating the development of the active ingredients within the ginkgo tree and optimizing the processes of extracting flavone and lactone in order to enhance yield. We expect to receive a summary of the research project by the end of 2016, which may lead to a conclusion as to whether we can apply the technology to commercial production of gingko trees in a controlled laboratory environment.

Market Overview

Ginkgo leaves and seeds have been used medicinally in TCM for over three millennia. Ginkgo has received prominent treatment in the Chinese materia medica (the body of collected knowledge about the therapeutic properties of any substance used for healing) since it was first compiled by Li Shizhen in 1578 which notes uses dating back to 2800 B.C. Over the last thirty five years, ginkgo and a plethora of other herbs used in TCM and traditional medicines from other cultures have proliferated throughout the West.

People in China and throughout the developing world rely on traditional medicines for a number of reasons. Foremost, traditional medicines are less expensive and more readily available than Western pharmaceutical preparations; people trust the long tradition of their local herbal remedies and the practitioners that dispense them; they are typically non-toxic with fewer side effects, and their cultural traditions take a holistic approach to healing and curing the human body. Many of these same forces are driving increased usage of traditional medicines in developed countries

In China, herbal remedies incorporating ginkgo leaf are available by prescription at over the counter at pharmacies and other dispensaries and from local practitioners of TCM. In China, these medicines and remedies are regulated as “drugs” and subject to regulation by China’s Food and Drug Administration. Ginkgo leaf preparations are taken orally by tablet or in liquid form and can be found in combination with other herbal substances. Ginkgo extract is also used as a component of a wide range of natural cosmetic and beauty products.

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Sales of ginkgo-based products are difficult to estimate but in 2012 worldwide sales were believed to be worth approximately $500 million. Large-scale cultivation of ginkgo leaf to produce ginkgo extract has been in existence in the United States and France since 1982. Across the globe, it is estimated that 25 million ginkgo trees are pruned and mechanically harvested each year. Ginkgo leaf production in the United States is second only to China. In Europe and the United States, products incorporating ginkgo are among the five top-selling herbal supplements. In 2002, ginkgo was the number one selling herbal supplement in the United States.

According to the Chinese Medicine Journal, nearly all Chinese medical schools teach both TCM and Western medicine. This integrated training carries through to patient treatment. At a Chinese hospital, a patient may receive a diagnostic X-ray and then be treated with a combination of acupuncture and anti-inflammatory drugs.

According to China’s National Bureau of Statistics:

•	the TCM market in China totaled more than 515 billion yuan in 2012, accounting for 31.24% of China’s total medicine industry; and
•	the worldwide TCM market is increasing between 10% to 20% each year.

Over the last few decades, the usage of TCM remedies and other forms of traditional medicines has experienced significant growth in Western countries. As of 2015, about 70 countries had enacted laws directly related to traditional medicines and nearly 120 countries have registered TCM institutions. Popular recognition in Europe of the benefits of TCM preparations and the usage of TCM, which, in some instances, such as ginkgo, dates back over thirty years, appears to exceed that in the United States.

In recognition of the growing popular acceptance and usage of herbal remedies in Europe, in 2004, the European Union Medical Agency adopted the Traditional Herbal Medicines Product Directive which provides a pathway for herbal medicinal products to obtain regulatory authorization to market within the European Union, or EU. This directive allows medicinal claims to be made on the label of the final product, although restrictions do apply on the final wording.

As of December 2014, over 1,300 traditionally used herbal medicines had been registered in the EU, and more than 600 herbal medicines have been granted a marketing authorization based on their well-established use in the EU Member States. These medicines are accompanied by clear and harmonized product information across the EU, enabling citizens to make an informed choice when using herbal medicines for self-medication and healthcare professionals to base their prescription on comprehensive information on the medicines. In a study published in 2014 by PlantLibra funded by the EU, researchers found that one in five individuals use herbal supplements.

Germany has the most advanced herbal medicine processing technology and the most developed herbal market in Europe. In fact, sales of TCM medicines have achieved sufficient mainstream status that in November 2014, Bayer AG (Germany) completed the acquisition of Dihon Pharmaceutical Group Co., Ltd. (Kunming, Yunnan, China) for a price of 3.6 billion yuan (approximately 460 million Euros as of the date of the transaction). Dihon is among China’s top over-the-counter consumer healthcare product companies and specializes in the manufacturing and marketing of herbal TCM products.

Herbal supplements are big business in the in the United States, as well. A report published by Herbalgram, a peer-reviewed quarterly journal of the American Botanical Council, estimated that in 2014 sales of herbal dietary supplements in the United States were $6.4 billion, representing an increase of 6.8% over the prior year’s sales and the eleventh consecutive year in which sales of herbal supplements have increased in the United States. Sales of ginkgo herbal supplements in the United States totaled more than US$25.8 million during 2012, making ginkgo the fifth best-selling herbal supplement. In 2014, the United States Pharmacopeial Convention published a monograph relating to powdered ginkgo extract as a dietary supplement, tantamount to an acknowledgement of its place in mainstream American health.

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Current State of Ginkgo Cultivation in China

A number of factors have influenced the growth and current state of the ginkgo industry in China since the turn of the century. As the use of ginkgo experienced dramatic growth over the last several decades, so too did the demand for dried ginkgo leaves from which ginkgo extract, the concentrated form of ginkgo that contains the standardized quantities of the active ingredients in ginkgo, is manufactured. Our internal research shows that in China during the first decade of the 21st century, demand for leaves from which to manufacture ginkgo extract outpaced the ability of farmers to supply raw materials (dried leaves). Initially, this economic condition had a positive effect on farmers as the price for dried ginkgo leaves rose. More extract manufacturers seeking to purchase a relatively static supply of ginkgo and a corresponding increase in prices of ginkgo leaves squeezed ginkgo extract manufacturers which very quickly started to manufacture extract using other less expensive ingredients that did not contain the active constituents of ginkgo. Two high profile cases in which ginkgo extract purchased by foreign entities was adulterated with other ingredients, one involving General Nutrition Corporation in the United States and one involving Bayer AG in Germany, brought to light what had become a pervasive practice among Chinese ginkgo extract manufacturers and tainted the entire industry.

The ripple effects of these incidents were felt across the ginkgo farming and ginkgo extract manufacturing industries. As related to ginkgo farming, as extract manufacturers substituted other ingredients in place of ginkgo, prices for ginkgo leaves declined. Farmers migrated to other more lucrative crops and ginkgo leaf production declined. Prices remain depressed from levels enjoyed early in this century and there has been a slow return by local farms and individual farmers to the crop. In addition, Chinese manufacturers of ginkgo-based products (mostly pharmaceutical companies) began to develop their own growing operations to better control costs and ensure the quality of the leaves and content of the active ingredients. Further, Western purchasers of ginkgo extracts adopted rigorous new testing and authentication standards to ensure that they were purchasing genuine ginkgo extract and ginkgo leaves with the highest content of active ingredients.

We believe that the fallout from the extract adulteration scandal continues to directly impact the ginkgo farming and extract production industries. It is our opinion, based on our internal research (derived from the China Chamber of Commerce of Medicines & Health Products Importers & Exporters, Nanjing Forestry University and other commercial and academic organizations), that, while ginkgo leaves continue to remain in great demand domestically in China and internationally, there remains a less than optimal supply of raw materials. We believe that, for the most part, other than the manufacturers that farm ginkgo internally, existing demand is met by small farmers who rely on antiquated farming techniques, and in many instances are selling ginkgo leaves harvested from older trees that have less than the optimal levels of the active constituents of ginkgo, thus requiring manufacturers to purchase more leaves from which to manufacture the standardized extract sought by Chinese and Western consumers. Since many of the large Chinese pharmaceutical companies that manufacture ginkgo extract own and operate their own plantations, their output is not generally available to independent ginkgo extract producers.

We believe that these conditions are favorable for developing an independent ginkgo plantation that grows and harvests high quality product for sale to domestic and international manufacturers of ginkgo extract. We will incorporate processes, standards and techniques into our operations that will distinguish us from the small farms and individual farmers that we believe are the current largest sources of ginkgo leaves to independent domestic and foreign entities that manufacture ginkgo extract. We believe that the good agricultural practices and informative batch labeling we will employ will render our operations transparent to customers at a time when ginkgo farming is under tremendous scrutiny.

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The JV Agreement

During April 2014, we entered into a joint venture agreement with Shizhen Biotech Co., Ltd. relating to the organization and operation of Globalink Xuzhou, a Sino-foreign equity joint venture company to engage in (i) the cultivation and sale of ginkgo leaves, (ii) research and development with respect to the cultivation of ginkgo, and (iii) the development of products manufactured from ginkgo. Globalink Xuzhou was organized with total registered capital of RMB 60 million, of which, pursuant to the JV Agreement, we have the right to own 80% upon a total investment of RMB 48 million ($8 million) and Shizhen Biotech has the right to own 20% upon a total investment of RMB 12 million ($2 million). All payments into Globalink Xuzhou were to have been completed within one year after the execution of the JV Agreement. As of the date of this prospectus, we have invested $800,000 in Globalink Xuzhou and Shizhen Biotech has not invested any funds into the company, accordingly, we own all of the outstanding capital of Globalink Xuzhou as of the date of this prospectus. Currently, we control the management and operation of Globalink Xuzhou.

Under the JV Agreement, we are responsible for, among other things, providing cash, machinery and equipment: industrial property: selecting, purchasing and shipping capital goods, machinery and equipment outside China; providing and training technical personnel and labor; and for production of qualified products. Under the JV Agreement, Shizhen Biotech is responsible for, among other things, obtaining and maintaining applications for approval, registrations, business licensees and other matters relating to the establishment of the company; processing the application for the land; organizing the design and construction of the premises and other engineering facilities; providing cash, machinery, equipment and premises; assisting us with processing import customs declarations; assisting the company with purchasing or leasing equipment, materials, raw materials and other items; assisting with the recruitment of management, technical personnel and other personnel.

Under the JV Agreement, the board of directors of Globalink Xuzhou is comprised of five directors, of whom three are appointed by us, including the chairman and general manager, and two are appointed by Shizhen Biotech. The term of office for the directors, chairman and vice-chairman is four years.

Globalink Xuzhou is required to enter into a labor contract with the trade union that represents the company’s workers covering the recruitment, employment, dismissal and resignation, wages, labor insurance, welfare, rewards, penalties and other matters concerning the staff and workers.

Globalink Xuzhou is required to allocate and set aside reserve funds, expansion funds, welfare funds and bonuses for staff and workers in accordance with the provisions of the Law on Sino-Foreign Equity Joint Venture. The annual proportion of allocations shall be decided by the board of directors according to the business situation of the joint venture company.

The duration of Globalink Xuzhou is twenty years from the date on which the business license was issued. Upon the expiration of the duration, or termination before the date of expiration of the joint venture, the liquidated assets are to be distributed in proportion to the investment contributed by the parties.

In the event that either party fail to pay scheduled contributions to the capital of Globalink Xuzhou, the defaulting party shall pay to the other party 5% of the contribution starting from the first month after exceeding the time limit. Should the party in breach fail to pay after three months, 5% of the contribution shall be paid to the other party, who shall have the right to terminate the contract and to claim damages from the party in breach.

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Any disputes arising from the execution of, or in connection with, the JV Agreement shall be settled amicably between both parties. In the event the parties are unable to reach a settlement, the dispute shall be submitted to the Foreign Economic and Trade Arbitration Commission of the China Council for the Promotion of International Trade for arbitration in accordance with its rules of procedure.

As of the date this prospectus, we have been responsible for all aspects of managing and operating Globalink Xuzhou in view of Shizhen Biotech’s failure to make an investment in Globalink Xuzhou.

Our Plantation

We intend to allocate all of the proceeds from the offering being made by this prospectus, if any, to the continued development of a vertically integrated tree plantation at which we will cultivate ginkgo trees and harvest and process dried ginkgo leaves. Assuming we sell all of the Shares offered by this prospectus, over the next five years we expect to develop a gingko tree plantation that will comprise a land planting area of approximately 1,553 acres that will have the capacity to produce up to 5,600 tons of dried gingko leaves each year. If we achieve this size, we believe that our operation would be among the largest independent producers of dried ginkgo leaves in China. Our tree plantation will incorporate Western-style good agricultural practices, or GAP, and utilize modern scientific and technical procedures throughout the growing cycle. After our trees reach six or seven years of age, when the active constituents of the ginkgo leaves begins to decline, we will rotate these trees out of cultivation and we will seek to sell them for ornamental and landscaping purposes.

We have developed a comprehensive business model that addresses what we believe to be the critical aspects of our Plantation over the next five years. We have assembled an experienced management team comprising complimentary members with significant experience across the agricultural sector, general business operations and management, and the herbal medicinal industry. We have been working in cooperation with the local government and agricultural experts at Nanjing Forestry University to ensure the greatest chance for success.

The Ginkgo Biloba Tree

Ginkgo biloba is the botanical name for the ginkgo tree, which also is known as the maidenhair tree, and by its Chinese name as the yinxing (yin-hsing), where gingko leaves are known as baiguoye. The gingko tree is the oldest living tree species in the botanical world and has been given the name “living fossil,” because in many ways it remains unchanged over more than 200 million years. Although, ginkgo biloba and other species of the genus were once widely spread throughout the world, its range shrank until by two million years ago, it was restricted to a small area of China. Today, ginkgo trees are grown in arboretums and nurseries around the world and are prized for their natural beauty, particularly in the fall when their leaves turn a bright golden color.

Ginkgos are large trees, normally reaching a height of 66–115 feet, with some specimens in China reaching over 160 feet. The tree has an angular crown and long, somewhat erratic branches, and is usually deep rooted and resistant to wind and snow damage. Young trees are often tall and slender, and sparsely branched; the crown becomes broader as the tree ages. A combination of resistance to disease, insect-resistant wood and the ability to form aerial roots and sprouts make ginkgos long-lived, with some specimens claimed to be more than 2,500 years old.

Ginkgos are dioecious, meaning that there are female and male sexes. Male trees produce small pollen cones. Female plants form two ovules at the end of a stalk and after pollination, one or both develop into seeds. The seed is 1.5–2 cm long, is light yellow-brown, soft, and fruit-like. Seeds are attractive in appearance, but contain butyric acid, which emits a noxious odor and explains why male trees are preferred when used in ornamental settings.

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Ginkgo tree are adaptable to many environments but grow best in part shade/part sun or full sun. Gingko trees allow for wide ranging soil tolerances, including clay, loam, sand, acidic, but prefer occasionally wet, alkaline and well-drained soil. They are highly resistant to drought.

Our Location

Our plantation is located in Tiefu County, Pizhou City, Jiangsu Province, in the middle eastern region of People’s Republic of China, just inland of the China Sea approximately 350 miles north and slightly west of Shanghai. Pizhou is situated at an altitude approximately 80 feet above seal level and, in 2010 had a population of approximately 1,458,000. The climate is subtropical with warm, humid summers and moderately cold, dry winters. The region is predominantly agricultural and supports several industries that have their basis in agriculture, such as plywood production. The climate and soil are well suited for growing ginkgo trees, as measured by temperature, rainfall and the chemical properties of the soil. In 2000, Pizhou was designated the “Hometown of Gingko Trees in China” by the State Forestry Administration’s first list of “Nationally Renowned/ Special/Excellent Economic Forests” and has been recognized by a number of national and state agencies as a premier ginkgo growing region. In fact, records illustrate that ginkgo trees have been harvested in the region since about the year 1400.

Our Plantation

During October 2015, we entered into agreements with 349 individuals to lease their land for a period of 12 years at a price of RMB1,000 (approximately $154) per mu (0.167 of an acre). The annual rent for the land will change every three years and is tied to the floating price of the grain market. Under the leases, we are obligated to use the land for agricultural purposes. The leases were entered into with the consent of the collective economic organizations of the village and villagers’ group. We selected the land in consultation with professors at the Nanjing Forestry University to ensure that the land is highly suited for ginkgo growing. In the aggregate, the leases represent approximately 100 contiguous acres at an annual lease cost of approximately $114,000.

The leased land represents contiguous lots that are roughly rectangular, with the two longer sides measuring 990 meters and 951 meters and the shorter sides measuring 425 meters and 388 meters. A water tunnel that connects to a local river runs parallel to the northern perimeter and will provide irrigation to the parcel at no cost (other than the electrical cost we will incur to pump the water).

In anticipation of a fall harvest of ginkgo leaves:

•	during the fall of 2015, we commenced preparing the land for cultivation, including constructing irrigation and drainage canals and tilling the soil;
•	we are continuing to prepare the necessary utilities’ infrastructure, including water and electric services, which we began during the fall of 2015;
•	we completed planting seeds in March 2016 at a rate of approximately 20,000 seeds for each mu (0.167 acres) which we selected in consultation with professors at the Nanjing Forestry University to ensure that we sowed seeds that would produce trees with the largest canopy and that provide the greatest quantity of leaves,;
•	we are purchasing farming equipment to be used for chemical testing of the soil and leaves;
•	We have commenced building a laboratory in which to conduct testing of the soil, trees and leaves;
•	we have started training a labor force to apply pesticides and fertilizer to the land, all in accordance with GAP protocols, and to harvest leaves in the fall;
•	we are completing, finalizing and documenting GAP manuals and other scientific procedures and technical standards that we will incorporate into our operations.

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Throughout the summer, we will carefully monitor, maintain and record growth, care and development rates, and climate, hydrological and related records, from which we will create a data base for delivery to purchasers of dried leaves.

In late September or early October, we will harvest the leaves. The timing of harvesting leaves is one of the most important factors of the ginkgo growth cycle to ensure that the leaves are at the peak of maturity for our purposes, in this case, possessing the optimal quantities of flavone and lactone, the chemical constituents which are believed to imbue ginkgo with its medicinal properties. Accordingly, it is essential that we monitor tree growth and conduct ongoing chemical analyses of the leaves so that we are able to offer to our customers the highest quality finished product and obtain the highest price for our product. A discussion of the chemical constituents of ginkgo and the ailments for which ginkgo is prescribed or otherwise used to treat appears below under the heading “Active Constituents of Ginkgo, Processing and Delivery Method.”

This year, harvested leaves will be sent to a third party to be dried and prepped for sale. After the 2016 harvest, we intend to construct a central facility at which we process and dry leaves on automated machine drying lines and store leaves in the individual batches in which they were received. We will employ sophisticated equipment to conduct fingerprint analysis of the individual batches for quality control. Fingerprinting the leaves will provide us information regarding the quality and composition of the chemical substances in the leaves and any impurities or contaminants imparted through soil, water or pesticides, such as heavy metals and microbes. We also will maintain information regarding individual batches of leaves, for example, where they were grown, the amount of sunlight and water they received and the type and quantity of fertilizer and pesticide used. This data will increase in importance over time as we are apply it to our cultivation and harvesting techniques, which we believe will provide us with competitive advantages over smaller farms and individual farmers that do not rely on the results of such data in their operations. This information will be recorded and stored and printed on packaging labels delivered to customers with each batch of leaves.

During our first year of operation, we hope to yield approximately 100 kilograms of dried, high-quality ginkgo leaves for each 0.0167 of an acre (1 mu) of land under production, assuming normal growing conditions. As of the fall of 2016, high quality dried ginkgo leaves were being sold to pharmaceutical companies at prices ranging from $3 - $3.6 (RMB 18 – RMB 22) per kilogram.

During the second, third and fourth years of operations, we intend to increase the size of our land planting area by approximately 500 acres, approximately 150 acres and approximately 800 acres, respectively, so that in the fourth year our aggregate land planting area will consist of approximately 1,553 acres. Prior to entering into agreements to lease land, we will conduct comprehensive testing of the soil quality, including for the existence of heavy metals, prior uses of toxic pesticides and other matters that would be antithetical to GAP standards. We also will test the water availability and supply to ascertain that it meets GAP standards.

As we increase the size of our land planting area, we will add the personnel, equipment and other materials required to process the additional expected output of raw and finished goods that we will produce and otherwise manage our operations. We believe that from a cost and operations perspective, as we add lands and the labor, equipment, management, utilities and other input required to produce the output of leaves we project, our project scales up proportionately.

We believe that we will be able to obtain additional leases of land as we desire should we wish to expand operations in the future beyond the number of acres under cultivation described above.

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As ginkgo trees reach about six or seven years of age, the flavone and lactone content in the leaves begins to diminish and the value of the leaves decreases. For example, leaves from trees between the ages of three and five, the prime years for flavone production, possess, on average, a flavone content of about 1.2%, whereas the flavone content in leaves from seven year old trees decreases to 0.8% and in ten year old trees to 0.3%. Manufacturers of ginkgo extract pay less for older leaves with lower flavone and lactone content.

As trees reach six years of age, we will rotate them out of leaf production and seek to sell them as ornamental specimens. We believe that older trees are desirable for landscaping in public places such as parks or along city streets where the trees’ large, leafy canopies provide abundant shade. The market price for six or seven year old trees is a function of the trees diameter. Trees exceeding five centimeters in diameter will secure a higher sale price

As we rotate older trees out of leaf productions for sale, we will replace them with seedlings that we are growing in other sections of the plantation.

Good Agricultural Practices and Other Technical Processes we will Employ at our Plantation.

We will employ good agricultural practices, or GAP, standards as necessary across all phases of our farming operations. GAP is a collection of principles to apply for on-farm production and post-farming production processes, resulting in safe and healthy agricultural products. We work in consultation with botanists and other agricultural specialists who focus on ginkgo farming, including experts in seed selection, breeding, cultivation of ginkgo trees and processing ginkgo leaves. We expect that these practices will yield higher quality and more uniform leaves while reducing the possibility of microbial contamination. We intend to be flexible enough to adopt and incorporate our customers’ agricultural practices and operating standards into our operations to ensure that we are delivering a product that meets their stringent requirements, a feature that we believe will be of considerable value to our customers.

The GAP standards we will implement include the following:

•	Seed Selection – We select and plant ginkgo seeds intended to produce trees that have a proclivity to larger, leafier canopies, as opposed to seeds that might be more appropriate for growing ornamental specimens.
•	Land Selection – We seek to select contiguous tracts of land that we divide into sections that can be managed consistently across all of our land under cultivation. Prior to bringing new land under cultivation, we will ensure that the land meets the criteria required to grow the highest quality ginkgo trees, including with respect to soil quality, the amount of sunlight it receives and the quality and content of the water supply. We will assay the soil to measure any residue of harmful chemical fertilizers and heavy metals and to determine which fertilizers and pesticides will be necessary during the growing season.
•	Planting – We plant seeds and replant seedlings utilizing techniques recommended by leading ginkgo botanists in China.
•	Cultivation – We choose pesticides with low-toxicity and low retention; such as bio-manure, which will be distributed in a uniform manner in conformity with GAP standards.
•	Growth Monitoring – We will track and record growth daily using GAP fingerprinting and other technical and non-technical methods, which will aid in the selection and timing of the application of fertilizers and pesticides which will assist in the prevention and treatment of diseases and pests. We believe that these processes will provide information to enhance future yield.
•	Leave Gathering and Harvesting – We will conduct ongoing chemical analyses to monitor the flavone and lactone contents of the leaves to ensure we are harvesting them at the optimal time.
•	Leaf Drying – We will strictly monitor storage facilities and leaf drying workshops to ensure that leaf moisture is consistently below 10%, the most favorable condition to store and dry leaves.
•	Packaging Materials – Packaging materials will be consistent and uniform. We will affix a packing label on each bag that includes a serial number and barcode that will allow us to identify the batch from which the leaves were produced and thus the tree and field in which it was grown.

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Each package we deliver to a customer will be tagged with a barcode which provides the following information:

the chromatographic fingerprint profile of the leaves (by way of high performance thin layer chromatography, or HPCL, which has been accepted by the World Health Organization as a methodology for the quality control of herbal samples), which assays the phytochemical constituents of the leaves (including the percentage of active constituents) and allows our customers to compare the leaves it purchased against the known standard for ginkgo;
the batch number of each package and the weight;
information about heavy metal residue, chemical residue, water residual and microorganism info related to this package; and
harvesting, drying and packaging date and time.

We believe that incorporating GAP standards into our agricultural practices will provide a distinct competitive advantage because we will be providing customers with the transparency necessary to be comfortable purchasing from us.

Active Constituents of Ginkgo, Processing and Delivery Method

Modern pharmacological research into the active constituents of ginkgo leaves began in Germany the late 1950s, where scientists produced a standardized, concentrated extract of ginkgo leaves. Standardized leaf extract of ginkgo biloba contains two major pharmacologically active fractions: flavonoids (primarily composed of glycosides of isorhamnetin, kaempferol, and quercetin) and terpene trilactones (bilobalide and ginkgolide compounds).

Ginkgo is delivered in many forms, including steeping the leaves to make tea. Most commonly, dried ginkgo leaf is powdered to create a dry extract known as gingko biloba extract, or GBE. Today, GBE 761 is the current standardized extract of ginkgo leaves and is a well defined product containing approximately 24% flavone glycosides (primarily quercetin, kaempferol and isorhamnetin) and 6% terpene lactones (2.8-3.4% ginkgolides A, B and C, and 2.6-3.2% bilobalide). The dry extract is obtained by using a technique to extract compounds from plant material by dissolving them in acetone which is then evaporated. Oral ginkgo leaf medicines containing GBE 761 are available in liquid and solid forms. These ginkgo leaf preparations can also be found in combination with other herbal substances in some herbal medicines. Ginkgo extract is also used as a component of a wide range of natural cosmetic and beauty products.

TCM Usage in China and Western Countries

TCM in China

TCM is the current name for an ancient system of health care from China. TCM is based on a concept of balanced qi (pronounced “chee”), or vital energy, that is believed to flow throughout the body. Qi purports to regulate a person’s spiritual, emotional, mental, and physical balance and to be influenced by the opposing forces of yin (negative energy) and yang (positive energy). Disease results from the flow of qi being disrupted and yin and yang becoming imbalanced.

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TCM has evolved over several thousand years of history and is based on observation and practice. TCM practitioners use herbal medicines and various mind and body practices, such as acupuncture and tai chi, to treat or prevent health problems. In the West, where it is often considered alternative medicine, people use TCM primarily as a complementary health approach. However, in mainland China and Taiwan, TCM is widely considered to be an integral part of the health care system. Since early times, the Chinese have used herbs not just for treating disease but also as part of their lifestyle. The words “curing” and “eating” have the same origin and the phrase “medicine and foods have similar function” are important Chinese notions about everyday meals and staying healthy. TCM was preserved and promoted by Chairman Mao Zedong after the Chinese revolution of 1949 through his policy of “walking on two legs,” which refers to the simultaneous development of China utilizing foreign technology and domestic methods, in this case, Western medical techniques and TCM.

Practitioners of TCM prescribe ginkgo leaves for a wide variety of ailments, typically as a tea or by way of tablets (both over the counter and handmade by local TCM practitioners), including:

•	Promoting circulation and treating cardiovascular diseases and diseases of the blood vessels of the brain, including high blood pressure, elevated cholesterol and vein dysfunction;
•	neurological diseases, such as premature senility, dementia, Alzheimer’s disease, memory impairment, aphasia, reading difficulty, Parkinson’s disease, anxiety, depression, and stress;
•	Ear related conditions, such as tinnitus, optical diseases, such as neuropathy, retinal diseases and macular degeneration; and
•	diseases of the respiratory system, such as chronic bronchitis, tuberculosis, viral pneumonia, and children’s asthmatic diseases.

Other applications include treating sexual dysfunction, anti-aging, protection in transplant rejection, acne, anti fungus, burn treatments, allergies, chronic hepatitis B, and acute pancreatitis.

TCM in the West

Over the last few decades, the usage of TCM and other forms of traditional medicines has grown in Western countries; though it remains an “alternative” form of medicine used typically as an adjunct to Western developed standards. Ginkgo is used in Western countries to treat a variety of conditions consistent with ginkgo usage in TCM, including most often as a cognitive enhancer. Ginkgo’s principal quality appears to be its ability to increase and improve blood flow by dilating blood vessels, which protects the nerves, heart muscle, blood vessels and retina from damage. Specifically, ginkgo is used to improve or reduce the following symptoms:

•	reducing the effects of dementia by aiding in microcirculation in the brain;
•	mental function, including improving memory, speed of thinking, and attention in healthy adults;
•	anxiety;
•	vision problems in people with diabetes;
•	vision loss from glaucoma;
•	leg pain when walking due to poor blood flow (peripheral vascular disease);
•	premenstrual syndrome (relief of breast tenderness and other symptoms associated with PMS);
•	Schizophrenia – when taken in addition to conventional antipsychotic medications can reduce symptoms of schizophrenia and may also reduce adverse effects associated with the antipsychotic medication, haloperidol; and
•	vertigo and dizziness.

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Ginkgo has been the subject of extensive rigorous clinical and non-clinical testing over the last twenty years throughout the world. The testing has yielded inconsistent results and is inconclusive as to ginkgo’s effectiveness. Researchers have attributed the inability to generate consistent and conclusive results on a number of factors, including the quality and uniformity of the ginkgo compound used in the test, trial participant selection and the length of the treatment cycle.

Testing suggests that ginkgo, when ingested as GBE, has been reported to have neuroprotective (brain related), anticancer, cardioprotective (heart related), stress alleviating, and memory enhancing effects and possible effects on tinnitus, geriatric complaints, and psychiatric disorders. Though the exact way that ginkgo works is not understood, the therapeutic effects have not been attributed to a single chemical constituent; rather, the medicinal benefits are due to the synergy between the various chemical constituents. Biochemical studies suggest that the curative properties of ginkgo are due to the activities of the flavonoids and sesquiterpene (a derivative of terpenoid), which are antioxidants that provide protection against oxidative cell damage from harmful free radicals. These studies further suggest that ginkgo’s therapeutic mechanisms of action are in its anti-inflammatory effects by interfering with the release of inflammatory compounds by inhibiting the platelet-activating factor, or PAF, which is involved in the development of many respiratory, cardiovascular, renal and central nervous system disorders. As a treatment for dementia and other brain related ailments, ginkgo is thought to protect brain cells from damage either directly or indirectly by regulating blood flow or by neutralizing toxic forms of oxygen molecules (called oxygen free radicals).

In the European Medicines Agency summary for the public relating to ginkgo, the Committee on Herbal Medicinal Products concluded that:

•	GBE can be used to improve age-related cognitive impairment (worsening of mental abilities) and quality of life of adults with mild dementia;
•	on the basis of their long standing use, ginkgo leaf medicines containing the powdered leaf can be used for the relief of heaviness in the legs and the sensation of cold hands and feet that may occur with minor circulation problems.

The Committee on Herbal Medicinal Products conclusions on the use of ginkgo leaf medicines to improve the age-related cognitive impairment and quality of life of adults with mild dementia are based on their “well-established use” in this indication. This means that there are bibliographic data providing scientific evidence of their effectiveness and safety when used in this way, covering a period of at least 10 years in the EU. In its assessment, the Committee on Herbal Medicinal Products considered a number of clinical studies with ginkgo leaf looking at its effectiveness in improving memory. The most relevant clinical trials performed in adults aged 50 years and above indicated that ginkgo leaf medicines containing the dry extract could have beneficial effects on cognitive function in mild dementia. The Committee on Herbal Medicinal Products conclusions on the use of ginkgo leaf medicines for minor circulation problems are based on their “traditional use.” This means that, although there is insufficient evidence from clinical trials, the effectiveness of these herbal medicines is plausible and there is evidence that they have been used safely in this way for at least 30 years (including at least 15 years within the EU). Moreover, the intended use does not require medical supervision.

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Toxicity studies show that GBE is relatively safe for consumption, although a few side effects have been reported, that is, intracerbral hemorrhage, gastrointestinal disturbances, headaches, dizziness, and allergic skin reactions.

Sales and Marketing

Initially, we expect to sell our output in China to companies that manufacture ginkgo extract for TCM products sold in the Chinese market. Prior to harvesting our leaves in the first year of operations we will begin marketing our dried leaves to Chinese companies and to Western companies that require ginkgo in the manufacture of products they sell.

We will utilize all available media to market our dried ginkgo leaves, including:

•	printed promotional materials;
•	a comprehensive web site;
•	participation in international medicine and health product conferences;
•	contacts through our directors and executive officers; and
•	government and university contacts, such as the China Chamber of Commerce of Medicines & Health Products Importers & Exporters, with domestic and overseas ginkgo buyers.

All of our promotional materials will include detailed information relating to our GAP based farming operations and make specific reference to the quality of our product. We will promote our product based upon, what we believe will be, the uniformity and highly consistent quality of our ginkgo leaves, noting that our product labeling clearly identifies the content of the active ingredients. We also will provide information as to expected output for a given year. Ideally, we would like to sell our entire output to a single or a few customers with which we have developed a trustful relationship over time.

Competition

We believe that ginkgo farming in China is split principally between large corporate entities that utilize their own output in the manufacture of TCM products they market for sale in China and around the world and small plantations and individual farmers that sell leaves to local and international manufacturers of ginkgo based products. We do not believe that there are a significant number of ginkgo plantations within the size range we expect to achieve over the next five years. Accordingly, we believe that our primary competitors comprise a diverse and fragmented array of small plantations and individual farmers located mostly in the eastern provinces of China.

We believe that most of our direct competitors employ traditional farming techniques that produce a low yield of inconsistent products. Our farming techniques are based in scientifically developed processes, represent the implementation of academic research and are intended to achieve the highest yields of premier quality ginkgo leaves. The GAP standards and processes we incorporate into our operations represent a significant advance over the traditional farming methods employed by small plantations and individual farmers. We expect that the modern agricultural techniques we will utilize with respect to planting, cultivating, tree care and harvesting will result in a more abundant, higher quality product. We will monitor and maintain records throughout the planting, cultivating and harvesting phases. We believe the information we acquire from these records will provide us with valuable insight into areas such as growing patterns, soil quality, rainfall and watering requirements, fertilization and pesticides. Application of this information to our processes should increase product yield and allow us to maintain a low cost structure, all of which should provide us with economic advantages when compared to our competitors.

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We intend to affix labels to our product packaging that will provide significant information relating to each batch of product, including the content of the active ingredients in the batch, pesticide and heavy metals residue content and the planting environment. We believe that this transparency will be appealing to customers and demonstrate our commitment to providing a high quality product. We expect that this information will be of considerable importance to foreign customers that must satisfy stringent regulatory requirements with respect to the origination and content of the products they sell in their domestic markets.

Research and Development

From the outset of farming operations, we expect to continuously incorporate newly developed farming techniques into our operations that will increase product quality and yield and/or lower costs.

Our research and development subsidiary, Globalink Zhejiang, has entered into in an agreement with Zhejiang Pharmaceutical College to undertake research and development with respect to accelerating the development of the active ingredients within the ginkgo tree and optimizing the processes of extracting flavone and lactone in order to enhance yield. We expect to receive a summary of the research project by the end of 2016, which may lead to a conclusion as to whether we can apply the technology to commercial production of gingko trees in a controlled laboratory environment. The agreement extends for a period of a period one year for which we are paying a total cost of $15,400 (RMB100,000).

As the use of ginkgo has grown in popularity over the last few decades in both China and the West, new research is being undertaken with respect to all aspects of the ginkgo tree. Significant research is being conducted at several universities in China, including Nanjing Forestry University, with which we consult regarding our operations. In addition, China, France and Germany are undertaking initiatives for large-scale propagation, and such initiatives are implemented through plantations both to conserve the species’ population and for herbal medicine. Research is being conducted with respect to growth acceleration techniques, asexual propagation and cloning, genetic modification, and techniques that reduce the amount of water, fertilizer and pesticides utilized in the cultivation cycle, all of which would increase yield and reduce the amount of farmland required to meet the world’s needs. Although we view research and development as mid and longer term projects, we will adopt new processes and techniques as our resources allow.

Insurance

We do not currently have property insurance covering our facilities and ginkgo planting areas. The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited insurance products and the cost of such insurance is high. We have determined that the risks of disruption or liability from our business, the loss or damage to our property, including our facilities, equipment and office furniture, the cost of insuring for these risks, and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us purchase. Any uninsured occurrence of loss or damage to property, or litigation or business disruption may result in the incurrence of substantial costs and the diversion of resources, which could have an adverse effect on our operating results.

PRC Government Regulation

General

Our PRC Subsidiaries are organized in the PRC and are governed by PRC laws. These entities are subject to a variety of government laws and regulations promulgated by national, provincial and local bodies, including laws relating to corporate, banking, financial, agriculture, environmental, labor, waste management, and health and safety matters.

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In China, the legal regime consists, at the national level, of the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its leadership, including:

•	Ministry of Commerce (MOFCOM) and its local authorities;
•	Ministry of Agriculture and its local authorities;
•	State Administration of Foreign Exchange (SAFE) and its local authorities;
•	State Forestry Administration;
•	State Environmental Protection Administration; and
•	State Administration of Taxation, and the Local Taxation Bureau.

We believe our conduct of business is in substantial compliance with all laws and regulations applicable to our business. We are not currently subject to any pending actions alleging any violations of applicable PRC environmental laws.

The following are the principal PRC laws governing our PRC Subsidiaries and their businesses but are not the only laws and regulations that apply to our operations.

Agriculture Laws

Our ginkgo plantation is subject to the Agriculture Law of the PRC which sets forth the principles and measures designed to ensure the steady development of the agricultural industry. The Agriculture Law regulates the planting, processing, selling, preservation and transportation of agricultural products. It further stipulates that farmers and organizations for production and operation of agriculture products maintain their lands in good condition, make a rational use of chemical fertilizers and pesticides, increase their application of organic fertilizers to improve soil fertility and prevent the land from pollution, destruction and soil fertility declination.

According to Law of the People’s Republic of China on Quality and Safety of Agricultural Products, the administrative departments for agriculture under the governments at or above the county level are responsible for supervision and control of the quality and safety of agricultural products; and the relevant departments of the people’s governments at or above the county level, in compliance with the division of their duties, are responsible for the work related to the quality and safety of agricultural products. Agricultural production enterprises and specialized cooperative economic organizations of farmers are required to test the quality and safety of their products themselves or entrust the testing to a testing agency. In addition, this law sets forth packaging and labeling standards to which we are subject.

Forest Laws

Our plantation operations also are subject to the PRC Forestry Law, as well as its implementing rules promulgated by State Council (“Forestry Law”). The Forestry Law was enacted to protect, cultivate and reasonably use forest resources. It governs the afforestation, cultivation, felling, utilization, management and administration of forests within the PRC territory. The Forestry Law divides forests into the following categories: (1) protection forests: forests, trees and bushes mainly aimed at protection, inclusive of water source storage forests, forests for water and soil conservation, wind protection and sand bind forests, forests for farmland and grassland protection, river bank protective belts and road protection belts; (2) timber stands: forests and trees mainly at timber production, inclusive of bamboo groves mainly aimed at bamboo production; (3) economic forests, including trees aimed mainly at the production of fruits; edible oils, soft drinks and ingredients; industrial raw materials; and medicinal materials; (4) firewood forests: trees mainly aimed at the production of fuels; (5) forests for special uses, including forests and trees mainly aimed at national defense, environmental protection and scientific experiments, inclusive of national defense forests, experimental forests, parent stands, environmental protection forests, scenic beauty forests, trees for sites of historical interests and the forests of natural protection areas. The Forest Law prohibits land reclamation at the expense of deforestation, rock quarrying, sand quarrying, soil extracting and other activities at the expense of deforestation.

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Law on Sino-Foreign Equity Joint Ventures

As a joint venture between a PRC registered company and foreign entity, Globalink Xuzhou is subject to the Law on Sino-Foreign Equity Joint Ventures (adopted September 1983 and last revised in July 2001) and the implementing regulations (the “EJV Law”). The EJV Law covers a wide range of business, management and labor issues that are applicable to Globalink Xuzhou’s operations. In many instances, the legal areas covered by the EJV Law revert to the existing laws of the PRC governing business organizations, with notable differences. Under the EJV Law, capital contributions may take several forms, including cash, buildings, equipment, technology, materials and the right to use land. If the capital contributions are in a form other than cash, the parties must agree on the appropriate value of the contributions on the basis of fairness and reasonableness or agree to have a third party make the evaluation. In addition, the valuation is subject to verification by official appraisers. Limits also apply to the amount of intangible capital contributions. Under the EJV Law, joint ventures in China are typically limited to a fixed term, which must be stipulated in the joint venture contract. Upon the expiration of its term, an equity joint venture is to be dissolved, with the property remaining, after the payment of liabilities to be distributed in accordance with the ratio of the parties’ capital contributions except where the joint venture agreement, contract or articles of association otherwise stipulate. The EJV Law has introduced a form of current account convertibility for RMB under which joint ventures may purchase foreign exchange for current account expenditures without the necessity of obtaining government approval. The law also permits the conversion of RMB into foreign exchange for remittances of after-tax profits or dividends to foreign investors in equity joint ventures. Foreign exchange remittances and receipts must go through banks that have been designated to handle foreign exchange transactions. Instead of government approval for foreign exchange remittances and receipts, the designated banks examine the documentation for the underlying transaction to ensure that the proposed payment or receipt qualifies as a current account item. Joint ventures also have access to the interbank market for the purchase and sale of foreign exchange through the designated banks. With respect to financial administration, the EJV Law provides that an annual profit distribution plan has to be prepared and profits must be distributed among the parties in proportion to their respective contributions to the registered capital of the joint venture. Equity joint ventures are required to allocate a certain percentage of after-tax profits to a reserve fund, enterprise expansion fund and incentive and welfare fund for staff and workers.

Regulations Relating to Labor Laws

The principal labor laws and regulations in the PRC include the PRC Labor Law, the PRC Labor Contract Law and the Implementation Regulations of the PRC Labor Contract Law. Pursuant to the PRC Labor Law and the PRC Labor Contract Law, employers must enter into written labor contracts with employees. Employers must pay their employees wages equal to or above local minimum wage standards, establish labor safety and workplace sanitation systems, comply with government labor rules and standards and provide employees with appropriate training regarding workplace safety. In addition, the PRC Labor Contract Law imposes more stringent requirements on employers with regard to, among others, severance payment and non-fixed-term employment contracts, time limits for probation periods, as well as the duration and the times that an employee can be placed on a fixed-term employment contract. Violations of the PRC Labor Contract Law and the PRC Labor Law may result in liabilities to employees and subject employer to administrative sanctions including fines or, in the case of serious violations, criminal liability.

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The PRC regulatory authorities have passed a variety of laws and regulations regarding statutory social welfare benefits, including, among others, the PRC Social Insurance Law, the Regulations of Insurance for Occupational Injury, the Regulations of Insurance for Unemployment, the Provisional Insurance Measures for Maternal Employees, and the Interim Provisions on Registration of Social Insurance. Pursuant to these laws and regulations, companies in China have to make sufficient contributions of statutory social welfare benefits for their employees, including medical care insurance, occupational injury insurance, unemployment insurance, maternity insurance, pension benefits and housing funds. Failure to comply with such laws and regulations may result in supplementary payments, surcharges or fines.

Environmental Matters

Our operations and properties are subject to extensive environmental protection laws and regulations, including the PRC Environmental Protection Law, the Environment Impact Evaluation Law, the PRC Water Pollution Prevention and Control Law, the Implementation Rules of the PRC Water Pollution Prevention and Control Law, the PRC Air Pollution Prevention and Control Law, the Implementation Rules of the PRC Air Pollution Prevention and Control Law, the PRC Solid Waste Pollution Prevention and Control Law.

Under the PRC Environmental Protection Law, we must take measures to protect the ecological environment while natural resources are being developed or utilized.

The Environment Impact Evaluation Law requires that upon the commencement of production which may potentially lead to environmental pollution during the course of production, an environmental impact evaluation report or form should be prepared to provide a complete and detailed evaluation of the potential pollution as well as the impact on the environment. Such environmental impact appraisal report or form must be submitted to the environment protection authorities for approval.

In order to comply with these requirements, we may need to spend expend cash and other resources from time to time to (i) construct or acquire new equipment, (ii) use pesticides properly and to maintain the ecological environment of our land, and (iii) modify, upgrade, or replace existing and proposed equipment.

Regulations Relating to Foreign Currency Exchange

Foreign Currency Exchange

The principal regulation governing foreign currency exchange in the PRC is the Regulations of the PRC on Foreign Exchange Administration, or the Foreign Exchange Regulations, as amended in August 2008. Under the Foreign Exchange Regulations and other relevant regulations and rules, which are administered by the State Administration of Foreign Exchange, or the SAFE, Renminbi are freely convertible for current account transactions, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. In order to convert Renminbi for capital account transactions, such as capital injections, loans, repatriation of investments and investments in securities outside the PRC, the prior approval of, or registration with, the SAFE or its competent local branches is required. See “Risk Factors — Risks Related to Doing Business in China — Governmental control of currency conversion may limit our ability to utilize our revenues and financing proceeds effectively.”

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In August 2008, the SAFE promulgated Circular 142, the Circular on Operating Issues Concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, pursuant to which the registered capital of a foreign-invested company settled in Renminbi and converted from foreign currencies can only be used for purposes within the approved business scope and cannot be used for equity investments made by such foreign-invested company within the PRC, unless otherwise provided. In addition, a foreign-invested company may not change the use of its Renminbi-denominated registered capital without the SAFE or its competent local branch’s approval, and may not in any case use such capital to repay Renminbi-denominated loans if the proceeds of such loans have not been used within the permitted scope. Violations of Circular 142 could result in severe penalties, including significant fines. Moreover, Circular 142 may limit our ability to freely use the proceeds from this offering. In addition, in November 2010, the SAFE promulgated the Notice on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, which requires the authenticity of settlement of the funds raised from offshore offerings to be closely examined and the settlement of funds should conform to their intended use as listed in the offering document. To the extent offering proceeds are utilized for purposes other than as described in the offering document, the board of directors must submit an application to the SAFE for approval.

Employee Stock Option Plan

In December 2006, the People’s Bank of China issued the Administration Measures on Individual Foreign Exchange, and the SAFE issued implementation rules in January 2007, both of which became effective in February 2007. Under these regulations, all foreign exchange matters pertaining to employee stock ownership plans, stock option plans or related plans in which onshore individuals participate require the approval of the SAFE or its authorized branch. In February 2012, the SAFE promulgated Circular 7, which replaced Circular 78.

Under Circular 7, PRC residents who participate in stock incentive plan in an overseas publicly-listed company are required to register with the SAFE or its local branches and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of such overseas publicly-listed company or another qualified institution selected by such PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of its participants. Such participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of stock options, the purchase and sale of corresponding securities and fund transfers. In addition, the PRC agent is required to amend the SAFE registration in the event of any material change to the stock incentive plan, the PRC argent or the overseas entrusted institution or other material changes. As of the date of this prospectus, we have granted stock options to purchase common stock to each of our directors who are PRC residents. None of these persons has made the required filings to register such options and comply with the applicable rules. Accordingly, we or the PRC option holders may be subject to fines and legal or administrative sanctions, as a result of which our business operations and equity incentive plans could be materially and adversely affected. We are taking the steps necessary to make the filings required and otherwise comply with applicable rules.

In addition, the Ministry of Finance and the State Administration of Taxation have issued circulars concerning individual income taxes relating to employee share options. Under these circulars, our employees working in the PRC who exercise options to purchase shares of our common stock will be subject to PRC individual income tax. The tax base for the employment income would be the fair market value of the received shares at the time of vesting minus the corresponding consideration paid by the employees for the shares. Our PRC subsidiaries have obligations to file documents related to employee share options with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or we fail to withhold their income taxes according to applicable PRC laws and regulations, we may face fines ranging from 50% to 300% of the overdue taxes.

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Regulations Relating to Dividend Distribution

The principal regulations governing distributions of dividends by foreign-invested companies include the PRC Companies Law (2005), the Wholly Foreign-invested Enterprise Law (1986), as amended, and the Implementation Rules regarding the Wholly Foreign-invested Enterprise Law (1990), as amended.

Under these laws and regulations, foreign-invested enterprises in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, foreign-invested enterprises are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain statutory reserve funds until these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends. See “Risk Factors — Risks Related to Doing Business in China — Capital outflow policies in the PRC may restrict our ability to remit income to the United States, which could restrict our ability to act in response to changing market conditions and to satisfy our liquidity requirements.”

Regulations Relating to Taxation

Enterprise Income Tax

Through 2007, foreign invested enterprises (which are described below), such as our PRC Operating Subsidiaries, and domestic enterprises were subject to different income tax regulations and tax rates in China. With the effectiveness of the Enterprise Income Tax Law of the PRC (“EIT Law”) and the Implementing Rules of the Enterprise Income Tax Law of the PRC (“Implementing Rules”) (collectively referred to as the “EIT Law”) as of January 1, 2008, foreign invested enterprises and domestic enterprises are subject to a uniform income tax rate of 25% for income derived from or accruing both in and outside China, unless otherwise specified.

Pursuant to Item 1 of Article 27 of the EIT Law, income derived from projects in the agriculture, forestry, animal husbandry or fishery industries may be eligible for exemption from or reduction of the uniform EIT tax. Under Item 1 of Article 86, income derived from agriculture forestry, animal husbandry or fishery is exempt from the EIT tax and defines these categories to include, among other things, growing Chinese medicinal herbs and the cultivation and growing of forests. Under these rules, income derived from our plantation is exempt from taxation under the EIT Law.

The application and interpretation of these rules continues to be unclear. If we are treated as a foreign invested enterprise under the description set forth below, income we derive from our hotel booking business which operates in Vancouver, British Columbia, Canada, would be subject to the EIT tax at the rate of 25% of such income.

Under the EIT Law and the EIT Law Implementation Regulations, dividends paid to foreign enterprise investors, in our case, the Nevada parent corporation) by PRC tax resident enterprises (our PRC Subsidiaries) are subject to PRC withholding tax at the rate of 10% unless the foreign enterprise investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a preferential withholding tax rate.

Under the EIT Law, a FIE is an enterprise organized under the laws of a jurisdiction outside China with “de facto management bodies” that are located within China may be considered PRC tax resident enterprises and are therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The EIT Law Implementation Regulations define the term “de facto management body” as a management body that exercises full or substantial control and management authority over the production, operation, personnel, accounts and assets of an enterprise. The State Administration of Taxation, or the SAT, issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, in April 2009.

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Circular 82 provides specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore enterprise is located in China, which include the presence in the PRC of the following locations: (1) the location where senior management members responsible for an enterprise’s daily operations discharge their duties; (2) the location where financial and human resource decisions are made or approved by organizations or persons; (3) the location where the major assets and corporate documents are kept; and (4) the location where more than half (inclusive) of all directors with voting rights or senior management have their habitual residence. Although Circular 82 applies only to offshore enterprises controlled by PRC enterprises, rather than enterprises controlled by PRC individuals and non-PRC persons such as our company, the criteria set forth in Circular 82 may reflect the SAT’s general position on how the “de facto management body” test could be applied in determining the tax residency status of offshore enterprises. On July 27, 2011, the SAT issued Administrative Measures of Enterprise Income Tax of Chinese-controlled Offshore Incorporated Resident Enterprises (Trial), or Bulletin 45, which became effective on September 1, 2011, to provide further guidance on the implementation of Circular 82. Bulletin 45 clarifies certain issues related to determining PRC resident enterprise status, post-determination administration and which competent tax authorities are responsible for determining offshore incorporated PRC resident enterprise status. Bulletin 45 specifies that when provided with a copy of a Chinese tax resident determination certificate issued by the competent tax authorities from an offshore incorporated PRC resident enterprise, the payer should not withhold 10% income tax when paying Chinese-sourced dividends, interest and royalties to the offshore incorporated PRC resident enterprise. Although Circular 82 applies only to offshore enterprises controlled by PRC enterprises or PRC corporate groups and not those controlled by PRC individuals or non-PRC persons, the determining criteria set forth in Circular 82 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax residency status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or individuals or foreign enterprises. There are currently no detailed rules or precedents governing the procedures and specific criteria for determining whether a given entity constitutes a “de facto management body,” and a final confirmation by the SAT as to the “residency” status of offshore enterprises is generally necessary.

There continues to be a great deal of uncertainty surrounding these laws and regulations resulting from the limited PRC tax guidance on this issue, and we cannot determine whether our Nevada parent corporation will be treated as PRC resident enterprises for EIT law purposes. If we are treated as a PRC resident enterprise, although under the EIT Law and the EIT Law Implementing Regulations dividends paid to us from our PRC subsidiaries should qualify as tax-exempt income, there is no assurance that we would enjoy such tax-exempt treatment on dividends paid to us from our PRC subsidiaries in the same manner as offshore incorporated PRC resident enterprises controlled by PRC enterprises or PRC corporate groups enjoy under Bulletin 45. As a result, we cannot be certain that such dividends will not be subject to PRC withholding tax as the SAT and other PRC authorities have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises controlled by PRC individuals and non-PRC persons, like us, for PRC enterprise income tax purposes. In addition, the EIT Law Implementation Regulations provide that, (i) if an enterprise that distributes dividends is domiciled in the PRC, or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or capital gains are treated as PRC-sourced income. It is not yet clear how the term “domicile” will be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where an enterprise is a tax resident. As a result, if we were deemed to be a PRC tax resident enterprise, any dividends that we pay to our non-PRC shareholders which are non-PRC enterprises, as well as gains realized by such shareholders or ADS holders from the transfer of our shares may be regarded as PRC-sourced income and become subject to PRC withholding tax of 10%, unless a reduced rate is provided under applicable tax treaties.

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The PRC withholding tax may be exempted or reduced by the State Council or pursuant to an applicable tax treaty with the PRC that provides for a different withholding agreement between the PRC and the jurisdictions in which the non-resident enterprise reside. The PRC has entered into tax treaties with more than 90 countries, including the United States. Under such tax treaties, certain income, such as dividend, royalties, interest or capital gains derived in China by residents of the contracting country might be entitled to preferential treaty benefits, i.e., a lower withholding tax rate than the statutory 10%, provided that the overseas enterprise receiving the income qualifies as a “beneficial owner.” The SAT issued the Circular on How to Interpret and Recognize the “Beneficial Owner” in Tax Treaties in October 2009, or Circular 601. According to Circular 601, the term “beneficial owner” refers to an individual, company or organization that has both ownership and right of control over the assets or rights generating a stream of income. An agent or a conduit company is not regarded as a beneficial owner. Local tax authorities are required to investigate whether an applicant satisfies the requirements to qualify as a beneficial owner, which is a prerequisite to enjoy the benefit of a reduced withholding tax on dividends, interest, royalties or capital gains under tax treaty provisions. If such non-resident enterprises cannot provide valid documents supporting their status as beneficiary owners under Circular 601, they will not be approved to enjoy tax treaty benefits.

In the event that we are treated as a PRC tax resident, dividends to be distributed by us to our non-PRC shareholders whose jurisdictions have tax treaties with China providing for preferential withholding arrangements will not be entitled to the benefits under such withholding arrangements unless such holder is considered a beneficial owner under Circular 601.

Under the PRC Individual Income Tax Law, or IITL, if we are treated as a PRC resident enterprise, it is possible that non-resident individual investors of our Shares will be subject to PRC individual income tax at a rate of 20% on dividends paid to such investors and any capital gains realized from the transfer of shares of our common stock if such dividends or capital gains are deemed income derived from sources within the PRC, except in the case of individuals that qualify for a lower rate under a tax treaty. Under the PRC-U.S. tax treaty, a 10% preferential tax rate will apply to dividends provided that the recipients are U.S. tax residents that are eligible for the benefits of the PRC-U.S. tax treaty. A non-resident individual is an individual who has no domicile in the PRC and does not stay within the PRC or has stayed within the PRC for less than one year. Pursuant to the IITL and its implementation rules, for purposes of the PRC capital gains tax, the taxable income will be based on the total income obtained from the transfer of our shares of our common stock minus all the costs and expenses that are permitted under PRC tax laws to be deducted from the income.

See “Risk Factors — Under the PRC Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China, and such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders.”

VAT Tax

Under the Provisional Regulation of China on Value Added Tax, or VAT, and their implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay VAT at a rate of 17% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Pursuant to the Notice of the Ministry of Finance and the State Taxation Administration on Exempting the Value Added Tax for Agricultural Material, self-produced agricultural products sold by agricultural producers shall be exempt from VAT.

Employees

As of April 30, 2016, we employed a total of 23 persons, all in our subsidiaries, including two persons who served as part time executive officers of our parent company, two managerial employees in our subsidiaries and 19 other staff members, including four additional staff members in OneWorld, our hotel booking subsidiary, twelve additional employees in Globalink Xuzhou, our Plantation subsidiary, including quality control, procedure control and technical personnel, accountants, and other assistants, and two additional employees in Globalink Zhejiang, our research subsidiary, including a general manager and accountant. Globalink Xuzhou continues to hire farm laborers for out Plantation on an ongoing basis.

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None of our employees is represented by a collective bargaining agreement. We consider our relations with our employees to be very good.

Properties

We lease approximately 315 square feet of administrative office space at 365 Boundary Road, Vancouver, BC, at a cost for CAD$8,400 (approximately $6,500) per year on a month to month basis.

Our subsidiary, OneWorld, leases approximately 736 square feet of office space at #210-4751 Garden City Road, Richmond, BC, V6X 3M7 at a cost of CAD$17,182 (approximately $13,300) per year under a lease that expires in July 2016 and provides for a three-year option.

Globalink Xuzhou leases approximately 96 square meters of office space at Room 707, Tongcheng Commercial Apartment, Pizhou City, Jiangsu Province, China at a cost of RMB17,400 (approximately $2,678) per year under a lease that expires in August 2016.

Globalink Zhejiang leases approximately 47 square meters of office space at Room 712-713, C4 Building, #299 High Technology District, Ningbo City, Jiangsu Province, China at a cost of RMB66,430 (approximately $10,225) per year under a lease that expires in March 2017.

The total operating rent expense for the year ended December 31, 2015 was $26,106 and $19,340 for December 31, 2014.

We are constructing or will construct laboratory and warehouse space to house certain elements of our Plantation operations.

We believe that our current space is adequate for the for our present purposes and that additional space is readily available on terms that we would consider reasonable.

LEGAL PROCEEDINGS

We are not involved in any legal proceeding nor are we aware of any pending or threatened litigation against us.

MANAGEMENT

Members of our Board of Directors are elected by the stockholders to a term of one year and serve until their successors are elected and qualified. Our officers are appointed by our Board to a term of one year and serve until their successors are duly appointed and qualified, or until the officer is removed from office. Our Board has no nominating, audit or compensation committees.

Name	Age	Position
Hin Kwok Sheung	63	Chief Executive Officer, President and Director
Ke Feng (Andrea)Yuan	42	Chief Financial Officer and Director
Robin Young	71	Secretary and Director
Yan Zhuang	43	General Manager of PRC Subsidiaries and Director
Jia Charles Yao	68	Director

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Background Information about our Officers and Directors

Hin Kwok Sheung has served as our Chief Executive Officer and President, Director, and Chairman of the Board since February 2014. From 2012 through the date of this prospectus, Mr. Sheung has served as a director and the chief executive officer of Wanxing Property Developments Company and of the Golden Imperial Gardens Development Company each located in Pizhou, where he was responsible for developing commercial and residential properties. From 1995 through 2011, he served as a director of the Xin Tong Tai Storage and Logistics Company, where he was responsible for coordinating all affairs between the port authorities and strategic partners and for all marketing activities. During 2009, Mr. Sheung worked with the City of Chengdu, China as a commercial property developer. Mr. Sheung graduated from the University of Heilongliang with a B.A. in linguistics with a focus in Russian.

Ke Feng (Andrea) Yuan has served as our Chief Financial Officer and as a Director since February 2014. Ms. Yuan is a Chartered Professional Accountant (CPA)/Certified General Accountant in British Columbia and a Certified Public Accountant in New Hampshire. Currently, Ms. Yuan acts as Chief Financial Officer or financial consultant for several public companies listed on the TSX Venture Exchange. Since 2011, she has been the principal of Black Dragon Financial Consulting Services Inc., financial and management consulting company. From 2004 through 2011, she was employed in a variety of capacities with Davidson and Company LLP, public accountants, and was an audit principal upon her departure. In addition to overseeing a variety of Canadian public company audit files, she was also responsible for conducting the audits of various foreign public companies including Chinese and Korean companies. From 1994 through to 1999, Ms. Yuan was an internal auditor and then a team leader of the internal audit department at the Bank of China's Shanghai Pudong branch in China. Ms. Yuan obtained her Bachelor of Economics from Shanghai University of Finance and Economics in 1994. Ms. Yuan is fluent in English and Mandarin.

Robin Young has served as a director of the Company since its inception in 2006. Previously, from inception through February 2014, he served as our President and Chief Executive Officer and principal financial officer until February 2014. Since 1975, Mr. Young has been the principal of Young Engineering Corporation, an engineering consulting firm for the building industry since 1975 in Vancouver, British Columbia. He has also been the president of Landtek Properties Ltd., a development company since 1994 and Coreng Construction Corporation, a company providing project and construction management as well as general contracting from 1976 to 1990. Mr. Young was listed in the “Who’s Who in British Columbia” and “International Who’s Who of Professionals”. Mr. Young received a bachelor of applied science degree in civil engineering from the University of British Columbia in 1963. He conducted his post-graduate studies both at McGill University and at Concordia University and received his master’s degree in civil and structural engineering in 1970 from Concordia University.

Jia Charles Yao has served as a director of the Company since February 2014. From 2001 through 2012, he was the general manager of TangShan Xintungtai Storage and Transportation Company Ltd. in China, which stores and transports materials and provides logistics services. While at TangShan, Mr. Yao was general manager and manage daily operation of the company. From 2003 through 2006, Mr. Yao was a research student in the MBA program in the Faculty of Economic Management at the Capital University of Economics and International Trades.

Yan Zhuang has served as the General Manager of our PRC Subsidiaries since August 2015. In this capacity he focuses on gingko plantation cultivation and gingko product development and sales. During Mr. Zhuang’s career, he has served as a professional manager in the pharmaceutical and biotechnology industries. From 2013 to 2015, Mr. Zhuang served as a senior consultant to Zhejiang J&S Biotech Co., Ltd., where he was responsible for general management of the company. From 2000 to 2011, Mr. Zhuang was founder and General Manager of Zhejiang Newcovery Biotech Co., Ltd., a company focusing on developing TCM/herbal active ingredient and herbal extraction and purification technologies. It developed about 120 single standard research projects for government institutes and was also involved in major national science programs. From 2005 to 2007, he served as the Vice President of Hainan Qunli Pharmaceutical Co., Ltd., in charge of facility construction and equipment selection and installation, and tea polyphenol product research, development and sales. Mr. Zhuang received his bachelor degree in international trading from Zhejiang University in 1994, and Master in Business Administration in 2007 from Zhejiang University and University of Management and Technology.

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Involvement in Certain Legal Proceedings

No director, executive officer, significant employee or control person of the Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Corporate Governance

Our Board has not established any committees, including an audit committee, a compensation committee or a nominating committee, or any committee performing a similar function. The functions of those committees are being undertaken by our Board. Because we do not have any independent directors, our Board believes that the establishment of committees of our Board would not provide any benefits to our Company and could be considered more form than substance.

We do not have a policy regarding the consideration of any director candidates that may be recommended by our stockholders, including the minimum qualifications for director candidates, nor have our officers and directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our officers and directors have not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our Board of Directors.

While there have been no nominations of additional directors proposed, in the event such a proposal is made, all current members of our Board will participate in the consideration of director nominees.

As with many small companies, until such time as our Company further develops our business, achieves a recurring, sustainable revenue base and has sufficient working capital to purchase directors’ and officers’ insurance, we do not have any immediate prospects to attract independent directors in North America. When we are able to expand our Board to include one or more independent directors with public company experience, we intend to establish an audit committee of our Board of Directors. It is our intention that one or more of these independent directors will also qualify as an audit committee financial expert. Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include “independent” directors, nor are we required to establish or maintain an audit committee or other committee of our Board.

Code of Conduct

The Board has established a corporate Code of Conduct which qualifies as a “code of ethics” as defined by Item 406 of Regulation S-K of the Exchange Act. Among other matters, the Code of Conduct is designed to deter wrongdoing and to promote:

honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the Code of Conduct to appropriate persons identified in the code; and
•	accountability for adherence to the Code of Conduct.

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Waivers to the Code of Conduct may be granted only by the Board. In the event that the Board grants any waivers of the elements listed above to any of our officers, we expect to announce the waiver within four business days on a Current Report on Form 8-K.

The Code of Conduct applies to all of the Company’s employees, including our principal executive officer, the principal financial and accounting officer, and all employees who perform these functions. If we amend our Code of Conduct as it applies to the principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions), we shall disclose such amendment through the filing of a Current Report on Form 8-K.

EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE

Summary Compensation Table

  The following Summary Compensation Table sets forth all compensation earned in all capacities during the fiscal years ended December 31, 2015 and 2014 by our principal executive officer and principal financial officer. No other officer or employee of the Company received total compensation for either 2015 or fiscal year, as determined by Regulation S-K, Item 402, that exceeded $100,000 (the individuals named in the table below are collectively referred to as the Named Executive Officers):

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (5) ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Hin Kwok Sheung (1)	2015	0	0	0	37,206	0	0	37,206
	2014	0	0	0	0	0	0	0
Ke Feng (Andrea)Yuan (2)	2015	24,000	0	0	55,808	0	0	79,808
	2014	24,000	0	0	0	0	0	24,000
Robin Young (3)	2015	36,000	0	0	37,206	0	0	73,206
	2014	36,000	0	0	0	0	0	36,000
Yan Zhuang (4)	2015	5,000	0	0	55,808	0	0	60,808
	2014	0	0	0	0	0	0	0
Jia Yao	2015	0	0	0	37,206	0	0	37,206
	2014	0	0	0	0	0	0	0

(1)	Mr. Sheung joined the Company in February 2014.
(2)	Ms. Yuan joined the Company in February 2014. Ms. Yuan is paid $2,000 per month. Ms. Yuan’s compensation in 2014 and 2015 comprises management fees paid to an entity wholly owned by her.
(3)	Mr. Young served as the Company’s President and Chief Executive Officer and principal financial officer from inception (2006) until February 2014. Mr. Young is paid $3,000 per month. Mr. Young’s compensation in 2014 comprises management fees paid to an entity wholly owned by him.
(4)	Mr. Yan Zhuang has served as General Manager of the PRC Subsidiaries since September 2015. Mr. Zhuang is paid RMB15,000 from two PRC subsidiaries since December 2015.
(5)	The dollar amounts in this column represent the grant date fair value of each stock option award granted to the named executive officers in 2015. These amounts have been calculated in accordance with ASC 718, using the Black-Scholes option-pricing model. Assumptions used in the calculation of these amounts is included in the notes to the Company’s audited financial statements for the year ended December 31, 2015.

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2015 Stock Awards Plan

On September 20, 2015, the board of directors adopted, subject to approval of the stockholders, the 2015 Stock Awards Plan, or 2015 Plan. The principal purpose of the 2015 Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and phantom stock awards. The material terms of the 2015 Plan are summarized below.

Share Reserve. Under the 2015 Plan, 6,000,000 shares of our common stock have been reserved for issuance pursuant to a variety of stock-based compensation award types, including stock options, stock appreciation rights, or SARs, restricted stock awards, performance awards and other stock-based awards. To the extent that an award terminates, expires or lapses for any reason or an award is settled in cash without the delivery of shares, any shares subject to the award at such time will be available for future grants under the 2015 Plan.

Administration. The Plan is administered by the board of directors or by a committee as authorized by the board of directors (the “Committee”). Subject to the terms and conditions of the 2015 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2015 Plan.

Eligibility. Options, SARs, restricted stock and all other stock-based and cash-based awards under the 2015 Plan may be granted to individuals who are then our employees, members of the Committee or persons affiliated with the Company or any of its affiliates. Only employees of our Company or any parent or subsidiaries of the Company may be granted incentive stock options, or ISOs.

Awards. The 2015 Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, phantom stock awards, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Nonstatutory Stock Options, or NSOs, will provide for the right to purchase shares of our common stock at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant's continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed 10 years.

Incentive Stock Options, or ISOs, will be designed in a manner intended to comply with the provisions of Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of 10 years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the 2015 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

Restricted Stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse, however, extraordinary dividends will generally be placed in escrow, and will not be released until restrictions are removed or expire.

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Stock Appreciation Rights, or SARs, may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of our common stock over a set exercise price. The exercise price of any SAR granted under the 2015 Plan must be at least 100% of the fair market value of a share of our common stock on the date of grant. Except as required by Section 162(m) of the Code with respect to a SAR intended to qualify as performance-based compensation as described in Section 162(m) of the Code, there are no restrictions specified in the 2015 Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the administrator in the SAR agreements. SARs under the 2015 Plan will be settled in cash or shares of our common stock, or in a combination of both, at the election of the administrator.

Phantom Stock Awards are rights to receive an amount equal to the fair market value of common stock over a specified period of time, which vest over a period of time or upon the occurrence of an event as established by the Committee, without payment of any amounts by the holder (except as otherwise required by law). Each phantom stock award may have a maximum value established by the Committee at the time of the award. In determining the value of phantom stock awards, the Committee shall take into account a Participant’s responsibility level, performance, potential, other Awards and such other considerations as it deems appropriate. Following the end of the vesting period for a phantom stock award, the holder is entitled to receive payment of an amount, not exceeding the maximum value of the award, based on the then vested value of the award. Payment of a phantom stock award may be made in cash, common stock or a combination thereof. Any payment made in common stock shall be based on the fair market value of the common stock on the payment date.

Change in Control. In the event of a change in control where the acquiror does not assume or replace awards granted, prior to the consummation of such transaction, awards issued under the 2015 Plan will be subject to accelerated vesting such that 100% of such awards will become vested and exercisable or payable, as applicable. Performance awards will vest in accordance with the terms and conditions of the applicable award agreement. In the event that, within the 12 month period immediately following a change in control, a participant's services with us are terminated by us other than for cause (as defined in the 2015 Plan) or by such participant for good reason (as defined in the 2015 Plan), then the vesting and, if applicable, exercisability of 100% of the then-unvested shares subject to the outstanding equity awards held by such participant under the 2015 Plan will accelerate effective as of the date of such termination. The administrator may also make appropriate adjustments to awards under the 2015 Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards in the event of a change in control or certain other unusual or nonrecurring events or transactions. Under the 2015 Plan, a change in control is generally defined as:

•	the Company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly- owned subsidiary of the Company),
•	the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company),
•	the Company is to be dissolved and liquidated,
•	any person or entity acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or
•	as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.

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Adjustments of Awards. In the event of any subdivision, consolidation, recapitalization or other change in capital structure stock or any other corporate event affecting the number of outstanding shares of our common stock, the administrator may make appropriate, proportionate adjustments to reflect the event giving rise to the need for such adjustments, with respect to:

•	the aggregate number and type of shares subject to the 2015 Plan;
•	the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards); and
•	the grant or exercise price per share of any outstanding awards under the 2015 Plan.
In the event of a change in control of the Company, all outstanding Awards shall immediately vest and become exercisable or satisfiable, as applicable. The Committee may determine that upon the occurrence of a change of control, each outstanding award other than an option shall terminate within a specified number of days after notice to the holder, and the holder shall receive, with respect to each share of common stock subject to such award, cash in an amount equal to the excess, if any, of the change of control value of the securities into which common stock Is convertible over the exercise price, if any, applicable to the Award. Further, in the event of a change of control, the Committee, in its discretion shall act to effect one or more of the following alternatives with respect to outstanding options, which may vary among individual holders and which may vary among Options held by any individual Holder:
determine a limited period of time on or before a specified date (before or after such Change of Control) after which specified date all unexercised options and all rights of Holders thereunder shall terminate, require the mandatory surrender to the Company by selected holders of some or all of the outstanding options held by such holders (irrespective of whether such options are then exercisable under the provisions of the Plan) as of a date, before or after a change of control, specified by the Committee, in which event the Committee shall thereupon cancel such options and the Company shall pay to each holder an amount of cash per share equal to the excess, if any, of the change of control value of the shares subject to such option over the exercise price(s) under such options for such shares, make such adjustments to Options then outstanding as the Committee deems appropriate to reflect a change of control; or
provide that thereafter upon any exercise of an option previously granted, the holder shall be entitled to purchase under such option, in lieu of the number of common shares then covered by the option the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the holder would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution the holder has been the holder of record of the number of common shares then covered by such option.

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Reload Options. The Committee has the authority to specify at or after the time of grant of a Nonqualified Stock Option, that a holder shall be automatically granted a reload option in the event that the holder exercises all or part of an original option within five years of the date of grant of the original option, by means of:

a cashless exercise,
a reduction in the number of common shares issuable upon such exercise sufficient to pay the purchase price and the applicable withholding taxes, based on the Fair Market Value of the common shares on the date the Option is exercised, or surrendering to the Company already owned common shares in full or partial payment of the purchase price under the Original Option and the applicable withholding taxes.

The grant of reload options is subject to the availability of shares of common stock under the 2015 Plan at the time of exercise of the original option.

Amendment and Termination. Our board of directors may terminate, amend or modify the 2015 Plan at any time and from time to time; provided that no change in any outstanding award may be made which would impair the rights of the holder without the consent of the holder.

Upon the effective date of the registration statement of which this prospectus forms a part, we intend to file with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under the 2015 Plan.

Grants of Plan-Based Awards

  On September 16, 2015, the board of directors adopted, subject to stockholder approval, the 2015 Stock Awards Plan (the “Plan”) and reserved 6,000,000 shares of common stock for issuance under the Plan.

The following table sets forth certain information regarding grants of common stock options to the Named Executive Officers under the Plan during the fiscal year ended December 31, 2015.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2015

	Award Type	Grant Date	Approval Date	Number of Securities Underlying Options Granted	Exercise or Base Price of Option Awards ($/Sh) (1)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Hin Kwok Sheung	Incentive Stock Option	2/20/2015	2/20/2015	750,000	$0.075	$0.0496
Ke Feng (Andrea)Yuan	Incentive Stock Option	2/20/2015	2/20/2015	1,125,000	$0.075	$0.0496
Robin Young	Incentive Stock Option	2/20/2015	2/20/2015	750,000	$0.075	$0.0496
Yan Zhuang	Non-Qualified Stock Option	2/20/2015	2/20/2015	1,125,000	$0.075	$0.0496

(1)	Stock options were granted with an exercise price equal to in excess of 100% of the fair market value on the date of grant, as determined by the closing price of the common stock as of the date on which it last traded on the OTCQB.
(2)	The dollar amounts in this column represent the grant date fair value of each stock option award granted to the Named Executive Officers in 2015. These amounts have been calculated in accordance with ASC 718, using the Black-Scholes option-pricing model. Assumptions used in the calculation of these amounts is included in the notes to the Company’s audited financial statements for the year ended December 31, 2015.

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The options referenced in the table above were granted to the Named Executives as part of wider grant of 6,000,000 options to the Company’s officers, directors and a consultant. All of the options are exercisable at a price of $0.075 per share. Of the options granted 10% vested on the grant date; and 15% vested or will vest on each of March 20, 2016, September 20, 2016, March 20, 2017, September 20, 2017, March 20, 2018, and September 20, 2018. The options may be exercised upon the payment of cash or the cancellation of fees and are subject to a minimum exercise of $2,000. In the event that an optionee's employee or consultant status with the Company or any of its subsidiaries ceases or terminates for any reason whatsoever, including, but not limited to, death, disability, or voluntary or involuntary cessation or termination, the option will terminate with respect to any portion thereof that has not vested prior to the date of cessation or termination of the optionee’s employee or consultant status. In the event of termination of the optionee’s employee or consultant status for cause, the option will immediately terminate in full with respect to any un-exercised options, and any vested but un-exercised options shall immediately expire and may not be exercised. Unless otherwise set forth in a separate employment or consulting agreement, vested options must be exercised within one year after the date of termination (other than for cause), notwithstanding the expiration date of the option.

Outstanding Equity Awards at Year End

The following table sets forth information regarding equity awards that have been previously awarded to each of the Named Executive Officers and which remain outstanding as of December 31, 2015.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Hin Kwok Sheung	75,000	675,000	$0.075	9/20/20
Ke Feng (Andrea)Yuan	112,500	1,012500	$0.075	9/20/20
Robin Young	75,000	675,000	$0.075	9/20/20
Yan Zhuang	112,500	1,012,500	$0.075	9/20/20

A description of the material terms of the options identified in the table is set forth above under the heading “Grants of Plan-Based Awards.”

Employment Agreements

We have not entered into any employment agreements with our executive officers.

In each of 2014 and 2015, the board of directors approved the payment of management fees of $3,000 per month to a company controlled by Robin Young, the secretary of the Company.

In each of 2014 and 2015, the board of directors approved the payment of management fees of $2,000 per month to a company controlled by Ke Feng (Andrea) Yuan, our chief financial officer.

During 2015, the board of directors approved the payment of $2,500 per month to Mr. Yan Zhuang, the general manager of our PRC Subsidiaries.

Outstanding Equity Awards at Fiscal Year-End

Except as otherwise described under the heading “Grants Of Plan-Based Awards In Fiscal 2015” above, no executive officer has received any equity awards, nor have they been granted any options since our inception.

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Long-Term Incentive Plans

There are no arrangements or plans in which the Company would provide pension, retirement or similar benefits for directors or executive officers.

Compensation Committee

We currently do not have a compensation committee of our Board of Directors. The Board as a whole determines executive compensation.

Compensation Committee Interlocks and Insider Participation

Our Board does not have, and has not had, a compensation committee. Our executive officers do not serve as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our Board.

Compensation of Directors

Our current directors do not receive separate compensation for their service on our board of directors. Our board has the authority to fix the compensation of directors.

Director Independence

Our Board of Directors is currently composed of 5 members, one of whom qualifies as an independent director in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, our Board has not made a subjective determination as to each director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules. Had our Board of Directors made these determinations, our Board would have reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our capital stock as of July 12, 2016, by (i) each person known by us to be the beneficial owner of more than 5% of each class of our outstanding capital stock, (ii) each director and each of our executive officers and (iii) all executive officers and directors as a group. As of July 12, 2016, there were 45,585,000 shares of our common stock outstanding and options to purchase and additional 6,000,000 shares of common stock outstanding.

The number of shares of capital stock beneficially owned by each person is determined under the rules of the Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the date hereof, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. The address for each of our directors and officers is care of the Company.

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Percentages ownership calculations in the table are based on 45,585,000 shares of common stock outstanding as of the date of this prospectus.

	Shares Beneficially Owned Prior to this Offering		Shares Beneficially Owned After this Offering (1)
Name	Number	Percent	Number	Percent
Hin Kwok Sheung, President and Director	10,187,500(2)	22.26%	10,187,500(2)	15.49%
Ke Feng (Andrea)Yuan, Chief Financial Officer	281,250 (3)	0.61%	281,250 (3)	0.43%
Robin Young, Secretary and Director	3,937,500(4)	8.60%	3,825,000(4)	5.99%
Jia Charles Yao, Director	2,187,500 (5)	4.78%	2,075,000 (5)	3.33%
Yan Zhuang, Director	281,250 (6)	0.61%	281,250 (6)	0.43%
All directors and executive officers as a group (5 persons)	16,875,000	36.86%	16,875,000	25.66%

Barry Phillips 7903 - 93a Avenue Edmonton, Alberta T6C 1V2	3,750,000	8.23%	3,750,000	5.72%
Petula Wong Rm C 12/F 55 Tong Mi Road Kowloon, Hong Kong	3,750,000	8.23%	3,750,000	5.72%
Ben Choi 426 Main Street Suite #202 Vancouver, B.C. V6A 2T4	3,750,000	8.23%	3,750,000	5.72%
Yun Fei Liu 6581 Parkdale Drive Burnaby, B.C. Canada V5B 2X4	4,187,500(7)	9.15%	4,187,500 (7)	6.37%
Daniel Lo 333 - 13988 Cambie Road Richmond, B.C. Canada V6V 2K4	3,750,000	8.23%	3,750,000	5.72%

1.	Assuming the sale of all Shares offered hereby.
2	Includes options to purchase 187,500 shares of common stock that are exercisable within 60 days of the date of this prospectus.
3.	Comprises options to purchase shares of common stock that are exercisable within 60 days of the date of this prospectus.
4.	Includes options to purchase 187,500 shares of common stock that are exercisable within 60 days of the date of this prospectus.
5.	Includes options to purchase 187,500 shares of common stock that are exercisable within 60 days of the date of this prospectus.
6.	Comprises options to purchase shares of common stock that are exercisable within 60 days of the date of this prospectus.
7.	Comprises options to purchase 187,500 shares of common stock that are exercisable within 60 days of the date of this prospectus.

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Changes in Control

We are aware of no arrangements which if consummated may result in a change of control of our Company.

PLAN OF DISTRIBUTION

The Offering

We are offering up to 20,000,000 shares of our common stock at a fixed price of $0.25 per share with aggregate proceeds of up to $5,000,000. We are offering the Shares through our officers and directors on a “best efforts/no minimum” basis without a placement agent. Although the gross proceeds of this offering may be up to $5,000,000, this offering is being conducted on a “no minimum” basis, meaning that no aggregate minimum offering amount is required to be raised by us in this offering. As such, the actual public offering amount and proceeds to us, if any, are not presently determinable and net proceeds may be substantially less than the total maximum offering set forth above.

We cannot assure you that all or any of the Shares offered under this prospectus will be sold. No one has committed to purchase any of the Shares offered. Therefore, we may sell only a nominal number of Shares, in which case our ability to execute our business plan might be negatively impacted.

Terms of the Offering

This offering will terminate on April 29, 2017 (270 days after the effective date of the registration statement of which this prospectus forms a part) unless the offering is fully subscribed before that date or we decide to terminate the offering prior to that date. We may conduct multiple closings of the offering until the offering is fully subscribed or terminated. In either event, the offering may be closed without further notice to you. All costs associated with the registration will be borne by us. All net proceeds will be available to us for use as set forth in “Use of Proceeds” herein. Offering proceeds will not be held in escrow and may be utilized by us immediately on a subscription-by-subscription basis upon our acceptance of a subscriber’s subscription made by way of the subscription agreement to be entered into between us and the investors in this offering.

In order to comply with the applicable securities laws of certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which we have complied. The purchasers in this offering and in any subsequent trading market must be residents of such states where the shares have been registered or qualified for sale or an exemption from such registration or qualification requirement is available.

The Offering will be Sold by Our Officers and Directors

This prospectus will permit our officers and directors to offer and sell our securities directly to the public, with no commission or other remuneration payable to them for any Shares sold. In offering the securities on our behalf, our officers and directors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (which we refer to herein as the Exchange Act). Rule 3(a)4-1 sets forth those conditions under which a person associated with an issuer may participate in an offering of the issuer’s securities and not be deemed to be a broker-dealer. Our officers and directors satisfy the requirements of Rule 3(a) 4-1 in that:

•	They are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act, at the time of his or her participation;
•	They are not compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;
•	They are not, at the time of their participation, an associated person of a broker- dealer; and
•	They meet the conditions of Paragraph (a)(4)(ii) of Rule 3(a)4-1 of the Exchange Act, in that they (A) primarily perform, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) are not brokers or dealers, or an associated person of a broker or dealer, within the preceding 12 months; and (C) do not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

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As long as we satisfy all of these conditions, we believe that we satisfy the requirements of Rule 3(a)4-1 of the Exchange Act.

In view of the fact that our officers and directors will sell the Shares being offered pursuant to this offering, Regulation M prohibits us and our officers and directors from certain types of trading activities during the time of distribution of our securities. Specifically, Regulation M prohibits our officers and directors from bidding for or purchasing any common stock or attempting to induce any other person to purchase any common stock, until the distribution of our securities pursuant to this offering has ended.

No Deposit of Offering Proceeds

This is a direct primary, self-underwritten Offering, so we are not required to sell any specific number or dollar amount of securities, but will use our best efforts to sell the securities offered. We have made no arrangements to place subscription funds in an escrow, trust or similar account, which means that all funds collected for accepted subscriptions will be immediately available to us for use in the implementation of our business plan.

Procedures and Requirements for Subscription

This is a direct public offering and, as such, payment for the sale of the Shares in this offering will be payable to Globalink, Ltd. and we will have immediate access to these funds. Investors can purchase common stock in this offering by completing a subscription agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part of. All payments are to be made to Globalink, Ltd. and are required in the form of United States currency either by personal check, bank draft, or by cashier’s check. All subscription agreements and checks are irrevocable and should be delivered to Globalink, Ltd., 365 Boundary Road, Vancouver, BC V5K 4S1, Attn: Andrea Yuan, CFO. We reserve the right to either accept or reject any subscription. Any subscription rejected by us will be returned to the subscriber within five business days of the rejection date. Once a subscription agreement is accepted, it will be executed without reconfirmation to or from the subscriber. Subscriptions, once received and accepted by us, are irrevocable.

Our transfer agent, Island Stock Transfer, LLC, will issue certificates evidencing the common stock subscribed for in this offering promptly after we accept subscriptions from investors. Securities purchased by investors in this offering will remain outstanding upon its termination regardless of the number of Shares subscribed for.

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DESCRIPTION OF SECURITIES

General

Pursuant to our Articles of Incorporation, our authorized capital stock consists of 500,000,000 shares of common stock, $0.0002 par value per share. As of the date of this prospectus, we had 45,585,000 shares of common stock issued and outstanding.

Common Stock

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company’s common stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s articles of incorporation.

Subject to the rights of holders of the preferred stock, holders of the Company’s common stock are entitled to share in all dividends that our Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up of our Company, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

DIVIDEND POLICY

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, the general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In January 2016, Hin Kwok Sheung, our chief executive and president and a director of the Company loaned $232,530 (RMB1,500,000) to Globalink Xuzhou. The loan is non-interest bearing, non-secured, and has no fixed terms of repayment.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Ruffa & Ruffa, P.C., New York, New York. Legal matters as to PRC laws will be passed upon for the Company by Pizhou City Shuishang Law Firm.

EXPERTS

The financial statements of Globalink, Ltd. as of and for the years ended December 31, 2014 and 2015 included in this prospectus, have been included herein in reliance on the report by Davidson & Company LLP, our independent registered public accounting firm, given on the authority that the firm are experts in accounting and auditing.

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DISCLOSURE OF COMMISSION’S POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Statutes and our bylaws. We have agreed to indemnify each of our directors and officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We file periodic reports and other information with the SEC. Such periodic reports and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. You may read and copy any reports, statements, or other information we file at the SEC’s public reference room at the address referenced above. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Our SEC filings are also available to the public on the SEC’s Internet site at http\\www.sec.gov. You may also request a copy of these filings, at no cost, by contacting us at:

Globalink, Ltd.

365 Boundary Road

Vancouver, BC V5K 4S1

(604) 828-8822

Attention: Secretary

We maintain a website at http://www.globalinkworld.com. Information contained in or accessible through our website is not and should not be considered a part of this prospectus and you should not rely on that information in deciding whether to invest in our common stock, unless that information is also in or incorporated by reference in this prospectus.

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INDEX TO FINANCIAL STATEMENTS

Unaudited interim condensed consolidated financial statements

Condensed Consolidated Balance Sheets as of March 31, 2016 and December 31, 2015	91

Condensed Consolidated Statements of Comprehensive Loss for the three months ended March 31, 2016 and 2015	92

Condensed Consolidated Statements of Changes in Equity	93

Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2016 and 2015	94

Notes to Unaudited Condensed Consolidated Financial Statements	95 - 108

Audited annual consolidated financial statements

Reports of Independent Registered Public Accounting Firm	110

Audited Consolidated Balance Sheets of December 31, 2015 and 2014	111

Audited Consolidated Statements of Loss and Comprehensive Loss for the Years ended December 31, 2015 and 2014	112

Audited Consolidated Statement of Changes in Shareholders' Equity	113

Audited Consolidated Statements of Cash Flows for the Years ended December 31, 2015 and 2014	114

Notes to Consolidated Financial Statements	115 - 128

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GLOBALINK, LTD.

Condensed Consolidated Balance Sheets

(Expressed in U.S. Dollars)

(Unaudited)

	March 31, 2016	December 31, 2015
	$	$
Assets
Current assets
Cash and cash equivalents (note 3)	677,221	758,355
Accounts receivable (note 6)	157,926	92,464
Other current assets (note 4)	223,547	79,206
Total current assets	1,058,694	930,025

Inventories (note 5)	1,352	25,213
Construction in progress (note 8)	86,159	12,884
Growing crops (note 9)	257,579	132,168
Fixed assets (note 7)	73,919	54,402
Goodwill	274,449	274,449
Total assets	1,752,152	1,429,141
Liabilities
Current liabilities
Accounts payable and accrued liabilities (note 10)	466,220	338,073
Amounts due to related parties (note 12)	5,000	—
Loan payable to related party (note 12)	232,530	—
Other current liabilities (note 11)	19,310	9,305
Total current liabilities	723,060	347,378

Shareholders’ equity
Common shares, $0.0002 par value; Authorized - 500,000,000 common shares; shares issued and outstanding – 45,585,000 (December 31, 2015 – 43,585,000) (note 13)	9,117	8,717
Additional paid-in-capital (note 13)	1,791,888	1,660,415
Accumulated other comprehensive loss	(18,725)	(20,013)
Deficit	(753,188)	(567,356)
Total shareholders’ equity	1,029,092	1,081,763
Total liabilities and shareholders’ equity	1,752,152	1,429,141

The notes are an integral part of these condensed consolidated interim financial statements.

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GLOBALINK, LTD.

Condensed Consolidated Statements of Comprehensive Loss

(Expressed in U.S. Dollars)

(Unaudited)

	2016	2015
	$	$
Revenue (note 14)	33,096	71,921
General and administrative expenses
Accounting and legal	800	574
Amortization (note 7)	734	—
Director and management fees (note 12)	15,000	15,000
Foreign exchange gain	(7,136)	(594)
Investor relations (note 13)	12,000	—
Research and development	8,796	—
Rent	9,093	5,209
Salaries and benefits	87,026	52,342
Stock-based compensation (notes 12 and 13)	51,873	—
Telephone	2,043	1,870
Travel	10,747	7,140
Transfer agent and filing fees	14,732	15,885
Other general and administrative expenses	13,220	2,328
Total general and administrative expenses	(218,928)	(99,754)

Net loss for the period	(185,832)	(27,833)

Other comprehensive income (loss)
Exchange difference on translating foreign operations	1,288	1,696
Comprehensive loss	(184,544)	(26,137)
Basic and diluted weighted average number of common shares outstanding	44,482,512	42,485,000
Basic and diluted loss per common share	(0.00)	(0.00)

The notes are an integral part of these condensed consolidated interim financial statements.

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GLOBALINK, LTD.

Condensed Consolidated Statements of Changes in Equity

(Expressed in U.S. Dollars)

(Unaudited)

	Common shares		Additional paid-in-capital	Accumulated other comprehensive income (loss)	Deficit	Total
	#	$	$	$	$	$
December 31, 2014	42,485,000	8,497	1,459,703	(7,691)	(289,066)	1,171,443
Private placements	1,100,000	220	109,780	—	—	110,000
Stock-based compensation	—	—	90,932	—	—	90,932
Net loss for the year	—	—	—	—	(278,290)	(278,290)
Foreign currency translation difference	—	—	—	(12,322)	—	(12,322)
December 31, 2015	43,585,000	8,717	1,660,415	(20,013)	(567,356)	1,081,763
Shares issued for investor relations fee	2,000,000	400	79,600	—	—	80,000
Stock-based compensation	—	—	51,873	—	—	51,873
Net loss for the period	—	—	—	—	(185,832)	(185,832)
Foreign currency translation difference	—	—	—	1,288	—	1,288
March 31, 2016	45,585,000	9,117	1,791,888	(18,725)	(753,188)	1,029,092

The notes are an integral part of these condensed consolidated interim financial statements.

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GLOBALINK, LTD.

Condensed Consolidated Statements of Cash Flows

(Expressed in U.S. Dollars)

(Unaudited)

For the three months ended March 31,

	2016	2015
	$	$
Cash provided by (used in):
Operating activities
Net loss for the period	(185,832)	(27,833)
Non-cash items:
Amortization	734	—
Stock-based compensation	51,873	—
Shares issued for investor relations fee	12,000	—
Changes in non-cash working capital:
Increase in accounts receivable	(55,790)	(193,595)
(Increase) Decrease in other current assets	(74,006)	4,003
Increase in accounts payable and accrued liabilities	108,015	81,555
Increase in amounts due to related parties	5,000	—
Increase in other current liabilities	8,845	8,328
Total cash used in operating activities	(129,161)	(127,542)
Investing activities
Acquisition of fixed assets	(2,691)	—
Inventories	(996)	—
Construction in progress	(69,495)	—
Growing crops	(125,411)	—
Total cash used in investing activities	(198,593)	—
Financing activities
Loan proceeds from related party	232,530	—
Total cash provided by financing activities	232,530	—
Decrease in cash	(95,224)	(127,542)
Effect of exchange rate changes on balance of cash held in foreign currencies	14,090	(13,389)
Cash and cash equivalents, beginning of the period	758,355	1,236,137
Cash and cash equivalents, end of the period	677,221	1,095,206
Supplemental information on cash flows
Income taxes paid	—	—
Interest paid	—	—

Supplemental disclosure with respect to cash flows (note 16)

The notes are an integral part of these condensed consolidated interim financial statements.

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GLOBALINK LTD.

Notes to Condensed Consolidated Financial Statements

For the three months ended March 31, 2016

(Expressed in U.S. Dollars)

(Unaudited)

1. NATURE OF OPERATIONS

Globalink, Ltd. (the “Company”) was incorporated in the State of Nevada on February 3, 2006. The Company has focused its efforts on internet hotel booking services and has developed a proprietary online hotel booking program for connecting users with available rooms in hotels across the world. In order to gain the access to hotels, the Company acquired OneWorld Hotel Destination Service Inc. (“OneWorld”) in Vancouver, British Columbia, Canada on October 31, 2008. OneWorld is a hotel booking company which has established relationships with major hotel chains. As a result of the acquisition, OneWorld became a wholly-owned subsidiary of the Company and goodwill of $274,449 was recognized on completion of the acquisition.

On May 4, 2014, the Company entered into a joint venture agreement (the “Agreement”) with Shizhen Bio-Technology Co., Ltd. (“Shizhen Biotech”) in Jiangsu Province, China. On May 22, 2014, Globalink (Xuzhou) Bio-Technology Co., Ltd. (“Globalink Xuzhou”) was incorporated in Pizhou City, Jiangsu Province, China pursuant to the Agreement. Globalink Xuzhou will have total registered capital of $10,000,000, $8,000,000 of which will be invested by the Company to earn an 80% interest, with the remaining $2,000,000 being invested by Shizhen Biotech to earn the remaining 20%. Globalink Xuzhou will be involved in the business of biological sciences and technology research, biological technology popularization services, and fruit and vegetable distribution. Currently, Globalink Xuzhou will continue to focus on gingko cultivation and extraction. In August 2015, the Company transferred $500,000 to Globalink Xuzhou to start developing a gingko plantation in Pizhou City, Jiangsu Province. The Company transferred an additional $300,000 in October 2015. As at March 31, 2016 and December 31, 2015, the Company owns 100% of Globalink Xuzhou.

On October 13, 2015, the Company incorporated a wholly-owned subsidiary, Globalink (Zhejiang) Bio-Technology Co. Ltd. (“Globalink Zhejiang”) in Ningbo City, Jiangsu Province, China. Globalink Zhejiang will be involved in the research and development, cultivation, extraction, and application of gingko trees and other economic plants. Globalink Xuzhou transferred RMB800,000 ($123,200) to Globalink Zhejiang in October 2015 to start its operations and additional RMB800,000 ($124,016) in March 2016.

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2. SIGNIFICANT ACCOUNTING POLICIES

Statement of presentation

These unaudited condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission, including Form 10-Q and Regulation S-K. Certain information and footnote disclosures normally present in annual financial statements have been omitted pursuant to such rules and regulations. The Company believes that the disclosures provided are adequate to make the information presented not misleading. These unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and explanatory notes for the year ended December 31, 2015 as disclosed in the Company’s Form 10-K as filed with the Securities and Exchange Commission on April 4, 2016. Operating results for the three month period ended March 31, 2016 may not necessarily be indicate of the results for the year ending December 31, 2016.

Continuance of operation

These consolidated financial statements prepared in conformity with US GAAP contemplate continuation of the Company as a going concern. As of March 31, 2016, the Company has an accumulated deficit of $753,188 since inception. Its ability to continue as a going concern depends upon whether it develops profitable operations and continues to raise adequate financing. However, management believes that the Company has sufficient working capital to meet its projected minimum financial obligations for the next fiscal year. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Consolidation

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. Subsidiaries are the entities controlled by the Company. All inter-company transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation.

The subsidiaries are consolidated from the date on which control is transferred to the Company and will cease to be consolidated from the date on which control is transferred out of the Company.

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Details of the Company’s subsidiaries are as follows:

Name	Date of incorporation or acquisition	Location	Ownership	Principal activities
OneWorld Hotel Destination Service Inc. (“OneWorld”)	October 31, 2008	Vancouver, Canada	100%	Hotel booking
Globalink (Xuzhou) Bio-Technology Co., Ltd. (“Globalink Xuzhou”)	May 22, 2014	Pizhou City, Jiangsu Province, China	100%	Gingko cultivation
Globalink (Zhejiang) Bio-Technology Co. Ltd. (“Globalink Zhejiang”)	October 13, 2015	Ningbo City, Jiangsu Province, China	100%	Bio-technology research and development

Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amount of assets, liabilities and provisions, income and expenses and the disclosure of contingent assets and liabilities at the date of these financial statements. Estimates are used for, but not limited to, the selection of the useful lives of fixed assets, allowance for doubtful debt associated with accounts receivable, fair values, revenue recognition, and taxes. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent. Actual results may differ from these estimates.

Foreign currency translation

Functional and presentation currency

Items included in the financial statements of each of the Company’s subsidiaries are measured using the currency of the primary economic environment in which the subsidiary operates (“the functional currency”), which is the Chinese Renminbi (“RMB”) for Globalink Xuzhou and Globalink Zhejiang, and the Canadian dollar (“CAD”) for Oneworld. The consolidated financial statements are presented in United States dollar (“USD”), which is the functional currency of the parent company. The operating subsidiaries’ financial statements are prepared in its respective functional currencies before translating to the presentation currency which is the USD. The Company translates items in the statement of operations and comprehensive income (loss) using the average exchange rate for the year. Assets and liabilities are translated at the year-end rate. All resulting exchange differences are reported as a separate component of other comprehensive income (loss).

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Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuations where items are re-measured. Foreign exchange gains and losses resulting from settlement of such transactions and from the translation at period end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in profit or loss as a “foreign exchange (gain) loss”.

Growing crops

Gingko trees are valued at historical cost, which include all cultivation costs incurred for planting, growing and maintaining the gingko trees during a year other than the harvest season that lasts about 2 months. The cultivation costs include costs of land lease, equipment lease, equipment amortization, labour, consulting, fertilizer, materials and supplies, and other direct growing costs.

At the end of each reporting period, the Company reviews the carrying amounts of the growing crops to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). A reliable market price is usually available for mature gingko trees in China. Under certain circumstances, when a reliable market price is not available, the fair value of the growing crops is measured using the discounted expected future cash flow method. Under this method, expected future revenues less costs to complete and harvest is discounted to present value.

The growing crops will be amortized using the straight-line method over an estimated useful life of 5 years. The Company intends to sell all of the gingko trees after 5 years and replant seedlings in order to optimize the effective ingredients in leaves harvested from younger trees.

Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) and market value. Inventories as of March 31, 2016 consist of fertilizers. Inventories as of December 31, 2015 mainly consisted of gingko seeds which were planted in field in March 2016. The Company reviews its inventories regularly for possible obsolete goods and establishes reserves when determined necessary.

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Accounts receivable

Trade receivables are carried at original invoice amount. Accounts receivable are written off to bad debt expense using the direct write-off method. Receivables past due for more than 120 days are considered delinquent. Management determines uncollectible accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions and by using historical experience applied to an aging of accounts. Recoveries of trade receivables previously written off are recorded when received.

Fixed assets

Fixed assets are recorded at cost less accumulated amortization. Amortization of fixed assets is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Computer equipment	3 years
Lab equipment	3 years
Office furniture and fixtures	5 years
Storage	5 years
Agricultural machinery	4 years
Infrastructure	10 years

Fair value

The Company measures fair value in accordance with accounting guidance that defines fair value, provides guidance for measuring fair value and requires certain disclosures. The guidance also discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow) and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

–	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
–	Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.
–	Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

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The inputs used in the fair value measurement should be from the highest level available. In instances where the measurement is based on inputs from different levels of the fair value hierarchy, the fair value measurement will fall within the lowest level input that is significant to the fair value measurement in its entirety.

As at March 31, 2016, the Company’s financial instruments are comprised of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, amounts due to related parties, loan payable to related party and other current liabilities. Cash and cash equivalents are measured at fair value using Level 1 inputs. With the exception of cash and cash equivalents, all financial instruments held by the Company are measured at amortized cost. The fair values of these financial instruments approximate their carrying value due to their short-term maturities.

Goodwill

The Company recognizes goodwill in accordance with ASC 805 “Business Combinations”. Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any. The goodwill impairment test compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, goodwill of the reporting unit would be considered impaired. To measure the amount of the impairment loss, the implied fair value of a reporting unit's goodwill is compared to the carrying amount of that goodwill. If the carrying amount of a reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is indicated. The Company concluded that there were no indicators of impairment with respect to the Company's goodwill as of March 31, 2016.

Impairment reviews for long-lived assets

Long-lived assets such as property, equipment and goodwill are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable. When required impairment losses on assets to be held and used are recognized based on the fair value of the asset. The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required. If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets. The Company did not recognize any impairment losses for any periods presented.

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Revenue recognition

The Company recognizes revenue from its hotel booking services once the service is rendered and all the significant risks and rewards of the service have been transferred to the customer. As a result, revenue from hotel booking services are recognized when customers check in to the hotels. Amounts received from customers for services not yet rendered are included in other current liabilities as unearned revenue.

In accordance with the ASC 605 “Revenue Recognition”, the Company reports its revenue as an agent, on the net amount retained, which is the amount billed to a customer less the amount paid to a hotel.

During the three months ended March 31, 2016 and 2015, all revenue was derived from hotel booking services.

Research and development

Research and development costs are expensed as incurred. The costs primarily consist of consulting fees paid to the technical team for development and improvement of gingko cultivation methods. Research and development costs for the three months ended March 31, 2016 and 2015 were $8,796 and $Nil, respectively, and are included in general and administrative expenses.

Income taxes

The Company accounts for income taxes following the asset and liability method in accordance with ASC 740 “Income Taxes.” Under such method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The Company applies the accounting guidance issued to address the accounting for uncertain tax positions. This guidance clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements as well as provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years that the asset is expected to be recovered or the liability settled.

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Earnings (loss) per common share

Basic earnings (loss) per common share is determined by dividing earnings (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings (loss) per common share is determined by dividing earnings (loss) by the diluted weighted average number of shares outstanding. Diluted weighted average number of shares reflects the dilutive equity instruments, if any, of potentially dilutive common shares, such as stock options and warrants calculated using the treasury stock method. In periods with reported net operating losses, all common stock options and warrants are deemed anti-dilutive such that basic net loss per share and diluted net loss per share are equal. The 6,000,000 stock options outstanding as of March 31, 2016 were excluded from the calculation of diluted loss per common share for the three months ended March 31, 2016.

Stock-based compensation

The Company accounts for stock compensation with employees in accordance with ASC 718 “Compensation – Stock Compensation”, which recognizes awards at fair value on the date of grant and recognition of compensation over the service period for awards expected to vest. The fair value of stock options is determined using the Black-Scholes Option Pricing Model.

The Company accounts for stock compensation arrangements with non-employees in accordance with ASC 505-50 “Stock-Based Transactions with Nonemployees””, which requires that such equity instruments are recorded at their fair value on the measurement date. The measurement of share-based compensation is subject to periodic adjustment as the underlying instruments vest. The fair value of stock options is estimated using the Black-Scholes Option Pricing Model and the compensation charges are amortized over the vesting period.

Segment reporting

ASC 280 “Segment Reporting” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

As of March 31, 2016, the Company is organized into three main business segments: hotel booking services, gingko plantation cultivation and bio-technology research and development.

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Recent accounting pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued a comprehensive new revenue recognition standard for contracts with customers that will supersede most current revenue recognition guidance, including industry-specific guidance. The core principle of this standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this core principle, the standard provides a five-step analysis of transactions to determine when and how revenue is recognized. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. This guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The new standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. Early adoption is prohibited. The standard permits the use of either the retrospective or cumulative effect transition method. This guidance will be applicable to the Company at the beginning of its first quarter of fiscal year 2017. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2014, the FASB issued Accounting Standards Update 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance on determining when and how reporting entities must disclose going-concern uncertainties in their financial statements. The new standard requires management to perform interim and annual assessment of an entity’s ability to continue as a going concern within one year of the date of issuance of the entity’s financial statements (or within one year after the date on which the financial statements are available to be issued, when applicable). Further, an entity must provide certain disclosures if there is substantial doubt about the entity’s ability to continue as a going concern. The requirement is effective for annual periods ending after December 15, 2016, and interim periods thereafter. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

3. CASH AND CASH EQUIVALENTS

Cash of $366,204 (December 31, 2015 - $442,542) is held in China and is subject to local exchange control regulations. Chinese exchange control regulations provide for restrictions on exporting capital from China, other than through normal dividends. As at March 31, 2016, $15,502 (December 31, 2015 - $Nil) was held in a low-risk bank investment that can be withdrawn at any time.

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4. OTHER CURRENT ASSETS

The items comprising the Company’s other current assets are summarized below:

	March 31, 2016	December 31, 2015
	$	$
Deposits to hotels	23,338	22,564
Prepaid investor relations fees	68,000	—
Deposits for lab equipment	26,121	25,949
Deposits for construction work	43,109	—
Other deposits and receivables	62,979	30,693
Total other current assets	223,547	79,206

5. INVENTORIES

The items comprising the Company’s inventories are summarized below:

	March 31, 2016	December 31, 2015
	$	$
Gingko seeds	—	24,658
Fertilizer	1,352	555
Total inventories	1,352	25,213

6. ACCOUNTS RECEIVABLE

Accounts receivable consist of trade receivables from travel agents. There are no allowances for doubtful accounts recorded as at March 31, 2016 and December 31, 2015.

7. FIXED ASSETS

The item comprising the Company’s fixed assets are summarized below:

	March 31, 2016	December 31, 2015
	$	$
Computer equipment	7,230	26,903
Office furniture and fixtures	1,663	16,080
Agricultural machinery	47,569	44,879
Infrastructure	20,582	—
Lab equipment	1,109	1,109
Storage	1,102	1,102
	79,255	90,073
Less: accumulated amortization	(5,336)	(35,671)
	73,919	54,402

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8. CONSTRUCTION IN PROGRESS

Construction in progress consists of direct costs of infrastructure construction at the Company’s gingko plantation including roads, fencing, security, electricity and an irrigation system. Capitalization of these costs will cease and the construction in progress will be transferred to fixed assets when all the activities necessary to prepare the assets for their intended use are substantially completed. No amortization will be recorded until construction is completed and the facilities are put into use.

9. GROWING CROPS

Growing crops consist of direct cultivation costs incurred for planting, growing and maintaining the gingko trees.

	Gingko trees	Grape vines	Total
	$	$	$
Balance, December 31, 2014	—	—	—
Acquisition of seeds or seedlings	—	1,078	1,078
Amortization of agricultural machinery	1,040	—	1,040
Land lease	113,931	—	113,931
Labour	804	—	804
Materials	2,945	—	2,945
Machine operation	3,879	—	3,879
Miscellaneous	3,178	—	3,178
Technical consultants	5,313	—	5,313
Balance, December 31, 2015	131,090	1,078	132,168
Acquisition of seeds or seedlings	24,857	—	24,857
Amortization of agricultural machinery	3,022	—	3,022
Fertilizer	69,899	—	69,899
Labour	3,645	324	3,969
Materials	2,600	185	2,785
Machine operation	9,128	—	9,128
Miscellaneous	2,487	—	2,487
Technical consultants	9,111	153	9,264
Balance, March 31, 2016	255,839	1,740	257,579

10. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities mainly consist of trade payables to hotels and travel service suppliers.

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11. OTHER CURRENT LIABILITIES

The items comprising the Company’s other current liabilities are summarized below:

	March 31, 2016	December 31, 2015
	$	$
Unearned revenue	19,310	7,650
Taxes payable	—	1,655
Total other current liabilities	19,310	9,305

12. TRANSACTIONS WITH RELATED PARTIES

During the three months ended March 31, 2016, the Company paid or accrued management fees of $9,000 (2015 - $9,000) to a company controlled by a director and Corporate Secretary and $6,000 (2015 - $6,000) to a company controlled by a director and Chief Financial Officer. As of March 31, 2016, $5,000 of accrued management fees was owing to them.

In January 2016, the Chief Executive Officer of the Company loaned an amount of $232,530 to Globalink Xuzhou. The loan is non-interest bearing, unsecured, and has no fixed terms of repayment.

On September 16, 2015, 5,250,000 stock options were granted to directors and officers with a total fair value of $260,439 at the date of grant, $45,389 of which was amortized and recorded in the statement of loss and comprehensive loss during the three months ended March 31, 2016 (2015 -$Nil).

13. SHAREHOLDERS’ EQUITY

Share capital

Authorized

- 500,000,000 common voting shares with a par value of $0.0002 per share.

Issued and outstanding

As of March 31, 2016, the Company has 45,585,000 shares (December 31, 2015 – 43,585,000) issued and outstanding.

During the three months ended March 31, 2016:

In February 2016, the Company issued 2,000,000 common shares (valued at $80,000) pursuant to an investor relations contract with a defined term to December 31, 2016.

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During the year ended December 31, 2015:

In September 2015, the Company issued 1,100,000 common shares to an arm’s length party for total proceeds of $110,000 ($0.10 per share).

Stock options

The Company adopted a Stock Awards Plan under which it is authorized to grant options to directors, employees and consultants, to acquire up to 6,000,000 common shares. The exercise price of each option is based on the market price of the Company's stock for a period preceding the date of grant. The options can be granted for a maximum term of 5 years and the vesting terms of the options are determined by the board of directors at the time of grant.

On September 16, 2015, 6,000,000 stock options were granted to directors, officers and consultants with an exercise price of $0.075 expiring on September 16, 2020, 10% of the options vest as of the grant date, with the remaining 90% vesting at a rate of 15% every six months thereafter. The Company uses the Black-Scholes Option Pricing Model to determine the fair value of options granted. The fair value of the stock options granted was $297,645 ($0.0496 per option), of which $51,873 was amortized and recorded and expensed during the three months ended March 31, 2016.

The fair value of the stock options granted was determined using the following assumptions:

Year ended December 31, 2015
Risk free interest rate	1.44%
Volatility	242.72%
Expected life of options	5 years
Dividend rate	0%
Expected forfeiture rate	0%

Stock option transactions are summarized as follows:

	Number of Options	Weighted Average Exercise Price	Aggregate Intrinsic Values

Balance, December 31, 2014	—	$—	$—
Granted	6,000,000	0.075

Balance, at December 31, 2015 and March 31, 2016	6,000,000	$0.075	$—
Exercisable, at December 31, 2015 and March 31, 2016	600,000	$0.075	$—

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As at March 31, 2016, the following incentive stock options are outstanding:

Number of Options	Exercise Price	Expiry Date
6,000,000	$0.075	September 16, 2020

14. REVENUE

The Company reports its revenue as an agent on a net basis. The following table shows the gross amount the Company received from customers and the booking costs during the three months ended March 31, 2016 and 2015:

For the period ended	March 31, 2016	March 31, 2015
	$	$
Gross amount received	348,621	515,874
Costs	(315,525)	(443,953)
Revenue	33,096	71,921

15. COMMITMENT

Research and development agreement

The Company entered into a Technology Development Service Agreement (the “Technology Agreement”) in January 2016 with Zhejiang Pharmaceutical College (the “College”) with a term of 3 years. Pursuant to the Technology Agreement, the College will conduct research and development on induction of callus of gingko leaves and extraction, and identification of flavone and lactone therefrom on the Company’s behalf. As consideration, the Company shall pay the College an annual research fee of RMB100,000 ($15,400) (RMB100,000 paid in March 2016) and monthly consulting fees to professors and staff.

Farmland lease agreements

The Company leased about 100 acres of farmland in Pizhou City, Jiangsu Province, China from local individual farmers for a period from October 2015 to August 2027. The lease fees may be renegotiated.

Year	2016	2017	2018	2019	2020-2027
Amount	114,000	114,000	114,000	114,000	912,000

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16. SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

During the three months ended March 31, 2016, the Company had the following non-cash transactions:

a) transferred $20,582 of completed work from construction in progress to fixed assets;

b) transferred $24,857 of gingko seeds from inventories to growing crops after completing seeding in March 2016;

c) included $3,022 of amortization of agricultural machinery into growing crops;

d) issued 2,000,000 common shares (valued at $80,000) pursuant to an investor relations contract; and

e) included $24,029 of construction in progress in accounts payable and accrued liabilities at March 31, 2016.

There were no significant non-cash transactions during the three months ended March 31, 2015.

17. SEGMENTED INFORMATION

The Company formerly operated in one business segment: hotel booking services. Accordingly, the Company did not have separately reportable segments in previous periods. In September 2015, the Company started to develop a gingko plantation cultivation business in China. In October 2015, the Company incorporated Globalink Zhejiang, whose business is to research and develop technologies in relation to gingko trees and other economic plants.

As of March 31, 2016, management of the Company has determined that the Company is organized into three main business segments: hotel booking services, gingko plantation cultivation and bio-technology research and development.

The table below provides information regarding the Company’s identified segments for the three months ended March 31, 2016:

	Hotel booking	Gingko plantation	Research and development	Totals
Revenue	$33,096	$—	$—	$33,096
Operating loss	$(14,353)	$(144,574)	$(26,905)	$(185,832)
Fixed assets	$—	$72,037	$1,882	$73,919
Construction in progress	$—	$86,159	$—	$86,159
Growing crops	$—	$257,579	$—	$257,579

18. SUBSEQUENT EVENTS

On May 13, 2016, the Company filed Form S-1 with the Securities and Exchange Committee (“SEC”), pursuant to which the Company intends to offer a maximum of 20,000,000 common shares at a price of $0.25 per share for a maximum gross proceeds of $5,000,000 on a best efforts basis.

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Report of Independent Registered Public Accounting Firm

To the Shareholders and Directors of

Globalink, Ltd.

We have audited the accompanying consolidated financial statements of Globalink, Ltd. (the “Company”), which comprise the consolidated balance sheets of Globalink, Ltd. as of December 31, 2015 and 2014, and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity, and cash flows for the years ended December 31, 2015 and 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Globalink, Ltd. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years ended December 31, 2015 and 2014 in conformity with accounting principles generally accepted in the United States of America.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Professional Accountants

March 30, 2016

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GLOBALINK, LTD. and Subsidiaries

Consolidated Balance Sheets

December 31, 2015 and 2014

(Expressed in U.S. Dollars)

	2015	2014
	$	$

Assets
Current assets
Cash (note 3)	758,355	1,236,137
Accounts receivable (note 6)	92,464	120,299
Other current assets (note 4)	79,206	28,821
Total current assets	930,025	1,385,257

Inventories (note 5)	25,213	—
Construction in progress (note 8)	12,884	—
Growing crops (note 9)	132,168	—
Fixed assets (note 7)	54,402	3,531
Goodwill	274,449	274,449
Total assets	1,429,141	1,663,237
Liabilities
Current liabilities
Accounts payable and accrued liabilities (note 10)	338,073	483,706
Other current liabilities (note 11)	9,305	8,088
Total current liabilities	347,378	491,794

Shareholders’ equity
Common shares, $0.0002 par value; Authorized - 500,000,000 common shares; shares issued and outstanding – 43,585,000 (December 31, 2014 – 42,485,000) (note 13)	8,717	8,497
Additional paid-in-capital (note 13)	1,660,415	1,459,703
Accumulated other comprehensive loss	(20,013)	(7,691)
Deficit	(567,356)	(289,066)
Total shareholders’ equity	1,081,763	1,171,443
Total liabilities and shareholders’ equity	1,429,141	1,663,237

Nature of operations (note 1)

Commitment (note 15)

Subsequent event (note 18)

The notes to the consolidated financial statements are an integral part of these statements

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GLOBALINK, LTD. And Subsidiaries

Consolidated Statements of Operations

For the year ended December 31, 2015 and 2014

(Expressed in U.S. Dollars)

	2015	2014
	$	$

Revenue (note 14)	305,651	346,784
General and administrative expenses
Accounting and legal	51,442	55,467
Amortization (note 7)	4,072	1,398
Director and management fees (note 12)	60,000	43,974
Foreign exchange loss (gain)	(9,357)	17,226
Research and development	2,885	—
Rent	26,106	19,340
Salaries and benefits	249,384	243,299
Stock-based compensation (notes 12 and 13)	90,932	—
Telephone	6,292	5,805
Travel	33,346	10,671
Transfer agent and filing fees	18,688	21,610
Other general and administrative expenses	50,151	42,236
Total general and administrative expenses	(583,941)	(461,026)

Loss before income taxes	(278,290)	(114,242)

Income taxes (note 16)	—	—

Net loss for the year	(278,290)	(114,242)

Other comprehensive income (loss)
Exchange difference on translating foreign operations	(12,322)	1,612
Comprehensive loss	(290,612)	(112,630)
Basic and diluted weighted average number of common shares outstanding	42,870,753	32,285,274
Basic and diluted loss per common share	(0.00)	(0.00)

The notes to the consolidated financial statements are an integral part of these statements

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GLOBALINK, LTD. And Subsidiaries

Consolidated Statements of Changes in Shareholders' Equity

(Expressed in U.S. Dollars)

	Common shares		Additional paid-in-capital	Accumulated other comprehensive income (loss)	Deficit	Total
	#	$	$	$	$	$
December 31,2013	24,785,000	4,957	403,243	(9,303)	(174,824)	224,073
Private placements	17,700,000	3,540	1,056,460	—	—	1,060,000
Net loss for the year	—	—	—	—	(114,242)	(114,242)
Foreign currency translation difference	—	—	—	1,612	—	1,612
December 31, 2014	42,485,000	8,497	1,459,703	(7,691)	(289,066)	1,171,443
Private placements	1,100,000	220	109,780	—	—	110,000
Stock-based compensations	—	—	90,932	—	—	90,932
Net loss for the year	—	—	—	—	(278,290)	(278,290)
Foreign currency translation difference	—	—	—	(12,322)	—	(12,322)
December 31, 2015	43,585,000	8,717	1,660,415	(20,013)	(567,356)	1,081,763

The notes to the consolidated financial statements are an integral part of these statements

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GLOBALINK, LTD.

Consolidated Statements of Cash Flows

For the year ended December 31, 2015 and 2014

(Expressed in U.S. Dollars)

	2015	2014
	$	$

Cash provided by (used in):
Operating activities
Net loss for the year	(278,290)	(114,242)
Non-cash items:
Amortization	4,072	1,398
Stock-based compensation	90,932	—
Changes in non-cash working capital:
Decrease in accounts receivable	9,116	57,058
(Increase) Decrease in other current assets	(54,563)	4,475
Decrease in accounts payable and accrued liabilities	(67,800)	(96,083)
Increase (Decrease) in other current liabilities	2,742	(12,358)
Total cash used in operating activities	(293,791)	(159,752)
Investing activities
Acquisition of fixed assets	(58,273)	(145)
Inventories	(26,244)	—
Construction in progress	(13,411)	—
Growing crops	(137,575)	—
Total cash used in investing activities	(235,503)	(145)
Financing activities
Repayment to shareholders	—	(62,297)
Proceeds from share issuance	110,000	1,050,000
Total cash provided by financing activities	110,000	987,703
Increase (decrease) in cash	(419,294)	827,806
Effect of exchange rate changes on balance of cash held in foreign currencies	(58,488)	(17,757)
Cash, beginning of the year	1,236,137	426,088
Cash, end of the year	758,355	1,236,137
Supplemental information on cash flows
Income taxes paid	—	—
Interest paid	—	—

There were no non-cash investing or financing activities during the years ended December 31, 2015 and 2014.

The notes to the consolidated financial statements are an integral part of these statements

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GLOBALINK LTD. And Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2015

(Expressed in U.S. Dollars)

1. NATURE OF OPERATIONS

Globalink, Ltd. (the “Company”) was incorporated in the State of Nevada on February 3, 2006. The Company has focused its efforts on internet hotel booking services and has developed a proprietary online hotel booking program for connecting users with available rooms in hotels across the world. In order to gain the access to hotels, the Company acquired OneWorld Hotel Destination Service Inc. (“OneWorld”) in Vancouver, British Columbia, Canada on October 31, 2008. OneWorld is a hotel booking company which has established relationships with major hotel chains. As a result of the acquisition, OneWorld became a wholly-owned subsidiary of the Company and goodwill of $274,449 was recognized on completion of the acquisition.

On May 4, 2014, the Company entered into a joint venture agreement (the “Agreement”) with Shizhen Bio-Technology Co., Ltd. (“Shizhen Biotech”) in Jiangsu Province, China. On May 22, 2014, Globalink (Xuzhou) Bio-Technology Co., Ltd. (“Globalink Xuzhou”) was incorporated in Pizhou City, Jiangsu Province, China pursuant to the Agreement. Globalink Xuzhou will have total registered capital of $10,000,000, $8,000,000 of which will be invested by the Company to earn an 80% interest, with the remaining $2,000,000 being invested by Shizhen Biotech to earn the remaining 20%. Globalink Xuzhou will be involved in the business of biological sciences and technology research, biological technology popularization services, and fruit and vegetable distribution. Currently, Globalink Xuzhou will continue to focus on gingko cultivation and extraction. In August 2015, the Company transferred $500,000 to Globalink Xuzhou to start developing a gingko plantation in Pizhou City, Jiangsu Province. The Company transferred an additional $300,000 in October 2015. As at December 31, 2015, the Company owns 100% of Globalink Xuzhou.

On October 13, 2015, the Company incorporated a wholly-owned subsidiary, Globalink (Zhejiang) Bio-Technology Co. Ltd. (“Globalink Zhejiang”) in Ningbo City, Jiangsu Province, China. Globalink Zhejiang will be involved in the research and development, cultivation, extraction, and application of gingko trees and other economic plants. Globalink Xuzhou transferred RMB800,000 ($123,200) to Globalink Zhejiang in October 2015 to start its operations.

2. SIGNIFICANT ACCOUNTING POLICIES

Statement of presentation

These consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”).

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Continuance of operation

These consolidated financial statements prepared in conformity with US GAAP contemplate continuation of the Company as a going concern. As of December 31, 2015, the Company has an accumulated deficit of $567,356 since inception. Its ability to continue as a going concern depends upon whether it develops profitable operations and continues to raise adequate financing. However, management believes that the Company has sufficient working capital to meet its projected minimum financial obligations for the next fiscal year. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Consolidation

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. Subsidiaries are the entities controlled by the Company. All inter-company transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation.

The subsidiaries are consolidated from the date on which control is transferred to the Company and will cease to be consolidated from the date on which control is transferred out of the Company.

Details of the Company’s subsidiaries are as follows:

Name	Date of incorporation or acquisition	Location	Ownership	Principal activities
OneWorld Hotel Destination Service Inc. (“OneWorld”)	October 31, 2008	Vancouver, Canada	100%	Hotel booking
Globalink (Xuzhou) Bio-Technology Co., Ltd. (“Globalink Xuzhou”)	May 22, 2014	Pizhou city, Jiangsu Province, China	100%	Gingko cultivation
Globalink (Zhejiang) Bio-Technology Co. Ltd. (“Globalink Zhejiang”)	October 13, 2015	Ningbo city, Jiangsu Province, China	100%	Bio-technology research and development

Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amount of assets, liabilities and provisions, income and expenses and the disclosure of contingent assets and liabilities at the date of these financial statements. Estimates are used for, but not limited to, the selection of the useful lives of fixed assets, allowance for doubtful debt associated with accounts receivable, fair values, revenue recognition, and taxes. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent. Actual results may differ from these estimates.

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Foreign currency translation

Functional and presentation currency

Items included in the financial statements of each of the Company’s subsidiaries are measured using the currency of the primary economic environment in which the subsidiary operates (“the functional currency”), which is the Chinese Renminbi (“RMB”) for Globalink Xuzhou and Globalink Zhejiang, and the Canadian dollar (“CAD”) for Oneworld. The consolidated financial statements are presented in United States dollar (“USD”), which is the functional currency of the parent company. The operating subsidiaries’ financial statements are prepared in its respective functional currencies before translating to the presentation currency which is the USD. The Company translates items in the statement of loss and comprehensive loss using the average exchange rate for the year. Assets and liabilities are translated at the year-end rate. All resulting exchange differences are reported as a separate component of other comprehensive income (loss).

Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuations where items are re-measured. Foreign exchange gains and losses resulting from settlement of such transactions and from the translation at period end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the profit or loss in “foreign exchange (gain) loss”.

Growing crops

Gingko trees are valued at historical cost, which include all cultivation costs incurred for planting, growing and maintaining the gingko trees during a year other than the harvest season that lasts about two months. The cultivation costs include costs of land lease, equipment lease, equipment amortization, labour, consulting, fertilizer, materials and supplies, and other direct growing costs.

At the end of each reporting period, the Company reviews the carrying amounts of the growing crops to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). A reliable market price is usually available for mature gingko trees in China. Under certain circumstances, when a reliable market price is not available, the fair value of the growing crops is measured using the discounted expected future cash flow method. Under this method, expected future revenues less costs to complete and harvest is discounted to present value.

The growing crops will be amortized using the straight-line method over an estimated useful life of 5 years. The Company intends to sell all of the gingko trees after 5 years and replant seedlings in order to optimize the effective ingredients in leaves harvested from younger trees.

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Inventories

Inventory is valued at the lower of cost (determined on a weighted average basis) and market value. Inventories as of December 31, 2015 mainly consist of gingko seeds to be planted during the first quarter of 2016. The Company reviews its inventories regularly for possible obsolete goods and establishes reserves when determined necessary.

Accounts receivable

Trade receivables are carried at original invoice amount. Accounts receivable are written off to bad debt expense using the direct write-off method. Receivables past due for more than 120 days are considered delinquent. Management determines uncollectible accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions and by using historical experience applied to an aging of accounts. Recoveries of trade receivables previously written off are recorded when received.

Fixed assets

Fixed assets are recorded at cost less accumulated amortization. Amortization of fixed assets is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Computer equipment	3 years
Lab equipment	3 years
Office furniture and fixtures	5 years
Storage	5 years
Agricultural machinery	4 years

Fair value

The Company measures fair value in accordance with accounting guidance that defines fair value, provides guidance for measuring fair value and requires certain disclosures. The guidance also discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow) and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

-	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
-	Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.
-	Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

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The inputs used in the fair value measurement should be from the highest level available. In instances where the measurement is based on inputs from different levels of the fair value hierarchy, the fair value measurement will fall within the lowest level input that is significant to the fair value measurement in its entirety.

As at December 31, 2015, the Company’s financial instruments are comprised of cash, accounts receivable, accounts payable and accrued liabilities and other current liabilities. Cash is measured at fair value using Level 1 inputs. With the exception of cash, all financial instruments held by the Company are measured at amortized cost. The fair values of these financial instruments approximate their carrying value due to their short-term maturities.

Goodwill

The Company recognizes goodwill in accordance with ASC 805 “Business Combination”. Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any. The goodwill impairment test compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, goodwill of the reporting unit would be considered impaired. To measure the amount of the impairment loss, the implied fair value of a reporting unit's goodwill is compared to the carrying amount of that goodwill. If the carrying amount of a reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is indicated. The Company concluded that there were no indicators of impairment with respect to the Company's goodwill as of December 31, 2014 and 2015.

Impairment reviews for long-lived assets

Long-lived assets such as property, equipment and goodwill are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable. When required impairment losses on assets to be held and used are recognized based on the fair value of the asset. The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required. If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets. The Company did not recognize any impairment losses for any periods presented.

Revenue recognition

The Company recognizes revenue from its hotel booking services once the service is rendered and all the significant risks and rewards of the service have been transferred to the customer. As a result, revenue from hotel booking services are recognized when customers check in to the hotels. Amounts received from customers for services not yet rendered are included in other current liabilities as unearned revenue.

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In accordance with the ASC 605 “Revenue Recognition”, the Company reports its revenue as an agent, on the net amount retained, which is the amount billed to a customer less the amount paid to a hotel.

During the years ended December 31, 2015 and 2014, all revenue was derived from hotel booking services.

Research and development

Research and development costs are expensed as incurred. The costs primarily consist of consulting fees paid to the technical team for development and improvement of gingko cultivation methods. Research and development costs for the years ended December 31, 2015 and 2014 were $2,885 and $Nil, respectively, and are included in general and administrative expenses.

Income taxes

The Company accounts for income taxes following the asset and liability method in accordance with ASC 740 “Income Taxes.” Under such method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The Company applies the accounting guidance issued to address the accounting for uncertain tax positions. This guidance clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements as well as provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years that the asset is expected to be recovered or the liability settled.

Earnings (loss) per common share

Basic earnings (loss) per common share is determined by dividing earnings (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings (loss) per common share is determined by dividing earnings (loss) by the diluted weighted average number of shares outstanding. Diluted weighted average number of shares reflects the dilutive equity instruments, if any, of potentially dilutive common shares, such as stock options and warrants calculated using the treasury stock method. In periods with reported net operating losses, all common stock options and warrants are deemed anti-dilutive such that basic net loss per share and diluted net loss per share are equal. The 6,000,000 stock options outstanding as of December 31, 2015 were excluded from the calculation of diluted loss per common share for the year ended December 31, 2015.

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Stock-based compensation

The Company accounts for stock compensation with employees in accordance with ASC 718 “Compensation – Stock Compensation”, which recognizes awards at fair value on the date of grant and recognition of compensation over the service period for awards expected to vest. The fair value of stock options is determined using the Black-Scholes Option Pricing Model.

The Company accounts for stock compensation arrangements with non-employees in accordance with ASC 505-50 “Stock-Based Transactions with Nonemployees””, which requires that such equity instruments are recorded at their fair value on the measurement date. The measurement of share-based compensation is subject to periodic adjustment as the underlying instruments vest. The fair value of stock options is estimated using the Black-Scholes Option Pricing Model and the compensation charges are amortized over the vesting period

Segment reporting

ASC 280 “Segment Reporting” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

As of December 31, 2015, the Company is organized into three main business segments: hotel booking services, gingko plantation cultivation and bio-technology research and development.

Recent accounting pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued a comprehensive new revenue recognition standard for contracts with customers that will supersede most current revenue recognition guidance, including industry-specific guidance. The core principle of this standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this core principle, the standard provides a five-step analysis of transactions to determine when and how revenue is recognized. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. This guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The new standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. Early adoption is prohibited. The standard permits the use of either the retrospective or cumulative effect transition method. This guidance will be applicable to the Company at the beginning of its first quarter of fiscal year 2017. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

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In August 2014, the FASB issued Accounting Standards Update 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance on determining when and how reporting entities must disclose going-concern uncertainties in their financial statements. The new standard requires management to perform interim and annual assessment of an entity’s ability to continue as a going concern within one year of the date of issuance of the entity’s financial statements (or within one year after the date on which the financial statements are available to be issued, when applicable). Further, an entity must provide certain disclosures if there is substantial doubt about the entity’s ability to continue as a going concern. The requirement is effective for annual periods ending after December 15, 2016, and interim periods thereafter. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

3. CASH

Cash of $442,542 is held in China and is subject to local exchange control regulations. Chinese exchange control regulations provide for restriction on exporting capital from China, other than through normal dividends.

4. OTHER CURRENT ASSETS

The items comprising the Company’s other current assets are summarized below:

	December 31, 2015	December 31, 2014
	$	$
Deposits to hotels	22,564	23,021
Deposits for lab equipment	25,949	—
Other deposits and receivables	30,693	5,800
Total other current assets	79,206	28,821

5. INVENTORIES

As of December 31, 2015 and 2014, inventories consisted of the following:

	December 31, 2015	December 31, 2014
	$	$
Gingko seeds	24,658	—
Fertilizer	555	—
Total inventories	25,213	—

6. ACCOUNTS RECEIVABLE

Accounts receivables consist of trade receivables from travel agents. There are no allowances for doubtful accounts recorded as at December 31, 2014 and 2015.

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7. FIXED ASSETS

Fixed assets consisted of the following as of December 2015 and 2014:

	December 31, 2015	December 31, 2014
	$	$
Computer equipment	26,903	19,673
Office furniture and fixtures	16,080	14,417
Agricultural machinery	44,879	—
Lab equipment	1,109	—
Storage	1,102	—
	90,073	34,090
Less: accumulated amortization	(35,671)	(30,559)
	54,402	3,531

For the year ended December 31, 2015, an amortization expense of $1,040 (2014 - $Nil) was recognized and capitalized as costs associated with the Company’s growing crops and $4,072 (2014 - $1,398) was recorded to the statement of loss and comprehensive loss.

8. CONSTRUCTION IN PROGRESS

Construction in progress consists of direct costs of infrastructure construction at the Company’s gingko plantation including roads, fencing, security, electricity and an irrigation system. Capitalization of these costs will cease and the construction in progress will be transferred to fixed assets when all the activities necessary to prepare the assets for their intended use are substantially completed. No amortization will be recorded until construction is completed and the facilities are put into use.

8. GROWING CROPS

Growing crops consisted of direct cultivation costs incurred for planting, growing and maintaining the gingko trees.

	Gingko trees	Grape vine	Total
	$	$	$
Balance, December 31, 2013 and 2014	—	—	—
Acquisition of seeds or seedlings	—	1,078	1,078
Amortization of agricultural machine	1,040	—	1,040
Land lease	113,931	—	113,931
Labour	804	—	804
Materials	2,945	—	2,945
Machine operation	3,879	—	3,879
Miscellaneous	3,178	—	3,178
Technical consultants	5,313	—	5,313
Balance, December 31, 2015	131,090	1,078	132,168

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10. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities mainly consist of trade payables to hotels and travel service suppliers.

11. OTHER CURRENT LIABILITIES

The items comprising the Company’s other current liabilities are summarized below:

	December 31, 2015	December 31, 2014
	$	$
Unearned revenue	7,650	7,881
Taxes payable	1,655	207
Total other current liabilities	9,305	8,088

12. TRANSACTIONS WITH RELATED PARTIES

During the year ended December 31, 2015, the Company paid or accrued management fees of $36,000 (2014 - $20,658) to a company controlled by a director and Corporate Secretary and $24,000 (2014 - $Nil) to a company controlled by a director and Chief Financial Officer. As of December 31, 2015, $5,000 (December 31, 2014 - $Nil) of accrued management fees were included in accounts payable and accrued liabilities.

During the year ended December 31, 2015, the Company paid or accrued director and management fees of $Nil (2014 - $23,316) to two former directors of the Company.

On September 16, 2015, 5,250,000 stock options were granted to directors and officers with a total fair value of $260,439 at the date of grant, $79,566 of which was amortized and recorded in the statement of loss and comprehensive loss during the year ended December 31, 2015.

13. SHAREHOLDERS’ EQUITY

Share capital

Authorized

-	500,000,000 common voting shares with a par value of $0.0002 per share.

Issued and outstanding

As of December 31, 2015, the Company has 43,585,000 shares (2014 – 42,485,000) issued and outstanding.

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During the year ended December 31, 2015:

In September 2015, the Company issued 1,100,000 common shares to an arm’s length party for total proceeds of $110,000 ($0.10 per share).

During the year ended December 31, 2014:

In June 2014, the Company issued 12,000,000 common shares to two new directors for proceeds of $700,000. The Company also issued 200,000 common shares to an arm’s length party for $10,000 of share subscriptions received during the year ended December 31, 2012.

In August 2014, the Company issued 1,500,000 common shares to an arm’s length party for total proceeds of $150,000 ($0.15 per share).

In December 2014, the Company issued 4,000,000 common shares to an arm’s length party for total proceeds of $200,000 ($0.05 per share).

Stock options

The Company adopted a Stock Awards Plan under which it is authorized to grant options to directors, employees and consultants, to acquire up to 6,000,000 common shares. The exercise price of each option is based on the market price of the Company's stock for a period preceding the date of grant. The options can be granted for a maximum term of 5 years and the vesting terms of the options are determined by the board of directors at the time of grant.

On September 16, 2015, 6,000,000 stock options were granted to directors, officers and consultants with an exercise price of $0.075 expiring on September 16, 2020, 10% of the options vest as of the grant date, with the remaining 90% vesting at a rate of 15% every six months thereafter. The Company uses the Black-Scholes Option Pricing Model to determine the fair value of options granted. The fair value of the stock options granted was $297,645 ($0.0496 per option), of which $90,932 was amortized and recorded and expensed during the year ended December 31, 2015.

The fair value of the stock options granted was determined using the following assumptions:

Year ended December 31, 2015
Risk free interest rate	1.44%
Volatility	242.72%
Expected life of options	5 years
Dividend rate	0%
Expected forfeiture rate	0%

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Stock option transactions are summarized as follows:

	Number of Options	Weighted Average Exercise Price	Aggregate Intrinsic Values

Balance, December 31, 2013 and 2014	—	$—	$—
Granted	6,000,000	0.075

Balance, at December 31, 2015	6,000,000	$0.075	$—
Exercisable, at December 31, 2015	600,000	$0.075	$—

As at December 31, 2015, the following incentive stock options are outstanding:

Number of Options	Exercise Price	Expiry Date
6,000,000	$0.075	September 16, 2020

14. REVENUE

The Company reports its revenue as an agent on a net basis. The following table shows the gross amount the Company received from customers and the booking costs during the years ended December 31, 2014 and 2015:

For the year ended	December 31, 2015	December 31, 2014
	$	$
Gross amount received	2,716,035	3,148,970
Costs	(2,410,384)	(2,802,186)
Revenue	305,651	346,784

15. COMMITMENT

The Company entered into a Technology Development Service Agreement (the “Technology Agreement”) in January 2016 with Zhejiang Pharmaceutical College (the “College”) with a term of three years. Pursuant to the Technology Agreement, the College will conduct research and development on induction of callus of gingko leaves and extraction, and identification of flavone and lactone therefrom on the Company’s behalf. As consideration, the Company will pay the College an annual research fee of RMB100,000 ($15,400) and monthly consulting fees.

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16. SEGMENTED INFORMATION

The Company formerly operated in one business segment: hotel booking services. Accordingly, the Company did not have separately reportable segments in previous periods. In September 2015, the Company started to develop a gingko plantation cultivation business in China. In October 2015, the Company incorporated Globalink Zhejiang, whose business is to research and develop technologies in relation to gingko trees and other economic plants.

As of December 31, 2015, management of the Company has determined that the Company is organized into three main business segments: hotel booking services, gingko plantation cultivation and bio-technology research and development.

The table below provides information regarding the Company’s identified segments for the year ended December 31, 2015:

	Hotel booking	Gingko plantation	Research and development	Totals
Revenue	$305,651	$—	$—	$305,651
Operating loss	$(119,069)	$(143,529)	$(15,692)	$(278,290)
Fixed assets	$—	$52,355	$2,047	$54,402
Construction in progress	$—	$12,884	$—	$12,884
Growing crops	$—	$132,168	$—	$132,168

17. INCOME TAXES

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

For the years ended December 31,	2015	2014
	$	$
Loss before taxes	(278,290)	(114,242)
Expected income tax expenses	(72,000)	(30,000)
Adjustment of prior year income tax expense	-	(2,000)
	29,000	4,000
Carry back of current year expense income tax expense	80,000	41,000
Change in statutory, foreign exchange rates and other	-	(4,000)
Change in unrecognized deductible temporary differences	(37,000)	(9,000)
Total income tax expense	—	—

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The significant components of the Company’s unrecorded deferred tax assets and liabilities are as follows:

	December 31, 2015	December 31, 2014
Deferred tax assets	$	$
Property and equipment	—	1,000
Goodwill	(50,000)	(44,000)
Non-capital losses available for future periods	159,000	72,000
Unused deferred tax assets	109,000	29,000

The significant components of the Company’s temporary differences and unused tax losses are as follows:

	December 31, 2015	Expiry date range	December 31, 2014	Expiry date range
Temporary Differences
Property and equipment	$1,000	No expiry date	$2,000	No expiry date
Non-capital losses available for future periods – United States, Canada, China	$343,000	2028-2035	$212,000	. 2028-2034

As at December 31, 2015, the Company has non-capital losses from its United States operations of $270,000 (2014 - $84,000) expiring between 2028 and 2035, non-capital losses from its Canadian operations of $Nil (2014 - $Nil), and non-capital losses from its Chinese operations of $73,000 (2014- $Nil) expiring in 2020.

Tax attributes are subject to review, and potential adjustment, by tax authorities.

Taxes of the Chinese subsidiaries

Under Article 27 of the Law of China on Enterprises Income Tax and Article 15 of the provisional regulations of China on Value Added Tax (“VAT”), Globalink Xuzhou does not pay income tax or VAT, in its business of gingko tree cultivation and sales of gingko leaves as a traditional Chinese medicine.

Globalink Zhejiang is involved in bio-technology research and development. The Company will apply for certain tax benefits or government grants on project by a project base. The amount cannot be determined until the application is approved and benefit is granted.

18. SUBSEQUENT EVENT

In February 2016, the Company issued 2,000,000 common shares to an investor relationship company for marketing work.

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GLOBALINK, LTD.

20,000,000 Shares of

Common Stock

PROSPECTUS

August 2, 2016

Until August 30, 2016, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.